Exhibit 2.1

BUSINESS COMBINATION AGREEMENT

by and among

Coliseum Acquisition Corp.,

RAIN ENHANCEMENT TECHNOLOGIES HOLDCO, INC.,

rainwater MERGER SUB 1, INC.,

RAINWATER MERGER SUB 2, InC.

AND

Rain Enhancement Technologies, Inc.

Dated as of June 25, 2024

SCHEDULES AND EXHIBITS

Schedules
Schedule A	Company Disclosure Schedule
Schedule B	SPAC Disclosure Schedule

Exhibits
Exhibit A	Form of Holdco A&R Articles
Exhibit B	Form of Holdco A&R Bylaws
Exhibit C	Sponsor Support Agreement
Exhibit D	Company Support Agreement
Exhibit E	Form of Lock-Up Agreement
Exhibit F	Form of Registration Rights Agreement
Exhibit G	Form of Warrant Assumption Agreement

BUSINESS COMBINATION AGREEMENT

This Business Combination Agreement (this “Agreement”), dated as of June 25, 2024, is entered into by and among Coliseum Acquisition Corp., a Cayman Islands exempted company (the “SPAC”), Rain Enhancement Technologies Holdco, Inc., a Massachusetts corporation (“Holdco”), Rainwater Merger Sub 1, Inc., a Cayman Islands exempted company and wholly-owned subsidiary of Holdco (“Merger Sub 1”), Rainwater Merger Sub 2, Inc., a Massachusetts corporation and wholly-owned subsidiary of Holdco (“Merger Sub 2” and together with Merger Sub 1, the “Merger Subs”), and Rain Enhancement Technologies, Inc., a Massachusetts corporation (the “Company”). Each of the SPAC, Holdco, the Merger Subs, and the Company are herein referred to individually as a “Party” and, collectively, as the “Parties.”

Recitals

WHEREAS, (a) the Company is engaged in, or intends to engage in, the research and development, manufacture, marketing, sale and other exploitation of products, services or solutions in the field of weather modification (including rainfall generation, snowfall generation, cloud coverage and fog reduction), (b) the SPAC is a special purpose acquisition company formed for the purpose of effecting a merger, share reconstruction or amalgamation, asset or share acquisition, exchangeable share transaction, reorganization, contractual control arrangement or similar type of transaction with one or more businesses (a “Business Combination”), (c) Holdco is a newly formed, wholly owned, direct subsidiary of the Company that was formed for the purpose of consummating the transactions contemplated by this Agreement and the Ancillary Agreements to which it is or will be a party, and (d) the Merger Subs are each newly formed, wholly owned, direct subsidiaries of Holdco that were formed for the purposes of consummating the transactions contemplated by this Agreement and the Ancillary Agreements to which they are or will be parties;

WHEREAS, upon recommendation of the transaction committee of the board of directors of the SPAC (the “SPAC Board”), the SPAC Board has (with Mr. Harry You abstaining) (i) determined that the transactions contemplated hereby (including the Mergers and the Dual Class Structure) and contemplated by the Ancillary Agreements to which SPAC is or will be a party are in the best interests of the SPAC and the SPAC Shareholders and are fair to the SPAC Shareholders, (ii) approved this Agreement and the Ancillary Agreements to which SPAC is or will be a party and the transactions contemplated hereby and thereby (including the Mergers and the Dual Class Structure), and (iii) directed that the Proposals be submitted for consideration by the SPAC Shareholders at the Extraordinary General Meeting and recommended that the SPAC Shareholders approve and adopt the Proposals at the Extraordinary General Meeting;

WHEREAS, pursuant to the SPAC Organizational Documents, the SPAC is required to provide an opportunity for its shareholders to have their outstanding SPAC Class A Ordinary Shares redeemed on the terms and subject to the conditions set forth therein in connection with obtaining the SPAC Shareholder Approval;

WHEREAS, the board of directors of Holdco (the “Holdco Board”) has unanimously approved this Agreement, the Ancillary Agreements to which Holdco is or will be a party and the transactions contemplated hereby and thereby (including the Mergers and the Dual Class Structure);

WHEREAS, the board of directors of Merger Sub 1 has unanimously approved this Agreement, the Ancillary Agreements to which Merger Sub 1 is or will be a party and the transactions contemplated hereby and thereby (including the SPAC Merger);

WHEREAS, the board of directors of Merger Sub 2 has unanimously approved this Agreement, the Ancillary Agreements to which Merger Sub 2 is or will be a party and the transactions contemplated hereby and thereby (including the Company Merger);

WHEREAS, the Company, as the sole stockholder of Holdco, will as promptly as reasonably practicable (and in any event within one (1) Business Day) following the date of this Agreement, approve this Agreement, the Ancillary Agreements to which Holdco is or will be a party, and the transactions contemplated hereby and thereby (including the Mergers and the Dual Class Structure);

WHEREAS, as promptly as practicable following the execution and delivery of this Agreement, Holdco, the Company, and the SPAC will jointly prepare, and Holdco will file, or cause to be filed, with the SEC, a mutually-acceptable registration statement on Form S-4 for the registration under the Securities Act of the Holdco Class A Common Stock and Holdco Warrants to be issued in the Business Combination;

WHEREAS, Holdco, as the sole shareholder of Merger Sub 1 and Merger Sub 2, will as promptly as reasonably practicable (and in any event within one (1) Business Day) following the date of this Agreement, approve this Agreement, the Ancillary Agreements to which each of the Merger Subs is or will be a party, and the transactions contemplated hereby and thereby (including the Mergers);

WHEREAS, the board of directors of the Company (the “Company Board”) has (a) unanimously approved this Agreement, the Ancillary Agreements to which the Company is or will be a party and the transactions contemplated hereby and thereby (including the Company Merger and the Pre-Closing Recapitalization) and (b) recommended, among other things, the approval of this Agreement, the Ancillary Agreements to which the Company is or will be a party, and the transactions contemplated hereby and thereby (including the Company Merger and the Pre-Closing Recapitalization) by the Company Shareholders entitled to vote thereon;

WHEREAS, the Company Shareholders holding a number of shares of Company Common Stock sufficient to provide the Company Shareholder Approval will, as promptly as reasonably practicable (and in any event within two (2) Business Days) following the date on which the Registration Statement is declared effective under the Securities Act, approve this Agreement, the Ancillary Agreements to which the Company is or will be a party and the transactions contemplated hereby and thereby (including the Mergers and the Pre-Closing Recapitalization) by executing and delivering the Company Shareholder Written Consent;

WHEREAS, on the day immediately prior to the Closing Date, immediately prior to the SPAC Merger Effective Time, Mr. You will elect to convert the one issued and outstanding SPAC Class B Ordinary Share held by him into one SPAC Class A Ordinary Share, on a one-for-one basis, in accordance with the terms of the SPAC Organizational Documents and the Sponsor Support Agreement (the “SPAC Class B Conversion”), and the SPAC will take all such actions as are necessary to effect the SPAC Class B Conversion;

WHEREAS, subject to the terms and conditions of this Agreement and in accordance with Section 233 of the Companies Act (As Revised) of the Cayman Islands (the “CACI”), on the day immediately prior to the Closing Date, at the SPAC Merger Effective Time, SPAC will merge with and into Merger Sub 1 (the “SPAC Merger”), with Merger Sub 1 as the surviving company in the SPAC Merger and, after giving effect to the SPAC Merger, Merger Sub 1 will continue to be a wholly-owned Subsidiary of Holdco, and each issued and outstanding SPAC Class A Ordinary Share will be automatically converted, as of the SPAC Merger Effective Time, into the right to receive a portion of the SPAC Merger Consideration, and the SPAC Warrants will become the Holdco Warrants, in each case, on the terms and subject to the conditions set forth in this Agreement;

WHEREAS, subject to the terms and conditions of this Agreement and in accordance with the Massachusetts Business Corporation Act (the “MBCA”), on the Closing Date, following the consummation of the SPAC Merger, at the Company Merger Effective Time, Merger Sub 2 will merge with and into the Company (the “Company Merger” and together with the SPAC Merger, the “Mergers”), with the Company as the surviving company in the Company Merger and, after giving effect to the Company Merger, the Company will be a wholly-owned Subsidiary of Holdco, and each issued and outstanding share of each class of Company Common Stock will be automatically converted as of the Company Merger Effective Time into the right to receive a portion of the Company Merger Consideration, in each case, on the terms and subject to the conditions set forth in this Agreement;

WHEREAS, each of the Parties intends for U.S. federal income tax purposes that (a) the SPAC Merger qualify as a “reorganization” within the meaning of Section 368(a)(1)(F) of the Code, (b) the SPAC Class B Conversion qualify as a “reorganization” within the meaning of Section 368(a)(1)(E) of the Code, (c) the Company Merger qualify as a “reorganization” within the meaning of Section 368(a) of the Code, and (d) this Agreement constitute a “plan of reorganization” within the meaning of Section 368 of the Code and Treasury Regulations promulgated thereunder (clauses (a) through (c), collectively, the “Intended Tax Treatment”);

WHEREAS, prior to the consummation of the Closing, and subject to the SPAC Shareholder Approval and Company Shareholder Approval, (a) Holdco shall adopt the amended and restated articles of organization substantially in the form attached hereto as Exhibit A (the “Holdco A&R Articles”), which shall be the articles of incorporation of Holdco until thereafter amended in accordance with its terms and the MBCA, and which will, among other things, implement a dual class stock structure wherein Holdco’s common stock will consist of Holdco Class A Common Stock, entitling the holders thereof to one vote per share on all matters on which the shares of Holdco Class A Common Stock are entitled to vote, and Holdco Class B Common Stock, which will have economic rights (including dividend and liquidation rights) identical to those of the Holdco Class A Common Stock but the holders thereof will be entitled to ten votes per share on all matters on which the shares of Holdco Class B Common Stock are entitled to vote, which structure will terminate on the date that is five years after the Closing Date, or earlier in certain circumstances as more fully set forth in the Holdco A&R Articles (the “Dual Class Structure”), and (b) Holdco shall adopt the amended and restated bylaws substantially in the form attached hereto as Exhibit B (the “Holdco A&R Bylaws”), which shall be the bylaws of Holdco, until thereafter supplemented or amended in accordance with its terms and the MBCA;

WHEREAS, prior to the consummation of the Closing, in order to facilitate the consummation of the transactions contemplated hereby (including the Mergers and the Dual Class Structure), the Company will be recapitalized such that, immediately prior to the Company Merger Effective Time, the Company’s authorized capital stock will consist solely of shares of Company Class A Common Stock and Company Class B Common Stock (the “Pre-Closing Recapitalization”);

WHEREAS, concurrently with the execution and delivery of this Agreement, Coliseum Acquisition Sponsor LLC, a Delaware limited liability company (the “Previous Sponsor”), Berto LLC, a Delaware limited liability company (the “New Sponsor”), Harry L. You (the “Sponsor Affiliate”, and together with the Previous Sponsor and the New Sponsor, the “Sponsors”), the SPAC, Holdco, and the Company have entered into a support agreement in the form attached hereto as Exhibit C (the “Sponsor Support Agreement”), pursuant to which, among other things, each of the Sponsors has agreed to (a) vote all SPAC Ordinary Shares owned by him or it in favor of this Agreement, the Ancillary Agreements to which the SPAC is or will be a party and the transactions contemplated hereby and thereby (including the Mergers), (b) subject to, and conditioned upon and effective as of immediately prior to, the occurrence of the SPAC Merger Effective Time, to elect to effectuate the SPAC Class B Conversion and to waive any adjustment to the conversion ratio set forth in the SPAC Organizational Documents or any other anti-dilution or similar protection, in each case, with respect to the SPAC Class B Ordinary Shares owned by him or it in connection with the transaction contemplated by this Agreement, and (c) not transfer any of his or its SPAC Ordinary Shares prior to the Closing, on the terms and subject to the conditions set forth in the Sponsor Support Agreement;

WHEREAS, concurrently with the execution and delivery of this Agreement, Holdco, the SPAC, the Company, and the Majority Shareholder have entered into a support agreement in the form attached hereto as Exhibit D (the “Company Support Agreement”), pursuant to which the Majority Shareholder has agreed to, among other things, (a) support and vote in favor of this Agreement, the Ancillary Agreements to which the Company is or will be a party and the transactions contemplated hereby and thereby (including the Mergers and the Pre-Closing Recapitalization) and (b) not transfer any of its shares of Company Common Stock prior to the Closing, on the terms and subject to the conditions set forth in the Company Support Agreement;

WHEREAS, simultaneously with the Closing, Holdco, the Sponsors, and the Majority Shareholder will enter into a lock-up agreement, substantially in the form attached hereto as Exhibit E (the “Lock-Up Agreement”);

WHEREAS, simultaneously with the Closing, Holdco, the Sponsors, and the Majority Shareholder will enter into a registration rights agreement, substantially in the form attached hereto as Exhibit F (the “Registration Rights Agreement”); and

WHEREAS, simultaneously with the Closing, Holdco, the SPAC, and Continental Stock Transfer & Trust Company will enter into a warrant assumption agreement, which will provide for the assumption of the SPAC Warrants by Holdco and reflect that the Holdco Warrants will be exercisable for Holdco Class A Common Stock in lieu of SPAC Class A Ordinary Shares following the Closing, substantially in the form attached hereto as Exhibit G (the “Warrant Assumption Agreement”).

NOW, THEREFORE, in consideration of the mutual promises hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, each intending to be legally bound, hereby agree as follows:

Article I
DEFINITIONS; INTERPRETATION

Section 1.1     Defined Terms. For the purposes of this Agreement, the following terms shall have the following meanings:

“Action” means any action, lawsuit, arbitration, litigation, proceeding, complaint, citation, summons, subpoena, charge, claim, demand or investigation of any nature, civil, criminal, administrative, regulatory or otherwise, whether at law or in equity.

“Affiliate” of any particular Person means any other Person controlling, controlled by or under common control with such Person, where “control” means the possession, directly or indirectly, of the power to direct the management and policies of a Person whether through the ownership of voting securities, its capacity as a sole or managing member or otherwise (and the terms “controlled by” and “under common control with” shall have correlative meanings).

“Ancillary Agreements” means the Sponsor Support Agreement, the Company Support Agreement, the Lock-Up Agreement, the Registration Rights Agreement, the Warrant Assumption Agreement, and each other agreement, document, instrument and certificate entered into in connection therewith and any and all schedules thereto.

“Anti-Corruption Laws” means individually or collectively, any anti-bribery, anti-money laundering or anti-corruption Laws or Orders relating to combatting bribery, corruption and money laundering that are applicable to the Company, including but not limited to the U.S. Foreign Corrupt Practices Act of 1977, as amended, and the UK Bribery Act 2010.

“Benefit Plan” means any (i) “employee benefit plan” within the meaning of Section 3(3) of ERISA (whether or not subject to ERISA); (ii) any other employee benefit plan, program, or arrangement, including any employment, retention, profit-sharing, bonus, share or stock option, stock purchase, restricted share or stock or other equity or equity-based, incentive, deferred compensation, severance, redundancy, termination, retirement, pension, change in control, health, welfare, fringe benefit; and (iii) all other plans, employment contracts, directors’ appointment letters and offer letters, schemes, programs, agreements, commitments or arrangements providing money, services, property, or benefits, sponsored, maintained or contributed to by the Company or any ERISA Affiliate for the benefit of any employee, officer or director, with respect to which the Company or its ERISA Affiliates have any liability or would reasonably be expected to have liability.

“Business Day” means any day except a Saturday, a Sunday or any other day on which commercial banks are required or authorized to close in the State of New York and the Cayman Islands.

“Close Family Member” means, with respect to any Person, such Person’s (a) such Person’s spouse; (b) such Person and such spouse’s grandparents, parents, siblings, children, nieces, nephews, aunts, uncles and first cousins; (c) the spouse of any Persons listed in subcategories (a) and (b); and (d) any other Person who shares the same household with such Person.

“Code” means the U.S. Internal Revenue Code of 1986, as amended.

“Company Benefit Plan” means any Benefit Plan solely sponsored (or entered into) by the Company.

“Company Class A Common Stock” means the Company’s Class A common stock, par value $0.0001 per share, which as of immediately after the Pre-Closing Recapitalization will have one (1) vote per share on all matters on which the Company Class A Common Stock will be entitled to vote.

“Company Class B Common Stock” means the Company’s Class B common stock, par value $0.0001 per share, which as of immediately after the Pre-Closing Recapitalization will have ten (10) votes per share on all matters on which the Company Class B Common Stock will be entitled to vote.

“Company Common Stock” means, (a) prior to the Pre-Closing Recapitalization, shares of the common stock, par value $0.0001 per share, of the Company, and (b) subsequent to the Pre-Closing Recapitalization, collectively, the Company Class A Common Stock and the Company Class B Common Stock.

“Company Disclosure Schedule” means the disclosure schedule dated as of the date hereof and delivered by the Company to the SPAC in connection with this Agreement, attached hereto as Schedule A.

“Company Employee” means an individual who is, immediately before the Closing, employed by the Company (including those individuals who are on an approved leave of absence).

“Company Executives” means Chris Riley and Paul Dacier.

“Company Intellectual Property” means the Intellectual Property owned or purported to be owned by the Company.

“Company Organizational Documents” means, collectively, the Company’s Articles of Organization and Bylaws, as amended and as may be further amended from time to time in accordance with their terms.

“Company Shareholders” means the holders of shares of Company Common Stock.

“Consent” means any consent, waiver, approval, notification, license, permit, Order or authorization of, or registration, declaration or filing with, any Governmental Entity or any other Person.

“Consulting Agreement” means that certain Consulting Services Agreement between the New Sponsor and a consultant to provide certain consulting, advisory and related services in connection with an amendment to the SPAC Organizational Documents.

“Contract” means, with respect to any Person, any written agreement, contract, indenture, deed, note, bond, mortgage, lease, license, guarantee, purchase order, commitment, arrangement or undertaking, or other document or instrument, in each case, to which or by which such Person is a party or otherwise subject or bound or to which or by which any asset, property or right of such Person is subject or bound.

“Copyrights” has the meaning set forth in the definition of Intellectual Property.

“ERISA” means the U.S. Employee Retirement Income Security Act of 1974, as amended from time to time, and the applicable rulings and regulations thereunder.

“ERISA Affiliate” means, with respect to any entity, trade or business, any other entity, trade or business that is, or was at the relevant time, a member of a group described in Section 414(b), (c), (m) or (o) of the Code or Section 4001(b)(1) of ERISA that includes or included the first entity, trade or business.

“Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Exchange Ratio” means (a) $45,000,000 plus the amount of any Closing Offering with one or more bona fide third parties (which expressly excludes the Majority Stockholder, the Sponsors, the officers and directors of the Parties, and any of its or their Affiliates) which is structured as an investment directly into the Company and is consummated and funded prior to the effectiveness of the Registration Statement, divided by (b) the SPAC Public Share Redemption Price.

“Extraordinary General Meeting” means a meeting of the holders of SPAC Ordinary Shares to be held for the purpose of approving the Proposals.

“Fraud” means actual fraud (as defined under Delaware common law) by a Person with respect to the making of the representations and warranties set forth in this Agreement or the Ancillary Agreements.

“GAAP” means generally accepted accounting principles in the United States, as in effect from time to time, consistently applied throughout the periods involved.

“Government Official” means (a) any director, officer, employee, agent or representative (including anyone elected, nominated, or appointed to be an officer, employee, or representative) of any Governmental Entity, or anyone otherwise acting in an official capacity on behalf of a Governmental Entity; (b) any candidate for public or political office; (c) any royal or ruling family member; or (d) any agent or representative of any of those Persons listed in subcategories (a) through (c).

“Governmental Entity” means any federal, state, local or foreign government, or any department, agency, or instrumentality of any government; any public international organization, any transnational governmental organization; any court of competent jurisdiction, arbitral, administrative agency, commission, or other governmental regulatory authority or quasi-governmental authority, any political party; and any national securities exchange or national quotation system.

“Holdco Class A Common Stock” means Holdco’s Class A common stock, par value $0.0001 per share, which pursuant to the terms of the Holdco A&R Articles will have one (1) vote per share on all matters on which the Holdco Class A Common Stock will be entitled to vote.

“Holdco Class B Common Stock” means Holdco’s Class B common stock, par value $0.0001 per share, which pursuant to the terms of the Holdco A&R Articles will have ten (10) votes per share on all matters on which the Holdco Class B Common Stock will be entitled to vote.

“Holdco Shares” means, collectively, the Holdco Class A Common Stock and Holdco Class B Common Stock.

“Holdco Warrants” means, collectively, the Holdco Assumed Public Warrants and Holdco Assumed Private Placement Warrants.

“Indebtedness” means, as of any time of determination, with respect to the Company, without duplication, all of the following, whether matured, unmatured, liquidated, unliquidated, contingent or otherwise in respect of (a) all indebtedness for borrowed money or indebtedness issued or incurred in substitution or exchange for indebtedness for borrowed money; (b) all indebtedness evidenced by any note, bond, debenture, mortgage or other debt instrument or debt security; (c) all indebtedness for borrowed money of the Company for which the Company has guaranteed payment; (d) any Liabilities in respect of deferred purchase price for property or services with respect to which the Company is liable, contingently or otherwise, as obligor or otherwise for additional purchase price (excluding any purchase commitments for capital expenditures and any trade account payables incurred in the ordinary course of business); (e) reimbursement obligations under any letters of credit (solely to the extent drawn); and (f) obligations under derivative financial instruments, including hedges, currency and interest rate swaps and other similar instruments, in each case calculated in accordance with GAAP.

“Intellectual Property” means any and all intellectual property and proprietary rights in any and all jurisdictions worldwide, whether registered or unregistered, including rights in and to: (a) all trade names, trademarks and service marks, logos, designs, trade dress, slogans, business names, corporate names, and all other indicia of origin, all applications, registrations, and renewals in connection therewith, and all goodwill associated with any of the foregoing (“Trademarks”), (b) patents, patent applications, statutory invention registrations, together with all reissues, continuations, continuations-in-part, revisions, divisionals, extensions, and reexaminations in connection therewith (“Patents”) and inventions (whether or not patentable), (c) copyrights, whether domestic or foreign, copyrightable works and all works of authorship (“Copyrights”), (d) designs, (e) domain names and websites, (f) trade secrets, know-how, proprietary information (such as processes, techniques, formulae, compositions, data analytics, models and methodologies) and other non-public or confidential information, (g) software (including source code, executable code, systems, tools, data, databases, firmware, and related documentation) and technology and (h) any other industrial and intellectual property rights.

“Intervening Event” means any event, fact, development, circumstance or occurrence that (i) was not known to or reasonably foreseeable by the SPAC Board as of the date of this Agreement and (ii) does not relate to any Business Combination; provided, however, that (1) any change in the price or trading volume of SPAC Public Shares shall not be taken into account for purposes of determining whether an Intervening Event has occurred and (2) the Company meeting, failing to meet or exceeding projections (in and of itself, but without preventing a determination of an Intervening Event as to the events, facts, developments, circumstances or occurrences underlying such change) shall not be taken into account for purposes of determining whether an Intervening Event has occurred.

“Knowledge” means (a) with respect to the Company, the actual knowledge, following reasonable inquiry, of Paul Dacier and any of the Company Executives and (b) with respect to the SPAC, the actual knowledge of the SPAC Executives.

“Law” means any national, federal, state, local or foreign law, statute, ordinance, rule, regulation, judgment, code, Order, arbitration award, requirement or approval of, or determination by, or interpretation or administration of, any of the foregoing by, any Governmental Entity, arbitrator or mediator, or any license or permit of any Governmental Entity.

“Liability” means any obligation, commitment, liability, or Indebtedness of any kind, character, description, or nature whatsoever whether known or unknown, absolute, contingent, accrued, matured or unmatured, determined or determinable, or otherwise.

“Liens” means all liens, pledges, charges, claims, security interests, restrictions on transfer, or other similar encumbrances.

“Majority Shareholder” means Rainwater, LLC.

“Material Adverse Effect” means any event, circumstance or state of facts that, individually or in the aggregate, has had or would reasonably be expected to have, a material and adverse effect upon the business, results of operations or financial condition of the Company; provided, however, that, with respect to the foregoing, none of the following (or the effect of the following), alone or in combination, will constitute a Material Adverse Effect, or will be considered in determining whether a Material Adverse Effect has occurred: (i) changes that are the result of factors generally affecting the industries, geographic areas or markets in which the Company operates; (ii) the public announcement, pendency or consummation of the transactions contemplated by this Agreement, including the negotiation and execution of this Agreement; (iii) changes in applicable Law or GAAP or the official interpretation thereof, in each case effected after the date of this Agreement; (iv) any failure of the Company to achieve any projected revenue, earnings, expense, sales or other projections, forecasts, predictions or budgets prior to the Closing (it being understood that the underlying event, circumstance or state of facts giving rise to such failure that are not otherwise excluded from the definition of Material Adverse Effect may be taken into account in determining whether a Material Adverse Effect has occurred); (v) changes that are the result of economic factors affecting the national, regional or world economy or financial markets; (vi) any change in the financial, banking, or securities markets; (vii) any strike, embargo, labor disturbance, riot, protests, earthquake, hurricane, tsunami, tornado, flood, mudslide, wildfire, other weather-related or meteorological event, pandemic (including the COVID-19 pandemic and any COVID-19 measures), epidemic, disease outbreak, or other natural disaster or act of god (including any escalation or general worsening of any of the foregoing); (viii) any national or international political conditions in or affecting any jurisdiction in which the Company conducts business; (ix) the engagement in hostilities or the escalation thereof, whether or not pursuant to the declaration of a national emergency or war, or the occurrence or the escalation of any military or terrorist attack (including cyberterrorism); (x) any consequences arising from any action by a Party required by this Agreement or any Ancillary Agreement (other than the Company’s compliance with Section 5.1(a) hereof, except as a result of the failure of the SPAC to consent to an action following request for such consent by such Party in accordance with this Agreement); or (xi) any consequences arising from any action taken (or omitted to be taken) by the Company at the written request of the SPAC; provided, however, that any event, circumstance or state of facts resulting from a matter described in any of the foregoing clauses (i), (iii), (v), (vi) and (ix) may be taken into account in determining whether a Material Adverse Effect has occurred or would reasonably be likely to occur only to the extent such event, circumstance or state of facts has a material and disproportionate effect on the Company relative to other comparable entities operating in the industries and markets in which the Company operates.

“Multiemployer Plan” means a “multiemployer plan” (as such term is defined in Section 3(37) and 4001(a)(3) of ERISA).

“Non-Redemption Agreements” means those certain Non-Redemption Agreements dated as of November 22, 2023, by and among the SPAC, the Sponsor Affiliate, and certain shareholders of the SPAC pursuant to which such shareholders agreed not to redeem SPAC Public Shares held by them in connection with an amendment to the SPAC Organizational Documents.

“Order” means any judgment, decision, decree, order, settlement, injunction, writ, stipulation, determination or award issued or entered by, with, or under the supervision of, any Governmental Entity.

“Organizational Documents” means the memorandum and articles of association, articles of incorporation, certificate of incorporation, charter, by-laws, articles of formation, certificate of formation, regulations, operating agreement, certificate of limited partnership, partnership agreement, limited liability company agreement and all other similar documents, instruments or certificates executed, adopted or filed in connection with the creation, formation or organization of a Person, including any amendments thereto.

“Patents” has the meaning set forth in the definition of Intellectual Property.

“Permits” means any and all permits, authorizations, approvals, registrations, franchises, licenses, certificates, waivers, variances or other approvals or similar rights required to be obtained from Governmental Entities.

“Permitted Liens” means the following Liens: (a) Liens for Taxes, assessments or other governmental charges or levies that are not yet due or payable or that are being contested in good faith and for which adequate reserves have been established in accordance with GAAP; (b) statutory Liens of landlords, lessors or renters in each instance, which do not and would not reasonably be expected to impair, individually or in the aggregate, in any material respect the access to or operations of the relevant property; (c) Liens of carriers, warehousemen, mechanics, materialmen, workmen, repairmen and other Liens imposed by Law that are not yet due and payable or that are being contested in good faith; (d) Liens incurred or deposits made in the ordinary course of business and on a basis consistent with past practice in connection with workers’ compensation, unemployment insurance or other types of social security; (e) defects or imperfections of title, encroachments, easements, declarations, conditions, covenants, rights-of-way, restrictions and other charges, instruments or encumbrances or other defects affecting title to real estate (including any leasehold or other interest therein), in each instance, which do not and would not reasonably be expected to impair, individually or in the aggregate, in any material respect the access to or operations of the relevant property; (f) Liens not created by the Company or any of its Subsidiaries that affect the underlying fee interest of any Leased Real Property, including master leases or ground leases, in each instance, which do not and would not reasonably be expected to impair, individually or in the aggregate, in any material respect the access to or operations of the relevant property; (g) zoning ordinances, variances, conditional use permits and similar regulations, permits, approvals and conditions with respect to real property, in each instance, which do not and would not reasonably be expected to impair, individually or in the aggregate, in any material respect the access to or operations of the relevant property; or (h) Liens to be released at the Closing.

“Person” means any individual, partnership (general or limited), corporation, limited liability company, joint venture, association or other form of business organization (whether or not regarded as a legal entity under applicable Law), trust or other entity or organization, including a Governmental Entity.

“Proceeding” means any action, suit, charge, litigation, arbitration, notice of violation or citation received, or other proceeding at law or in equity (whether civil, criminal or administrative) by or before any Governmental Entity.

“Proxy Statement” means the proxy statement included as part of the Registration Statement with respect to the Extraordinary General Meeting for the purpose of soliciting proxies from the SPAC Shareholders to approve the Proposals (which shall also provide the SPAC Shareholders with the opportunity to redeem their SPAC Public Shares in conjunction with a shareholder vote on the Business Combination).

“Regulatory Law” means all applicable Laws issued by a Governmental Entity that are designed or intended to prohibit, restrict or regulate actions or transactions having the purpose or effect of monopolization, restraint of trade, lessening of competition through merger, acquisition or investment, or to protect the foreign investment, national security or the national economy of any nation.

“Representatives” of a Person shall mean any Affiliate of such Person and its and their respective officers, directors, employees, financial advisors, attorneys, accountants, consultants, legal counsel and other advisors and representatives.

“SEC” means the Securities and Exchange Commission.

“SEC Guidance” means (a) any publicly available written or oral interpretations, questions and answers, guidance and forms of the SEC, (b) any oral or written comments, requirements or requests of the SEC or its staff, (c) the Securities Act and the Exchange Act and (d) any other rules, bulletins, releases, manuals and regulations of the SEC.

“Securities Act” means the U.S. Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“SPAC Class A Ordinary Share” means a Class A ordinary share, par value $0.001 per share, of the SPAC.

“SPAC Class B Ordinary Share” means a Class B ordinary share, par value $0.001 per share, of the SPAC.

“SPAC Convertible Note” means the Convertible Promissory Note, dated as of June 22, 2023, issued by the SPAC to the New Sponsor.

“SPAC Disclosure Schedule” means the disclosure schedule dated as of the date hereof and delivered by the SPAC to the Company in connection with this Agreement, attached hereto as Schedule B.

“SPAC Executives” means Harry L. You, Charles Wert and Oanh Truong.

“SPAC Material Adverse Effect” means any event, change or effect that prevents or materially delays or materially impairs the ability of the SPAC (a) to satisfy the conditions precedent to the consummation of the Transactions or (b) to perform its obligations under this Agreement and the Ancillary Agreements, including the obligation to consummate the SPAC Merger.

“SPAC Ordinary Shares” means, collectively, the SPAC Class A Ordinary Shares and the SPAC Class B Ordinary Shares.

“SPAC Organizational Documents” means SPAC’s Amended and Restated Memorandum and Articles of Association, as amended and as may be further amended from time to time in accordance with its terms.

“SPAC Public Share Redemption Price” means the price per share to be paid to the holders of SPAC Public Shares who validly exercise their SPAC Shareholder Redemption Rights, as determined by the Trustee pursuant to the Trust Agreement and SPAC Organizational Documents.

“SPAC Public Shares” means the SPAC Class A Ordinary Shares initially included in the SPAC Units sold by the SPAC in the IPO.

“SPAC Shareholder” means a holder of SPAC Ordinary Shares.

“SPAC Shareholder Approval” means (i) the approval of the Business Combination Proposal and Adjournment Proposal (if submitted to the SPAC Shareholders) by an ordinary resolution under Cayman Islands Law, being an affirmative vote of the holders of at least a majority of the outstanding SPAC Ordinary Shares entitled to vote, who attend and vote thereupon (as determined in accordance with the SPAC Organizational Documents) in person or represented by proxy at the Extraordinary General Meeting, (ii) the approval of the Merger Proposal by a special resolution under Cayman Islands Law, being an affirmative vote of the holders of at least a two-thirds majority of the votes cast by the holders of the outstanding SPAC Ordinary Shares entitled to vote, who attend and vote thereupon (as determined in accordance with the SPAC Organizational Documents) in person or represented by proxy at the Extraordinary General Meeting, and (iii) with respect to any other proposal proposed to the SPAC Shareholders, the requisite approval required under the SPAC Organizational Documents, the CACI or any other applicable Law, in each case, at the Extraordinary General Meeting.

“SPAC Shareholder Redemption Rights” means the right of an eligible (as determined in accordance with the SPAC Organizational Documents) holder of SPAC Public Shares to redeem all or a portion of its SPAC Public Shares (in connection with the Transactions or otherwise) as set forth in the SPAC Organizational Documents.

“SPAC Units” means the units of the SPAC issued in the IPO, each consisting of one SPAC Class A Ordinary Share and one-third of one SPAC Public Warrant.

“SPAC Warrants” means, collectively, the SPAC Public Warrants and SPAC Private Placement Warrants.

“Subsidiary” with respect to any Person, means any corporation, limited liability company, partnership, association, trust or other business entity of which (a) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in any election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by such Person or one (1) or more of the other Subsidiaries of such Person or a combination thereof; (b) if a limited liability company, partnership, association, trust, or other business entity (other than a corporation), a majority of the ownership interests thereof is at the time owned or controlled, directly or indirectly, by such Person or one (1) or more Subsidiaries of such Person or a combination thereof; or (c) that is otherwise consolidated with such Person for financial reporting purposes.

“Tax” means any tax of any kind, including any federal, state, local and foreign income, profits, license, severance, occupation, windfall profits, capital gains, capital stock, share capital, transfer, registration, social security (or similar), Medicare, production, franchise, gross receipts, payroll, sales, employment, use, property, unclaimed property or escheat liabilities, excise, value-added, unclaimed property, estimated, stamp, alternative or add-on minimum, environmental, customs or similar duties, withholding and any other tax, assessment, fee, levy or duty together with all interest, penalties and additions imposed with respect to such amounts.

“Tax Return” means any return, declaration, report, claim for refund or information return or statement filed or required to be filed with any Taxing Authority relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Taxing Authority” means any Governmental Entity responsible for the administration or the imposition of any Tax.

“Trademark” has the meaning set forth in the definition of Intellectual Property.

“Transaction Expenses” means all out-of-pocket third-party costs and expenses that were incurred in connection with the negotiation, documentation and execution of this Agreement, the Ancillary Agreements and the consummation of the Transactions, including, without limitation, costs, fees and expenses of legal counsel and other Representatives.

“Transactions” means the transactions contemplated by this Agreement, including the Mergers and the Pre-Closing Recapitalization.

“Trust Account” means the trust account established by the SPAC pursuant to the Trust Agreement.

“Trust Agreement” means the Investment Management Trust Agreement, dated as of June 22, 2021, by and between the SPAC and the Trustee, as amended from time to time.

“Trustee” means Continental Stock Transfer & Trust Company, a New York corporation, acting as trustee of the Trust Account.

“Warrant Agreement” means the Warrant Agreement, dated June 22, 2021, by and between the SPAC and Continental Stock Transfer & Trust Company, a New York corporation, as warrant agent.

“Willful Breach” means, with respect to a Party, a breach of any provision of this Agreement by such Party or any Affiliate of such Party that is the result of a willful or intentional act or failure to act by such Person that would reasonably be expected to result in a material breach hereof or thereof.

“Working Capital Loans” means any loan made to the SPAC by any of the Sponsors, any affiliate, officer, manager or member of the Sponsors, or the SPAC’s officers or directors, and evidenced by a promissory note, in each for the purpose of financing the ordinary course working capital of the SPAC or costs incurred as reasonably necessary to facilitate the consummation of the Transactions.

Section 1.2            Further Definitions. The following terms have the meanings set forth in the Sections set forth below:

Term	Location
Adjournment Proposal	Section 5.16(c)
Agreement	Preamble
Alternative Transaction	Section 5.8(a)
Alternative SPAC Transaction	Section 5.8(b)
Business Combination	Recitals
Business Combination Proposal	Section 5.16(c)
CACI	Recitals
Closing	Section 2.2
Closing Date	Section 2.2
Closing D&O Policy	Section 5.10(b)
Closing Offering	Section 5.20
Closing 8-K	Section 5.13(a)
COBRA	Section 3.16(c)
Company	Preamble
Company Articles of Merger	Section 2.4(a)
Company Board	Recitals
Company Board Recommendation	Section 5.17(a)
Company Certificates	Section 2.5(b)(i)
Company D&O Tail	Section 5.10(d)
Company Interim Financials	Section 5.19(a)
Company Merger	Recitals
Company Merger Consideration	Section 2.4(b)(ii)
Company Merger Effective Time	Section 2.4(a)
Company Shareholder Approval	Section 5.17(a)
Company Shareholder Written Consent	Section 5.17(a)
Company Shareholder Written Consent Deadline	Section 5.17(a)
Company Subsidiaries	Section 3.3
Company Support Agreement	Recitals
Company Year End Financials	Section 5.19(a)
Confidential Information	Section 5.5
D&O Indemnified Persons	Section 5.10(a)
Dissenting Company Shareholder	Section 2.4(e)
Dissenting Company Shares	Section 2.4(e)
Dissenting SPAC Shareholder	Section 2.3(e)
Dissenting SPAC Shares	Section 2.3(e)
Dual Class Structure	Recitals
Enforceability Exceptions	Section 3.4(a)
Financial Statements	Section 3.8(a)
First Surviving Company	Section 2.1(e)
First Surviving Company Organizational Documents	Section 2.3(c)
Holdco	Preamble
Holdco A&R Articles	Recitals

Holdco A&R Bylaws	Recitals
Holdco Assumed Private Placement Warrant	Section 2.3(b)(iv)
Holdco Assumed Public Warrant	Section 2.3(b)(iii)
Holdco Board	Recitals
Holdco Equity Incentive Plan	Section 5.15
Holdco Interim Financials	Section 5.19(b)
Intended Tax Treatment	Recitals
IPO	Section 8.11
Leased Real Property	Section 3.11(b)
Lock-Up Agreement	Recitals
Material Contract	Section 3.12(a)
MBCA	Recitals
Merger Proposal	Section 5.16(c)
Mergers	Recitals
Merger Sub 1	Recitals
Merger Sub 2	Recitals
Merger Subs	Recitals
Nasdaq	Section 4.3(c)
New Sponsor	Recitals
Outside Date	Section 7.1(b)(i)
Party and Parties	Preamble
Pre-Closing Recapitalization	Recitals
Previous Sponsor	Recitals
Proposals	Section 5.16(c)
Prospectus	Section 8.11
Registered Company Intellectual Property	Section 3.15(a)
Registration Rights Agreement	Recitals
Registration Statement	Section 5.16(a)
Released Claims	Section 8.11
Required Financial Statements	Section 5.19(b)
Reviewable Document	Section 5.13(b)
Second Surviving Company	Section 2.1(f)
Second Surviving Company Organizational Documents	Section 2.4(c)
Section 16	Section 5.9
Signing 8-K	Section 5.13(a)
SPAC	Preamble
SPAC Board	Recitals
SPAC Board Recommendation	Section 5.16(d)
SPAC Certificates	Section 2.3(b)(ii)
SPAC Change in Recommendation	Section 5.16(d)
SPAC Class B Conversion	Recitals
SPAC D&O Tail	Section 5.10(c)
SPAC Merger	Recitals
SPAC Merger Consideration	Section 2.3(b)(ii)
SPAC Merger Effective Time	Section 2.3(a)
SPAC Plan of Merger	Section 2.3
SPAC Private Placement Warrants	Section 4.2(a)
SPAC Public Securities	Section 4.11
SPAC Public Warrants	Section 4.2(a)
SPAC SEC Documents	Section 4.3
SPAC Unit Separation	Section 2.1(c)(ii)
Sponsor Affiliate	Recitals
Sponsor Support Agreement	Recitals
Sponsors	Recitals
Super 8-K	Section 5.13(a)
Transfer Agent	Section 2.5(a)
Warrant Assumption Agreement	Recitals

Article II

THE MERGERS

Section 2.1            The Mergers and Related Transactions. On the terms and subject to the conditions set forth in this Agreement, the following transactions shall occur in the order set forth in this Section 2.1:

(a)            Company Pre-Closing Recapitalization. Prior to the Company Merger Effective Time, the Company shall take all actions necessary to effect the Pre-Closing Recapitalization, including (i) authorizing two classes of Company common stock, such that the capitalization of the Company will consist of Company Class A Common Stock and Company Class B Common Stock, (ii) exchanging each share of Company Common Stock held by the Majority Shareholder immediately prior to the Pre-Closing Recapitalization for shares of Company Class B Common Stock on a 1:1 basis, (iii) exchanging each share of Company Common Stock held by each remaining Company Shareholder for shares of Company Class A Common Stock on a 1:1 basis, and (iv) amending, restating, supplementing or otherwise modifying the Company Organizational Documents to reflect the Pre-Closing Recapitalization; provided, that the Company shall not take any action pursuant to this Section 2.1(a) that would have the effect of increasing the aggregate consideration to be paid to the Company Shareholders in connection with the Company Merger.

(b)            SPAC Shareholder Redemptions. On the day immediately prior to the Closing Date, prior to the SPAC Merger Effective Time, SPAC shall cause each SPAC Public Share that a SPAC Shareholder has timely and validly elected to redeem pursuant to the exercise of the SPAC Shareholder Redemption Rights, to be redeemed for an amount of cash equal to the SPAC Public Share Redemption Price, in each case, on the terms and subject to the conditions set forth in the SPAC Organizational Documents.

(c)            Holdco Organizational Documents. On or before the day immediately prior to the Closing Date, prior to the SPAC Merger Effective Time, (i) Holdco shall file with the Secretary of the Commonwealth of Massachusetts the Holdco A&R Articles and (ii) the Holdco Board shall adopt the Holdco A&R Bylaws. The Holdco A&R Articles and Holdco A&R Bylaws shall be the Organizational Documents of Holdco from and after the Closing until such time that any such Organizational Documents are amended, restated, supplemented or otherwise modified in accordance with the terms thereof and applicable law.

(d)            SPAC Class B Conversion. On the day immediately prior to the Closing Date, prior to the SPAC Merger Effective Time and at Mr. You’s election, the SPAC shall effect the SPAC Class B Conversion.

(e)            The SPAC Merger. On the day immediately prior to the Closing Date, in accordance with the CACI, at the SPAC Merger Effective Time, the SPAC shall merge with and into Merger Sub 1, and the separate existence of the SPAC shall cease and Merger Sub 1 shall continue as the surviving company of the SPAC Merger and as a wholly-owned Subsidiary of Holdco (the “First Surviving Company”).

(f)             The Company Merger. On the Closing Date, in accordance with the MBCA, at the Company Merger Effective Time, Merger Sub 2 shall merge with and into the Company, and the separate existence of Merger Sub 2 shall cease and the Company shall continue as the surviving company of the Company Merger and as a wholly-owned Subsidiary of Holdco (the “Second Surviving Company”).

Section 2.2            Closing. The consummation of the Transactions (the “Closing”) shall take place (a) by conference call and by exchange of signature pages by email or other electronic transmission as promptly as practicable and in no event later than 9:00 a.m. eastern time on the third (3rd) Business Day after the conditions set forth in Article VI have been satisfied, or, if permissible, waived by the Party entitled to the benefit of the same (other than those conditions that by their terms are required to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions) or (b) at such other date and time as the Parties mutually agree (the date upon which the Closing occurs, the “Closing Date”).

Section 2.3            Effecting the SPAC Merger.

(a)            SPAC Plan of Merger. On the day immediately prior to the Closing Date, SPAC and Merger Sub 1 shall cause the SPAC Merger to be consummated by filing with the Registrar of Companies of the Cayman Islands, the plan of merger substantially in the form to be agreed between SPAC and Merger Sub 1 (which shall, without limitation, include the particulars required pursuant to the CACI) (the “SPAC Plan of Merger”) and such other documents as may be required in accordance with the applicable provisions of the CACI or any other applicable law to make the SPAC Merger effective. The SPAC Merger shall become effective on the date at which the SPAC Plan of Merger is registered by the Registrar of Companies of the Cayman Islands or such later date as SPAC and Merger Sub 1 may agree and specify pursuant to the CACI (the date that the SPAC Merger becomes effective is referred to herein as the “SPAC Merger Effective Time”). The SPAC Merger shall have the effects set forth in this Agreement, the SPAC Plan of Merger, and the applicable provisions of the CACI. Without limiting the generality of the foregoing, and subject thereto, at the SPAC Merger Effective Time, all of the assets, properties, rights, privileges, powers and franchises of SPAC and Merger Sub 1 shall vest in the First Surviving Company, in each case, in accordance with the applicable provisions of the CACI.

(b)            Effect on SPAC and Merger Sub 1 Shares.

(i)            Immediately prior to the SPAC Merger Effective Time, to the extent any SPAC Units remain outstanding and unseparated, the SPAC Class A Ordinary Shares and SPAC Public Warrants comprising each such issued and outstanding SPAC Unit shall be automatically separated (the “SPAC Unit Separation”) and the holder of each SPAC Unit shall be deemed to hold one (1) SPAC Class A Ordinary Share and one-third (1/3) of one SPAC Public Warrant. Immediately following the SPAC Unit Separation, all SPAC Units shall cease to be outstanding and shall automatically be cancelled and shall cease to exist, and the holders of SPAC Units immediately prior to the SPAC Unit Separation shall cease to have any rights with respect to such SPAC Units except as provided herein.

(ii)           At the SPAC Merger Effective Time, by virtue of the SPAC Merger and without any action on the part of any Party or any other Person, each SPAC Class A Ordinary Share (after taking into account the SPAC Class B Conversion, the SPAC Unit Separation, and any SPAC Class A Ordinary Shares required to be issued by the SPAC pursuant to the Non-Redemption Agreements and the Consulting Agreement, but not including any SPAC Public Shares redeemed pursuant to Section 2.1(b), any shares cancelled pursuant to Section 2.3(b)(v), any Dissenting SPAC Shares, or any SPAC Ordinary Shares forfeited and surrendered by the Sponsors for no consideration pursuant to the Non-Redemption Agreements, the Consulting Agreement, or any other agreement entered into prior to the Closing by one or more of the Sponsors providing for the forfeiture of SPAC Ordinary Shares) issued and outstanding as of immediately prior to the SPAC Merger Effective Time shall be automatically canceled and extinguished and converted into one (1) share of Holdco Class A Common Stock (cumulatively, the “SPAC Merger Consideration”). From and after the SPAC Merger Effective Time, each SPAC Shareholder’s certificates (the “SPAC Certificates”), if any, evidencing ownership of the SPAC Class A Ordinary Shares and the SPAC Class A Ordinary Shares held in book-entry form issued and outstanding immediately prior to the SPAC Merger Effective Time (and the holders thereof) shall each cease to have any rights with respect to such SPAC Class A Ordinary Shares except the right to receive the applicable portion of the SPAC Merger Consideration or as otherwise expressly provided for herein or under applicable Law.

(iii)          At the SPAC Merger Effective Time, each SPAC Public Warrant that is outstanding immediately prior to the SPAC Merger Effective Time (after taking into account the SPAC Unit Separation) shall remain outstanding and shall automatically be adjusted to become a warrant to purchase one share of Holdco Class A Common Stock (each, a “Holdco Assumed Public Warrant”). Each Holdco Assumed Public Warrant will continue to have, and be subject to, the same terms as the SPAC Public Warrants (other than the fact that it is exercisable for one share of Holdco Class A Common Stock) and shall be governed by the Warrant Agreement, as assigned to and assumed by Holdco pursuant to the Warrant Assumption Agreement.

(iv)          At the SPAC Merger Effective Time, each SPAC Private Placement Warrant that is outstanding immediately prior to the SPAC Merger Effective Time shall remain outstanding and shall automatically be adjusted to become a warrant to purchase one share of Holdco Class A Common Stock (each, a “Holdco Assumed Private Placement Warrant”). Each Holdco Assumed Private Placement Warrant will continue to have, and be subject to, the same terms as the SPAC Private Placement Warrants (other than the fact that it is exercisable for one share of Holdco Class A Common Stock) and shall be governed by the Warrant Agreement, as assigned to and assumed by Holdco pursuant to the Warrant Assumption Agreement.

(v)           At the SPAC Merger Effective Time, by virtue of the SPAC Merger and without any action on the part of any Party or any other Person, each SPAC Ordinary Share held immediately prior to the SPAC Merger Effective Time by SPAC as a treasury share or held by any direct or indirect Subsidiary of SPAC immediately prior to the SPAC Merger Effective Time shall be automatically canceled and extinguished, and no consideration shall be paid with respect thereto.

(vi)          At the SPAC Merger Effective Time, by virtue of the SPAC Merger and without any action on the part of any Party or any other Person, each share of Merger Sub 1 that is issued and outstanding immediately prior to the SPAC Merger Effective Time shall be automatically cancelled and extinguished and converted into one (1) ordinary share, par value US $0.0001 per share of the First Surviving Company, with the rights, powers and privileges given to such share by the First Surviving Company Organizational Documents and the CACI, and shall constitute the only outstanding shares of the First Surviving Company immediately following the SPAC Merger Effective Time. Immediately following the SPAC Merger Effective Time, Holdco shall be the sole and exclusive owner of all shares of the First Surviving Company and the register of members of the First Surviving Company shall be updated at the SPAC Merger Effective Time to reflect the foregoing.

(c)            First Surviving Company Organizational Documents. At the SPAC Merger Effective Time, Merger Sub 1’s Organizational Documents, as in effect immediately prior to the SPAC Merger Effective Time, shall be amended and restated in a form to be mutually agreed between SPAC and the Company (such agreement not to be unreasonably withheld, conditioned or delayed) (the “First Surviving Company Organizational Documents”) and, as so amended and restated, shall be the Organizational Documents of the First Surviving Company on and from the SPAC Merger Effective Time until thereafter changed or amended as provided therein or by applicable Law.

(d)            First Surviving Company Directors and Officers. At the SPAC Merger Effective Time, the initial directors and officers of the First Surviving Company shall be the same Persons that are designated as the officers and directors of Holdco, each to hold office in accordance with the First Surviving Company Organizational Documents until such director’s or officer’s successor is duly elected or appointed and qualified, or until the earlier of their death, resignation or removal.

(e)            Dissenters’ Rights. Notwithstanding anything to the contrary herein and in accordance with Section 238 of the CACI, any SPAC Ordinary Share issued and outstanding immediately prior to the SPAC Merger Effective Time for which any SPAC Shareholder (such SPAC Shareholder, a “Dissenting SPAC Shareholder”) has validly exercised properly in writing their dissenters’ rights for such SPAC Ordinary Shares in accordance with Section 238 of the CACI, and has otherwise complied in all respects with all of the provisions of the CACI relevant to the exercise and perfection of dissenters’ rights (collectively, the “Dissenting SPAC Shares”) shall not be converted into the right to receive, and the applicable Dissenting SPAC Shareholder shall have no right to receive, the applicable portion of the SPAC Merger Consideration pursuant to Section 2.3(b)(ii) unless and until such Dissenting SPAC Shareholder effectively withdraws or loses such dissenters’ rights (through failure to perfect such dissenters’ rights or otherwise) under the CACI. From and after the SPAC Merger Effective Time, (A) the Dissenting SPAC Shares shall no longer be outstanding and shall automatically be cancelled and extinguished by virtue of the SPAC Merger and shall cease to exist and (B) the Dissenting SPAC Shareholders shall be entitled only to such rights as may be granted to them under Section 238 of the CACI and shall not be entitled to exercise any of the voting rights or other rights of a shareholder of the First Surviving Company or any of its Affiliates (including Holdco); provided, however, that if any Dissenting SPAC Shareholder effectively withdraws or loses such dissenters’ rights (through failure to perfect such dissenters’ rights or otherwise) under the CACI, then the SPAC Ordinary Shares held by such Dissenting SPAC Shareholder (1) shall no longer be deemed to be Dissenting SPAC Shares and (2) shall be treated as if they had been converted automatically at the SPAC Merger Effective Time into the right to receive the applicable portion of the SPAC Merger Consideration pursuant to Section 2.3(b)(ii). Each Dissenting SPAC Shareholder who becomes entitled to payment for his, her or its Dissenting SPAC Shares pursuant to the CACI shall receive payment thereof from SPAC in accordance with the CACI. SPAC shall give Holdco prompt notice of any written demands for dissenters’ rights of any SPAC Ordinary Share, attempted withdrawals of such demands and any other material developments related to any such demands and provide copies of all documents, instruments or other communications received by SPAC, any of its Subsidiaries or any of their respective Representatives related thereto and shall otherwise keep Holdco reasonably apprised as to the status and developments related to such matters, and Holdco shall have the opportunity to participate in all negotiations and proceedings with respect to all such demands. SPAC shall not, except with the prior written consent (not to be unreasonably withheld, conditioned or delayed) of Holdco, make any payment or deliver any consideration (including Holdco Shares) with respect to, settle or offer or agree to settle any such demands.

Section 2.4            Effecting the Company Merger.

(a)            Company Articles of Merger. On the Closing Date, the Company and Merger Sub 2 shall cause the Company Merger to be consummated by filing with the Secretary of the Commonwealth of Massachusetts articles of merger substantially in the form to be agreed between the Company and Merger Sub 2 (which shall, without limitation, include the particulars required pursuant to the MBCA) (the “Company Articles of Merger”) and such other documents as may be required in accordance with the applicable permissions of the MBCA or any other applicable law to make the Company Merger effective. The Company Merger shall become effective on the date and at the time at which the Company Articles of Merger have been duly filed with the Secretary of the Commonwealth of Massachusetts or such later date and/or time as may be agreed in writing by the Company and Merger Sub 2 and specified in the Company Articles of Merger (the time that the Company Merger becomes effective is referred to herein as the “Company Merger Effective Time”). The Company Merger shall have the effects set forth in the MBCA. Without limiting the generality of the foregoing, and subject thereto, at the Company Merger Effective Time, all of the assets, properties, rights, privileges, powers and franchises of the Company and Merger Sub 2 shall vest in the Second Surviving Company and all debts, liabilities, obligations, restrictions, disabilities and duties of each of the Company and Merger Sub 2 shall become the debts, liabilities, obligations and duties of the Second Surviving Company, in each case, in accordance with the MBCA.

(b)            Effect on Company and Merger Sub 2 Shares.

(i)            The Company shall use its commercially reasonable efforts to cause each convertible promissory note or other security that is convertible into or exchangeable for shares of Company Common Stock that is outstanding immediately prior to the Company Merger Effective Time to be converted into or exchanged for shares of Company Class A Common Stock pursuant to its terms immediately prior to the Company Merger Effective Time.

(ii)           At the Company Merger Effective Time, by virtue of the Company Merger and without any action on the part of any Party or any other Person, each share of Company Common Stock (after taking into account the Pre-Closing Recapitalization, and including shares of Company Common Stock issued upon the conversion of convertible securities pursuant to Section 2.4(b)(i), but not including any Dissenting Company Shares and the shares of Company Common Stock cancelled and extinguished pursuant to Section 2.4(b)(iii)) issued and outstanding as of immediately prior to the Company Merger Effective Time shall be automatically canceled and extinguished and converted into the right to receive: (x) with respect to each share of Company Class A Common Stock, a number of shares of Holdco Class A Common Stock equal to the Exchange Ratio and (y) with respect to each share of Company Class B Common Stock, a number of shares of Holdco Class B Common Stock equal to the Exchange Ratio (cumulatively, the “Company Merger Consideration”). From and after the Company Merger Effective Time, the Company Certificates, if any, evidencing ownership of shares of Company Common Stock and the shares of Company Common Stock held in book-entry form issued and outstanding immediately prior to the Company Merger Effective Time shall each cease to have any rights with respect to such shares of Company Common Stock except the right to receive the applicable portion of the Company Merger Consideration or as otherwise expressly provided for herein or under applicable Law.

(iii)          At the Company Merger Effective Time, by virtue of the Company Merger and without any action on the part of any Party or any other Person, each share of Company Common Stock held immediately prior to the Company Merger Effective Time by the Company as treasury stock shall be automatically canceled and extinguished, and no consideration shall be paid with respect thereto.

(iv)          At the Company Merger Effective Time, by virtue of the Company Merger and without any action on the part of any Party or any other Person, each share of capital stock of Merger Sub 2 that is issued and outstanding immediately prior to the Company Merger Effective Time shall be automatically cancelled and extinguished and converted into one (1) share of common stock, par value $0.0001 per share, of the Second Surviving Company, with the rights, powers and privileges given to such share by the Second Surviving Company Organizational Documents and the MBCA, and shall constitute the only outstanding shares of the Second Surviving Company immediately following the Company Merger Effective Time. Immediately following the Company Merger Effective Time, Holdco shall be the sole and exclusive owner of all shares of the Second Surviving Company.

(c)            Second Surviving Company Organizational Documents. At the Company Merger Effective Time, the Organizational Documents of the Company, as in effect immediately prior to the Company Merger Effective Time, shall be amended and restated in a form to be mutually agreed between SPAC and the Company (such agreement not to be unreasonably withheld, conditioned or delayed) (the “Second Surviving Company Organizational Documents”) and, as so amended and restated, shall be the Organizational Documents of the Second Surviving Company, until thereafter changed or amended as provided therein or by applicable Law.

(d)            Second Surviving Company Directors and Officers. At the Company Merger Effective Time, the directors and officers of the Company immediately prior to the Company Merger Effective Time shall be the initial directors and officers of the Second Surviving Company, each to hold office in accordance with the Second Surviving Company Organizational Documents until such director’s or officer’s successor is duly elected or appointed and qualified, or until the earlier of their death, resignation or removal.

(e)            Dissenters’ Rights. Notwithstanding any provision of this Agreement to the contrary, if required by the MBCA (but only to the extent required thereby), shares of Company Common Stock that are issued and outstanding immediately prior to the Company Merger Effective Time and that are held by a Company Shareholder (such Company Shareholder, a “Dissenting Company Shareholder”) who has demanded and perfected such holder’s right to appraisal of such shares of Company Common Stock in accordance with Part 13 of the MBCA (the “Dissenting Company Shares”), if such Part 13 of the MBCA is determined to be applicable, will not be converted into the right to receive, and the applicable Dissenting Company Shareholder shall have no right to receive, the applicable portion of the Company Merger Consideration, but such holder will be entitled to such rights as afforded under the MBCA with respect to such Dissenting Company Shares unless and until any such Dissenting Company Shareholder fails to perfect or effectively withdraws or loses its rights to appraisal and payment under the MBCA with respect to such Dissenting Company Shares or a court of competent jurisdiction determines that such Dissenting Company Shareholder is not entitled to the relief provided by Part 13 of the MBCA with respect to such Dissenting Company Shares. At the Company Merger Effective Time, any holder of Dissenting Company Shares shall cease to have any rights with respect thereto, except the rights provided in Part 13 of the MBCA and as provided in the previous sentence. The Company will give SPAC and Holdco (i) reasonably prompt notice of any demands received by the Company for appraisals of shares of Company Common Stock, withdrawals of such demands, and any other instruments received by the Company pursuant to Part 13 of the MBCA and (ii) the opportunity to participate in all negotiations and proceedings with respect to such notices and demands. SPAC shall have the right to direct and control all negotiations and proceedings with respect to any such demands, withdrawals or attempted withdrawals of such demands. The Company shall not, except with the prior written consent of SPAC, make any payment with respect to any demands for appraisal or offer to settle or compromise, or settle or compromise or otherwise negotiate, any such demands, or approve any withdrawal of any such demands, or waive any failure to timely deliver a written demand for appraisal or otherwise to comply with Part 13 of the MBCA, or agree to do any of the foregoing. The Second Surviving Company shall be entitled to retain any of the Company Merger Consideration not paid on account of the Dissenting Company Shares pending resolution of the claims of such holders, and the remaining holders of Company Common Stock shall not be entitled to any portion thereof. If, after the Company Merger Effective Time, any such holder fails to perfect or effectively withdraws or loses such appraisal right with respect to such Dissenting Company Shares, such Dissenting Company Shares will thereupon be treated as if they had been converted into and have become exchangeable for, at the Company Merger Effective Time, the right to receive the Company Merger Consideration, without any interest thereon, the Second Surviving Company shall remain liable for payment of the Company Merger Consideration for such shares of Company Common Stock, and such Dissenting Company Shares shall no longer be deemed Dissenting Company Shares under this Agreement.

Section 2.5            Transfer Agent Matters.

(a)            Appointment of Transfer Agent. At least three Business Days prior to the Closing Date, Holdco shall appoint a transfer agent reasonably acceptable to the SPAC and the Company (the “Transfer Agent”) (it being understood and agreed that Continental Stock Transfer & Trust Company, or any of its Affiliates, shall be deemed to be acceptable to the SPAC and the Company) for the purposes of exchanging the SPAC Class A Ordinary Shares and Company Common Stock for the Holdco Shares in the Mergers, pursuant to Section 2.3 and Section 2.4, respectively. The Company and SPAC shall, and shall cause their respective Representatives to, reasonably cooperate with the Transfer Agent in connection with the covenants and agreements in this Section 2.5, including the provision of any information, or the entry into any agreements or documentation, necessary or advisable, as determined in good faith by Holdco, or otherwise required by the Transfer Agent to fulfill its duties as the Transfer Agent in connection with the transactions contemplated hereby.

(b)            Exchange Procedures.

(i)            Prior to the Closing Date, the Company shall use commercially reasonable efforts to cause any shares of Company Common Stock evidenced by share certificates (the “Company Certificates”) to be returned to the Company and replaced with electronic statements or book entry form evidencing such shares of Company Common Stock; provided that if such Company Certificates are lost, stolen, or destroyed, the owner of such lost, stolen, or destroyed Company Certificates shall make an affidavit of that fact and shall indemnify the Company, the Second Surviving Company, and Holdco against any claim that may be made against Company, the Second Surviving Company, or Holdco with respect to the Company Certificates alleged to have been lost, stolen or destroyed as a condition to the issuance of electronic statements or book entry form of shares the owner of such lost, stolen or destroyed Company Certificates.

(ii)           At the Closing, Holdco shall instruct the Transfer Agent to issue the SPAC Merger Consideration to the record holders of SPAC Class A Ordinary Shares entitled to receive a portion of the SPAC Merger Consideration in book-entry form, and the electronic or book entry positions representing the SPAC Class A Ordinary Shares shall be canceled. All Holdco Shares issued in accordance with this Section 2.5(b)(ii) shall be deemed to have been issued in full satisfaction of all rights pertaining to the SPAC Class A Ordinary Shares and there shall be no further registration of transfers on the records of the First Surviving Company of the SPAC Class A Ordinary Shares that were outstanding immediately prior to the SPAC Merger Effective Time. If, after the SPAC Merger Effective Time, SPAC Ordinary Shares are presented to the First Surviving Company for any reason, they shall be cancelled and exchanged as provided in this Section 2.5(b)(ii).

(iii)          At the Closing, Holdco shall instruct the Transfer Agent to issue the Company Merger Consideration to the record holders of Company Common Stock entitled to receive a portion of the Company Merger Consideration in book-entry form, and the electronic or book entry positions representing the shares of Company Common Stock shall be canceled. All Holdco Shares issued in accordance with this Section 2.5(b)(iii) shall be deemed to have been issued in full satisfaction of all rights pertaining to the Company Common Stock and there shall be no further registration of transfers on the records of the Second Surviving Company of shares of Company Common Stock that were outstanding immediately prior to the Company Merger Effective Time. If, after the Company Merger Effective Time, shares of Company Common Stock are presented to the Second Surviving Company for any reason, they shall be cancelled and exchanged as provided in this Section 2.5(b)(iii).

Section 2.6            Withholding. Holdco shall be entitled to deduct and withhold from amounts payable hereunder such amounts as are required to be deducted and withheld under the Code or any provision of federal, state, local or foreign Tax Law with respect to the making of such payment; provided, that Holdco (or an Affiliate thereof) shall use commercially reasonable efforts to provide the Company and the SPAC, and any other Person in respect of which such deduction or withholding will be made, as soon as reasonably practicable after becoming aware thereof. Holdco shall consider in good faith any certificate or other documentation provided by the Company or the SPAC that establishes a basis to eliminate or reduce any required deduction or withholding under applicable Law. Holdco shall cooperate in good faith with the Company and the SPAC to the extent commercially reasonable to eliminate or reduce any required deduction or withholding. To the extent that amounts are deducted and withheld and are properly remitted to the appropriate Governmental Entity, such amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made.

Section 2.7            Equitable Adjustments. In the event of any share subdivision, share capitalization, share consolidation, merger, consolidation, recapitalization, restructuring or other change in the Company’s equity securities from and after the date hereof, the amounts of SPAC Merger Consideration and Company Merger Consideration (if such adjustment occurs following the date hereof but prior to Closing) shall be equitably adjusted to reflect such changes.

Section 2.8            Fractional Shares. Notwithstanding anything to the contrary in this Agreement, no fraction of a Holdco Share will be issued by virtue of the SPAC Merger or Company Merger. In lieu of any fractional Holdco Share to which each SPAC Shareholder or Company Shareholder would otherwise be entitled, Holdco shall round down to the nearest Holdco Share. No cash settlements will be made with respect to fractional shares eliminated by rounding.

Section 2.9            Further Assurances. If, at any time after the SPAC Merger Effective Time, any further action is necessary, proper or advisable to carry out the purposes of this Agreement and to vest the First Surviving Company, following the SPAC Merger, and the Second Surviving Company, following the Company Merger, with full right, title and possession to all assets, property, rights, privileges, powers and franchises of SPAC, the Company and the Merger Subs, then Holdco or its designees shall take all such actions as are necessary, proper or advisable under applicable Laws, so long as such action is consistent with and for the purposes of implementing the provisions of this Agreement.

Article III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth in the correspondingly numbered Section of the Company Disclosure Schedule (each of which shall qualify the correspondingly numbered Sections or subsections hereof to which such Company Disclosure Schedule relates, and shall qualify any other provision of this Agreement to which the relevance of the item so disclosed to such other provision is reasonably apparent from the face of such disclosure, with no presumption or inference established by the existence or absence of a reference to such section in the corresponding numbered Sections or subsections hereof), the Company hereby represents and warrants, on behalf of itself and Holdco and the Merger Subs, to the SPAC as follows:

Section 3.1            Organization; Standing and Power.

(a)            The Company is a corporation, and is duly organized, validly existing and in good standing under the Laws of the Commonwealth of Massachusetts.

(b)            The Company has requisite corporate power and authority to own, operate or lease its properties and assets now owned, operated or leased by the Company and to carry on the Company’s business as it is presently conducted in all material respects.

(c)            The Company is duly licensed or qualified to do business and is in good standing under the Laws of any jurisdiction in which the character of the properties and assets owned or leased by it or in which the operation of its business makes such licensing or qualification necessary, except where the failure to be so licensed, qualified or in good standing would not have, and would not reasonably be expected to have, in each case either individually or in the aggregate, a Material Adverse Effect.

(d)            Complete and correct copies of the Company Organizational Documents as currently in effect have been made available to SPAC. The Company is not in violation of any of the provisions of its Organizational Documents.

Section 3.2            Capitalization of the Company.

(a)            Section 3.2(a) of the Company Disclosure Schedule sets forth the capitalization of the Company as of the date hereof, describing in each case (i) the authorized capital stock of the Company, including the number of shares and par value thereof; (ii) the number of shares that are issued and outstanding therein; and (iii) the owners of each such equity interest. The shares of Company Common Stock set forth in Section 3.2(a) of the Company Disclosure Schedule constitute all of the issued and outstanding equity interests of the Company.

(b)            All of the shares of Company Common Stock have been, and all of the shares of Company Common Stock will be as of Closing, duly authorized and validly issued, fully paid and nonassessable and were not issued in violation of (i) any agreement, arrangement, Contract or other commitment to which the Company is a party or is subject to; (ii) any preemptive or similar rights of any Person; or (iii) any Law.

(c)            There are no outstanding and authorized (i) options, subscriptions, warrants or rights of conversion, calls, puts, rights of first refusal, preemptive rights or other similar rights, Contracts, agreements, arrangements or commitments obligating any of the Company or its Affiliates to issue, sell or otherwise cause to become outstanding or to acquire, repurchase or redeem any shares of or other equity interest in the Company’s capital stock or any interest therein, other equity interests or securities convertible into or exchangeable for equity interests in the Company, Company Common Stock, or other direct or indirect equity interests of the Company (whether issued or unissued); (ii) stock appreciation rights, phantom stock, profit participation or other similar rights or equity equivalents of or with respect to the Company; or (iii) voting trusts, stockholder agreements, proxies or other agreements or understandings in effect with respect to the voting or transfer of any of the Company Common Stock or to which the Company is a party or by which the Company is bound. No claim has been made or, to the Knowledge of the Company, threatened, asserting that any Person is the holder or beneficial owner of, or has the right to acquire beneficial ownership of, any shares of Company Common Stock or any other equity interests in the Company, and to the Knowledge of the Company, no facts or circumstances exist that would reasonably be expected to give rise to a valid claim of such ownership by any Person. No outstanding shares of Company Common Stock are subject to vesting or forfeiture rights or repurchase by the Company.

(d)            Except as set forth in Section 3.2(d) of the Company Disclosure Schedule, since the Company’s formation, no shares of capital stock of the Company have been canceled, forfeited, repurchased, or redeemed by the Company. All distributions, dividends, cancelations, forfeitures, repurchases and redemptions in respect of the capital stock or other equity interests of the Company were undertaken in compliance with the Company Organizational Documents then in effect, any agreement to which the Company then was a party and in compliance with applicable Law.

(e)            Except as provided for in this Agreement, as a result of the consummation of the Transactions, no share capital, warrants, options or other securities of the Company are issuable and no rights in connection with any shares, warrants, options or other securities of the Company accelerate or otherwise become triggered (whether as to vesting, exercisability, convertibility or otherwise).

Section 3.3            Subsidiaries. Other than Holdco and the Merger Subs, the Company does not control, directly or indirectly, or have any direct or indirect equity participation or similar interest in, or any obligations to acquire any equity securities of or make any contribution to or debt or equity investment in, any other Person.

Section 3.4             Authority; No Violation.

(a)            The Company has the requisite corporate or other entity power and authority, as applicable, to enter into this Agreement and to carry out and perform its obligations hereunder and to consummate the Transactions. This Agreement and the Ancillary Agreements to which the Company is a party have been duly and validly executed and delivered by the Company, and the performance by the Company of its obligations hereunder and the consummation by the Company of the Transactions has been duly authorized, and, assuming due authorization, execution and delivery of this Agreement by the SPAC, Holdco, and the Merger Subs, this Agreement constitutes a valid, legal and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as such enforceability may be subject to, and limited by, applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar Laws relating to or affecting creditors’ rights generally and general equity principles (regardless of whether enforcement is sought in a proceeding at Law or in equity) (collectively, the “Enforceability Exceptions”).

(b)            The execution, delivery and performance of this Agreement and the Ancillary Agreements to which the Company is a party by the Company and the consummation of the Transactions, do not (and will not, with or without the lapse of time or the giving of notice, or both):

(i)            contravene, conflict with or result in a violation or breach of or default under the Company Organizational Documents;

(ii)           subject to obtaining the consents, approvals, authorizations or making required filings described under Section 3.5, contravene, conflict with or result in a violation or breach of any provision of any Law or Order applicable to the Company;

(iii)          contravene, conflict with or result in a violation or breach of, or result in a default (or give rise to any right of termination, cancellation, payment or acceleration) under, or result in the creation of any Lien (other than Permitted Liens) upon any of the properties, assets or rights of the Company, under any Contract to which the Company is party; except, in the case of clause (ii) and (iii), where such conflict, violation, default or imposition would not have, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 3.5            Consents and Approvals. The execution and delivery of this Agreement by the Company, or the Ancillary Agreements to which it is a party, does not, and the performance of its obligations hereunder and thereunder will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Entity, except for: (i) the filing of the Company Certificate of Merger; (ii) the filing and effectiveness of the Registration Statement in accordance with the Securities Act and the Exchange Act; (iii) applicable requirements, if any, of the Securities Act, the Exchange Act or blue sky laws, and the rules and regulations thereunder; (iv) the filing of any notifications required pursuant to Antitrust Laws, and the expiration of the required waiting periods thereunder; (v) the consents, approvals, authorizations and permits described on Section 3.5 of the Company Disclosure Schedule; and (vi) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not, individually or in the aggregate, reasonably be expected to be material to Company, or reasonably be expected to prevent or materially delay or impair the consummation of the Transactions or the ability of the Company to perform its obligations under this Agreement or the Ancillary Agreements.

Section 3.6            Litigation. There is no: (a) Action pending or, to the Knowledge of the Company, threatened (and to the Knowledge of the Company, no event has occurred or circumstances exist that is reasonably likely to give rise to, or serve as a basis for, any Action), against the Company, or any of its material properties or material assets, in each case, that is or would reasonably be expected to materially adversely impact the Company; (b) material settlement agreement currently in effect with respect to the Company; (c) outstanding, pending, or, to the Knowledge of the Company, threatened Orders (and to the Knowledge of the Company, no event has occurred or circumstances exist that is reasonably likely to give rise to, or serve as a basis for, any Order) against, the Company or to which the Company is otherwise a party, in each case, that is or would reasonably be expected to materially adversely impact the Company; or (d) as of the date hereof, Action pending or to the Knowledge of the Company, threatened against the Company or any of its Affiliates that challenges or seeks to prevent, enjoin or otherwise delay the Transactions.

Section 3.7            Brokers. No Person is or will be entitled to any brokerage, finder’s, investment banker’s, financial advisor or other fee, commission or like payment paid or payable by the Company solely as a result of or in connection with the consummation of the Transactions.

Section 3.8            Financial Statements.

(a)            The Company has delivered or made available to the SPAC complete and correct copies of the Company’s balance sheet as of December 31, 2022 and the related statements of income (loss), changes in stockholders’ equity (deficit) and cash flows for the fiscal years then ended (collectively, the “Financial Statements”).

(b)            The Financial Statements have been prepared in accordance with GAAP applied on a consistent basis throughout the period involved, except as may be noted therein. The Financial Statements (including the related notes and schedules) fairly present in all material respects the financial position of the Company as of the respective dates they were prepared and each of the related statements of operations and statement of changes in net parent investment and cash flows (including the related notes and schedules) fairly present in all material respects the results of operations, changes in net parent investment and changes in cash flows, as the case may be, of the Company for the respective period set forth therein, in each case in accordance with GAAP consistently applied during the periods involved, except as may be noted therein.

(c)            The Financial Statements have been prepared from the books and records of the Company and which books and records accurately reflect in all material respects the transactions and dispositions of the Company.

(d)            The Company has established and maintained a system of internal controls sufficient to provide reasonable assurance (i) that transactions are executed in accordance with management’s authorizations, (ii) that transactions, receipts and expenditures of the Company and its Subsidiaries are being executed and made only in accordance with appropriate authorizations of management of the Company, (iii) that transactions are recorded as necessary to permit preparation of Financial Statements to maintain accountability for assets, (iv) regarding prevention or timely detection of unauthorized acquisition, use or disposition of the assets of the Company and its Subsidiaries and (v) that accounts, notes and other receivables and inventory are recorded accurately. The Company has not identified or been made aware of, and has not received from its independent auditors any notification of, any (x) “significant deficiency” in the internal controls over financial reporting of the Company, (y) “material weakness” in the internal controls over financial reporting of the Company or (z) fraud, whether or not material, that involves management or other employees of the Company or its Subsidiaries who have a role in the internal controls over financial reporting of the Company.

(e)            There are no outstanding loans or other extensions of credit made by the Company to any executive officer (as defined in Rule 3b-7 under the Exchange Act) or director of the Company.

(f)             The Company is not a party to, and does not have any commitment to become a party to, any material off-balance sheet partnership or similar arrangement (including any Contract or agreement relating to any transaction or relationship between or among the Company and any Company Subsidiary, on the one hand, and any unconsolidated affiliate on the other hand), including any “off-balance sheet arrangement” (as defined in Item 303(a) of Regulation S-K promulgated by the SEC).

(g)            The Company has no outstanding Indebtedness. The Company has not availed itself of any loan, grant or other payment from any Governmental Entity in connection with COVID-19, including any loans under the CARES Act or the Paycheck Protection Program.

Section 3.9            No Undisclosed Liabilities. The Company does not have any Liabilities required under GAAP to be reflected on a balance sheet except for those Liabilities (a) accurately reflected or reserved against in the balance sheet included in the Financial Statements, (b) incurred in the ordinary course of business consistent with past practice since January 1, 2023, (c) that will be discharged or paid off at or prior to the Closing or (d) that would not be, and would not reasonably be expected to be, individually or in the aggregate, material to the Company.

Section 3.10           Absence of Certain Changes or Events. Since January 1, 2023, except as expressly contemplated herein, (a) the Company has conducted its business in all respects in the ordinary course of business; (b) there has been no Material Adverse Effect; and (c) the Company has not taken any action (or agreed or committed to take any action) which, other than in the ordinary course of business, if taken after the date hereof would require the SPAC’s consent in accordance with Section 5.1(b).

Section 3.11            Title to Assets; Properties.

(a)            The Company does not own, and has never owned, any real property.

(b)            Except as set forth in Section 3.11(b) of the Company Disclosure Schedule (the “Leased Real Property”), the Company has not entered into, nor is it bound by, any lease, lease guaranty, sublease, agreement for the leasing, use or occupancy of, or otherwise granting a right in or relating to any real property.

(c)            The Company has good and valid title to, or, in the case of leased properties and assets, valid leasehold interests (subject to the terms of the respective leases) in, all of its tangible properties and assets, real, personal and mixed, used or held for use in or necessary for the conduct of the business of the Company as currently conducted, free and clear of any Liens, except for (i) Liens for Taxes not yet due and payable and (ii) such imperfections of title and encumbrances, if any, which do not materially detract from the value or materially interfere with the present or anticipated future use of the property subject thereto or affected thereby.

Section 3.12           Material Contracts.

(a)            Section 3.12(a) of the Company Disclosure Schedule sets forth a true and complete list of the following Contracts (excluding any Benefit Plan) in effect as of the date hereof (each a “Material Contract”):

(i)            Contracts containing any requirement that the Company makes, directly or indirectly, any advance, loan, extension of credit or capital commitment or contribution to, or other investment in, any Person, or any capital expenditure after the date hereof;

(ii)           Contracts containing any right of first refusal or right of first offer or similar right or that limits or purports to limit the ability of the Company (or, following the Closing, Holdco or its Affiliates, including the Second Surviving Company) to own, operate, sell, transfer, pledge or otherwise dispose of any material properties or assets;

(iii)          any Contract (1) that limits or purports to limit the ability of the Company to compete in any line of business or with any Person or in any geographic area or during any period of time, (2) providing for any material exclusivity obligations, or (3) granting any exclusive rights to products or services;

(iv)          Contracts obligating the Company or any counterparty to purchase or obtain a minimum or specified amount of any product or service, or granting any right of first refusal, right of first offer or similar right with respect to any material assets of the Company;

(v)           Contracts relating to the acquisition or disposition of any business (whether by merger, sale of stock, sale of assets or otherwise) that include any earn-out or other similar contingent obligation to be paid by the Company after the date hereof;

(vi)          any Contract that requires, during the remaining term of such Contract, payments to or from the Company, except for Contracts meeting the requirement of Section 3.12(a)(iv);

(vii)         interest rate, currency or other hedging Contracts;

(viii)        any grant of a license (A) by a third party to the Company under any Intellectual Property, or (B) by the Company in favor of any third party under any Company Intellectual Property;

(ix)           any joint venture, strategic alliance, partnership or similar arrangement involving a sharing of profits or expenses of payments based on material revenues or profits of the Company;

(x)            all Contracts with any Governmental Entity to which the Company is a party;

(xi)          all Contracts that (i) are between or among the Company, on the one hand, and any of its Affiliates (excluding the Company), directors or officers, on the other hand, and (ii) will survive the Closing;

(xii)         all broker, distributor, dealer, manufacturer’s representative, franchise, agency, sales promotion, market research, marketing consulting and advertising Contracts to which the Company is a party;

(xiii)        any Contract relating to the incurrence of Indebtedness for borrowed money (including for the purposes of this Section 3.12(a)(xiii) any letters of credit, performance bonds and surety bonds, whether or not drawn or called); and

(xiv)        any other Contract that is material to the business and operations of the Company and not otherwise disclosed pursuant to this Section 3.12(a).

(b)            Each Material Contract is in full force and effect and, in accordance with its terms, constitutes a legal, valid, binding and enforceable obligation of the Company and, to the Knowledge of the Company, of the other parties thereto, except where such failures to be valid, binding, enforceable or in full force and effect have not been and would not reasonably be expected to be, individually or in the aggregate, materially adverse to the Company, and subject to the effect of applicable Enforceability Exceptions. Except as otherwise set forth on Section 3.12(b) of the Company Disclosure Schedule, the Company is not, nor, to the Knowledge of the Company, any other party thereto, is in material breach of or default under (or is alleged to be in breach of or default under), or has provided or received as of the date hereof any notice of any intention to terminate any Material Contract. Except as would not have, and would not reasonably be expected to have, individually or in the aggregate, be materially adverse to the Company, no event, circumstance or condition has occurred that, to the Knowledge of the Company, with the lapse of time or the giving of notice, or both, other than entering into and performing this Agreement and the agreements and transactions contemplated hereby, would constitute a breach of any Material Contract or result in the right to terminate, or cause or permit the acceleration or other material changes of any right or obligation or the loss of any material benefit thereunder by the Company, or any other party thereto. Correct and complete copies of each Material Contract (including all modifications, amendments and supplements thereto and waivers thereunder) have been made available to the SPAC.

Section 3.13           Compliance with Legal Requirements; Permits. Except as would not reasonably be expected to, individually or in the aggregate, materially adversely affect the Company: (a) the Company is in compliance with all Laws applicable to the Company or its properties or assets or the Company; (b) the Company has not received any written notice of or been charged with a violation of any such Laws related to or affecting the Company; (c) the Company has all Permits that are required for the operation of the Company as presently conducted, and all Permits obtained by the Company are valid and in full force and effect; (d) the Company is not in default under or violation or breach of, and no event has occurred which, with the lapse of time or the giving of notice, or both, would constitute a default under or violation or breach of any term, condition or provision of any Permit or would reasonably be expected to result in the revocation, suspension, lapse or limitation of any Permit; (e) none of the Permits has been challenged, suspended or revoked and, to the Knowledge of the Company, no written statement of intention to challenge, suspend or revoke or fail to renew any such Permit has been received by the Company; and (f) all fees and charges with respect to such Permits as of the date hereof have been paid in full.

Section 3.14            Taxes.

(a)            The Company has duly and timely filed (taking into account any applicable extensions of time to file) all income and other material Tax Returns required to be filed by it, and all such Tax Returns are true, correct, and complete in all material respects. The Company has paid all income and other material Taxes due and payable by it (whether or not shown as due on such Tax Returns). The unpaid Taxes of the Company (for the absence of doubt, calculated on the basis of a closing of the books as of the Closing Date) will not, as of the Closing Date, exceed the reserves for any Liability for Taxes (excluding any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth in the applicable Financial Statements, as adjusted for the passage of time in accordance with the past custom and practice of the Company in filing Tax Returns.

(b)            The Company has withheld and paid to the appropriate Taxing Authority all material Taxes required to be withheld and paid in connection with amounts paid or owing to any employee, creditor, stockholder, independent contractor or other third party.

(c)            The Company has not waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to any Tax assessment or deficiency, which waiver or extension has not since expired.

(d)            There are no Liens for Taxes upon any of the assets of the Company, other than Permitted Liens.

(e)            No Tax audits or administrative or judicial Tax proceedings are pending or being conducted, or threatened in writing, with respect to the Company. The Company has not been audited by any Taxing Authority and no change or adjustment has been required in connection with any such audit. The Company has not applied for a ruling relating to Taxes or entered into a “closing agreement” as described in Section 7121 of the Code (or any comparable provisions of state, local or foreign Law) with any Governmental Entity which could be binding on Holdco, the SPAC, the Company, or any of their Affiliates after the Closing Date. No power of attorney that is currently in force has been granted with respect to any matter relating to Taxes that could affect the Company.

(f)            The Company (i) has not been a member of an affiliated group filing a consolidated federal income Tax Return or members if a combined, unitary or other group for state, local or foreign Tax purposes (other than an affiliated, combined, consolidated, unitary or other group the common parent of which was Holdco, any of its Subsidiaries or the Company) or (ii) has no liability for the Taxes of any person (other than the Company) under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or foreign Tax Law) or as a transferee or successor. The Company is not a party to or bound by any Tax indemnity, Tax sharing or Tax allocation Contract, or any other contractual obligation to pay the Tax obligation of another Person (other than any Tax allocation, indemnity or sharing provision in agreements entered into in the ordinary course of business consistent with past practice and not primarily concerning Taxes).

(g)            The Company has not been a “distributing corporation” or a “controlled corporation” in a distribution of stock intended to qualify for tax-free treatment under Section 355 of the Code.

(h)            The Company has not been a party to a transaction that is a “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4 or any other transaction requiring disclosure under analogous provisions of state, local or foreign Tax Law.

(i)            No claim has ever been made by a Taxing Authority in a jurisdiction where the Company does not file Tax Returns that the Company is or may be subject to taxation by, or required to file a Tax Return in, that jurisdiction.

(j)            The Company does not have a permanent establishment (within the meaning of an applicable Tax treaty) or otherwise has an office or fixed place of business in a country other than the country in which it is organized or are treated as “surrogate foreign corporations” as defined in Section 7874(a)(2)(B) of the Code or domestic corporations as a result of the application of Section 7874(b) of the Code.

(k)            The Company is in compliance in all material respects with all applicable transfer pricing Laws, including the execution and maintenance of contemporaneous documentation substantiating transfer pricing practices and methodologies.

(l)             The Company is not, or ever has been, a (i) “United States real property holding corporation” within the meaning of Section 897(c)(2) of the Code or an entity that has ever made the election provided under Section 897(i) of the Code.

(m)            The Company is not nor will be liable for any material Tax as a result of (i) a change in method of Tax accounting or period made on or prior to the Closing Date, (ii) an installment sale or “open transaction” disposition occurring on or prior to the Closing Date, (iii) a prepaid amount received, accrued, or paid on or prior to the Closing Date, (iv) intercompany transactions or excess loss accounts described in Treasury Regulations under Section 1502 of the Code (or any similar provision of state, local, or non-U.S. Tax Laws) with respect to a transaction occurring prior to the Closing Date, or (v) any other election prior to the Closing Date that has deferred more than an immaterial amount of income (or accelerated more than an immaterial item of loss or deduction) that would otherwise have accrued, including in each case comparable provisions of state, local and non-U.S. Laws.

(n)            The Company has not taken or agreed to take any action, and is not aware, after reasonable diligence, of the existence of any fact or circumstance that could, reasonably be expected to prevent or impede the applicable elements of the Transactions from qualifying for the Intended Tax Treatment.

(o)            The Company has timely paid in full any Taxes imposed with respect to amounts that any of the Company are required to include in income as a result of the application of Section 965 of the Code (and any similar or analogous provisions of state or local Law) and the Company made an election pursuant to Section 965(h) of the Code with respect to any such amounts.

Section 3.15           Intellectual Property.

(a)            Section 3.15(a) of the Company Disclosure Schedule sets forth an accurate and complete list of all registered or applied-for (i) Patents, (ii) Trademarks and (iii) Copyrights included in the Company Intellectual Property which are owned or purported to be owned by the Company (collectively, “Registered Company Intellectual Property”), including, for each of (i)-(iii), where applicable, (x) the name of the applicant or registrant of record and the current owner, (y) the registration, issuance and application numbers and (z) the jurisdictions in which each such item of Company Intellectual Property has been issued or registered or in which any application for such issuance and registration has been filed. The Company solely owns and possesses all right, title and interest in and to, or has a valid right to use, all of the material Company Intellectual Property. Each item of Registered Company Intellectual Property is subsisting and, to the Knowledge of the Company, valid and enforceable.

(b)            The operation of the business of the Company is not infringing, misappropriating or violating any Intellectual Property of any Person. There are no Actions pending or, to the Knowledge of the Company, threatened in writing against the Company, and the Company has not received any written notice, (i) alleging that such operation is infringing, misappropriating or violating any Intellectual Property of any Person or (ii) challenging the validity, enforceability or ownership of any Company Intellectual Property. To the Knowledge of the Company, no Person is infringing, misappropriating or otherwise violating, or has infringed, misappropriated or otherwise violated, any Company Intellectual Property.

(c)            The Company has taken reasonable security measures to protect and maintain the secrecy, confidentiality and value of all trade secrets and other confidential information of the Company or provided to the Company under obligations of confidentiality.

Section 3.16           Employee Benefit Plans.

(a)            Except as set forth on Section 3.16(a) of the Company Disclosure Schedule, the Company is neither party to nor has it sponsored any Company Benefit Plan. Except as would not have, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, each Company Benefit Plan and all related trusts, insurance contracts and funds have at all times been established, maintained, and administered in compliance with its terms and applicable provisions of ERISA and any other applicable Laws. All contributions or payments with respect to Benefit Plans have been timely made.

(b)            Except as would not have, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (i) there are no pending or, to the Knowledge of the Company, threatened Actions, with respect to any Company Benefit Plan (other than claims for benefits in the ordinary course of business consistent with past practice) or any administrator or fiduciary thereof, and to the Knowledge of the Company, no fact or circumstance exists that would reasonably be expected to give rise to any such Action and (ii) no Company Benefit Plan is or, within the last six (6) years has been, the subject of an examination or audit by a Governmental Entity, or the subject of an application or filing under, or a participant in, a government-sponsored amnesty, voluntary compliance, self-correction or similar program.

(c)            Neither the Company nor any ERISA Affiliate has been a party to or maintained, sponsored, contributed to or has been obligated to contribute to, or had any liability with respect to (i) any plan subject to Title IV of ERISA, including a Multiemployer Plan; (ii) a “multiple employer plan” (within the meaning of ERISA or the Code); (iii) a self-funded health or welfare benefit plan; (iv) any voluntary employees’ beneficiary association (within the meaning of Section 501(c)(9) of the Code); or (v) any arrangement that provides medical, life insurance or other welfare benefits to any current or future retired or terminated employee (or any dependent thereof) other than as required pursuant to, Section 4980B of the Code or the Consolidated Omnibus Budget Reconciliation Act, as amended (“COBRA”) (or equivalent state or foreign Law). Any self-funded health or welfare Benefit Plan has complied in all material respects with all applicable accrual obligations and funding requirements.

(d)            Except as would not have, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, there has been no, and the execution of this Agreement will not result in any, non-exempt “prohibited transaction” (within the meaning of Section 406 of ERISA or Section 4975 of the Code) with respect to any Company Benefit Plan.

(e)            Neither the execution and delivery of this Agreement nor the consummation of the Transactions will (either alone or in conjunction with any other event): (i) result in any payment or benefit (including, without limitation, severance, unemployment compensation, golden parachute or otherwise) becoming due to any current or former director, officer, employee or independent contractor of the Company from the Company under any Benefit Plan or otherwise; (ii) increase the amount of any compensation or benefits otherwise payable by the Company under any Company Benefit Plan; or (iii) result in the acceleration of the time of payment, funding or vesting of any compensation or benefits under any Company Benefit Plan. No amount paid or payable (whether in cash, in property, or in the form of benefits) by the Company in connection with the Transactions (either alone or in conjunction with any other event) will be an “excess parachute payment” within the meaning of Section 280G of the Code. The Company has no obligation to make a “gross-up” or similar payment in respect of any taxes that may become payable under Section 4999 of the Code.

(f)             The Company is not now nor has it ever been party to or sponsored any Company Benefit Plan that is a “nonqualified deferred compensation plan” within the meaning of Section 409A of the Code.

Section 3.17           Labor Matters.

(a)            (i) The Company has been in compliance in all material respects with all applicable Laws and Orders with respect to the employment of Company Employees, including employment practices, employee classification, labor relations, health and safety, wages, hours and terms and conditions of employment and fair labor standards, (ii) except as would not result in material liability to the Company, the Company has declared and paid all applicable social security charges and contributions on due time, (iii) there are no material Actions or disputes pending or, to the Knowledge of the Company, threatened or reasonably anticipated against the Company or any of the Company Employees relating to any of the foregoing Laws and (iv) except as would not result in material liability to the Company, all Company Employees have been paid all wages, salaries, commissions, bonuses, social insurance, housing fund, overtime payment, benefits and other compensation due to or on behalf of such Person.

(b)            The Company has no material liability with respect to any misclassification of: (i) any Person as an independent contractor rather than as an employee, (ii) any employee leased from another employer, or (iii) any employee currently or formerly classified as exempt from overtime wages. Except as would not result in material liability to the Company, the Company has (x) obtained Forms I-9 for each Company Employee working as an employee in the United States and such other verification documentation required for each Company Employees whose primary work location is outside of the United States of America and (y) retained such forms for the required period pursuant to the United States Immigration Reform and Control Act or similar foreign, state or local Laws.

Section 3.18           Compliance with Anti-Corruption Laws. Except for such matters as would not have, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect:

(a)            The Company, nor to the Knowledge of the Company anyone acting on its behalf, has not:

(i)            violated, or engaged in any activity, practice or conduct which would violate, any Anti-Corruption Law;

(ii)           used corporate funds or assets for any unlawful contribution, gift, entertainment or other unlawful expense, or made any unlawful bribe, rebate, payoff, influence payment, kickback or other unlawful payment; or

(iii)         directly, or indirectly through its agents, Representatives or any other Person authorized to act on its behalf, offered, promised, paid, given, or authorized the payment or giving of money or anything else of value (including facilitation payments) to any (1) Government Official; (2) Person; or (3) other Person while knowing or having reason to believe that some portion or all of the payment or thing of value will be offered, promised, or given, directly or indirectly, to a Government Official or other Person, in order to unlawfully obtain or retain business for, direct business to, or secure an unlawful advantage for, the Company by (x) influencing any act or decision of such Government Official or such Person in his, her or its official capacity, including a decision to do or omit to do any act in violation of his, her or its lawful duties; or (y) inducing such Government Official or such Person to use his, her or its influence or position with any Governmental Entity or other Person to influence any act or decision.

(b)            The Company:

(i)            does not employ any Government Official or a Close Family Member of any Government Official; and

(ii)           does not have a personal, business, or other relationship or association with any Government Official or Close Family Member of any Government Official who may have responsibility for or oversight of any business activities of the Company.

(c)            The Company has not been the subject of any investigation, inquiry, or enforcement proceeding by any court, governmental, administrative or regulatory body, or any customer regarding any violation or alleged violation of any Anti-Corruption Law, and no such investigation, inquiry or proceeding is pending or, to the Knowledge of the Company, threatened and there are no circumstances likely to give rise to any such investigation, inquiry or proceeding.

(d)            The Company is not barred or suspended from doing business with any Governmental Entity or has its export privileges revoked or suspended in connection with a violation or alleged violation of any Anti-Corruption Law.

Section 3.19           Holdco and the Merger Subs.

(a)            Each of Holdco, Merger Sub 1, and Merger Sub 2 is duly incorporated, formed or organized, validly existing and in good standing (to the extent such concept exists in the relevant jurisdiction) under the laws of its jurisdiction of incorporation, formation or organization. Each of Holdco, Merger Sub 1, and Merger Sub 2 has the requisite corporate or limited liability power and authority to own, lease and operate its assets and properties and to carry on its business as it is now being conducted, except as would not reasonably be expected to prevent or materially delay or impair the consummation of the Transactions or the ability of Holdco, Merger Sub 1, and Merger Sub 2 to perform their obligations under this Agreement or the Ancillary Agreements. None of Holdco, Merger Sub 1, or Merger Sub 2 is in violation of any of the provisions of their respective Organizational Documents. Each of Holdco, Merger Sub 1, and Merger Sub 2 is duly qualified or licensed to do business as a foreign corporation or limited liability company and is in good standing in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its activities makes such qualification or licensing necessary other than in such jurisdictions where the failure to so qualify would not reasonably be expected to prevent or materially delay or impair the consummation of the Transactions or the ability of Holdco, Merger Sub 1, and Merger Sub 2 to perform their obligations under this Agreement or the Ancillary Agreements.

(b)            Holdco has no direct or indirect Subsidiaries or participations in joint ventures or other entities, and does not own, directly or indirectly, any equity interests or other interests or investments (whether equity or debt) in any Person other than the Merger Subs. None of Holdco, Merger Sub 1, or Merger Sub 2 has any assets or properties of any kind other than those incident to its formation and this Agreement, and does not now conduct and has never conducted any business. Holdco, Merger Sub 1, and Merger Sub 2 are entities that have been formed solely for the purpose of engaging in the Transactions.

(c)            All outstanding shares of capital stock of Merger Sub 1 and Merger Sub 2 are owned by Holdco, free and clear of all Liens (other than Permitted Liens).

(d)            Each of Holdco, Merger Sub 1, and Merger Sub 2 has the requisite power and authority to: (a) execute, deliver and perform this Agreement and the Ancillary Agreements to which it is a party, and each ancillary document that it has executed or delivered or is to execute or deliver pursuant to this Agreement; and (b) carry out its obligations hereunder and thereunder and to consummate the Transactions (including the Mergers). The execution and delivery by Holdco, Merger Sub 1, and Merger Sub 2 of this Agreement and the Ancillary Agreements to which each of them is a party, and the consummation by Holdco, Merger Sub 1, and Merger Sub 2 of the Transactions (including the Mergers) have been duly and validly authorized by all necessary corporate action on the part of each of Holdco, Merger Sub 1, and Merger Sub 2, and no other proceedings on the part of Holdco, Merger Sub 1, or Merger Sub 2 (or any of their equityholders) are necessary to authorize this Agreement or the Ancillary Agreements to which each of them is a party or to consummate the Transactions. This Agreement and the Ancillary Agreements to which each of them is a party have been duly and validly executed and delivered by Holdco, Merger Sub 1, and Merger Sub 2 and, assuming the due authorization, execution and delivery thereof by the other Parties, constitute the legal and binding obligations of Holdco, Merger Sub 1, and Merger Sub 2 (as applicable), enforceable against Holdco, Merger Sub 1, and Merger Sub 2 (as applicable) in accordance with their terms, except insofar as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally or by principles governing the availability of equitable remedies.

Section 3.20          Information Supplied. The information relating to the Company and the Company Subsidiaries supplied by or on behalf of Company for inclusion or incorporation by reference (a) in any current report on Form 8-K, and any exhibits thereto or any other report, form, registration, or other filing made with any Governmental Entity or stock exchange, or in any press release, with respect to the Transactions or (b) in the Registration Statement, including the Proxy Statement, does not contain any untrue statement of any material fact, or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. Notwithstanding the foregoing, no representation is made by Company with respect to the information that has been or will be supplied by SPAC or any of its Representatives.

Section 3.21           No Other Representations or Warranties; No Reliance.

(a)            Except for the representations and warranties contained in this Article III, neither the Company nor any other Person or entity on behalf of the Company has made or makes any representation or warranty, whether express or implied, with respect to the Company, its Affiliates, or any of their respective businesses, affairs, assets, Liabilities, financial condition, results of operations, future operating or financial results, estimates, projections, forecasts, plans or prospects (including the reasonableness of the assumptions underlying such estimates, projections, forecasts, plans or prospects) or with respect to the accuracy or completeness of any other information provided or made available to the SPAC, its Affiliates or any of their Representatives by or on behalf of the Company, Holdco, Merger Sub 1, and Merger Sub 2. Neither the Company nor any other Person on behalf of the Company have made or makes any representation or warranty, whether express or implied, with respect to any projections, forecasts, estimates or budgets made available to the SPAC, its Affiliates or any of their Representatives of future revenues, future results of operations (or any component thereof), future cash flows or future financial condition (or any component thereof) of any of the Company, Holdco, Merger Sub 1, or Merger Sub 2, or any of its or their Affiliates, whether or not included in any management presentation.

(b)            The Company, on behalf of itself, Holdco, Merger Sub 1, Merger Sub 2, and each of its and their Affiliates, acknowledges and agrees that, except for the representations and warranties contained in Article IV, neither the SPAC nor any other Person or entity on behalf of the SPAC has made or makes, and the Company, Holdco, Merger Sub 1, Merger Sub 2, and its and their Affiliates have not relied upon, any representation or warranty, whether express or implied, with respect to the SPAC, its Affiliates or their respective businesses, affairs, assets, Liabilities, financial condition, results of operations, future operating or financial results, estimates, projections, forecasts, plans or prospects (including the reasonableness of the assumptions underlying such estimates, projections, forecasts, plans or prospects) or with respect to the accuracy or completeness of any other information provided or made available to the Company, Holdco, Merger Sub 1, Merger Sub 2, or its or their Affiliates or any of their Representatives by or on behalf of the SPAC.

Article IV

REPRESENTATIONS AND WARRANTIES OF THE SPAC

Except as (i) disclosed in the SPAC SEC Documents filed prior to the date hereof and that is reasonably apparent on the face of such disclosure to be applicable to the representation and warranty set forth herein (other than any disclosures contained or referenced therein under the captions “Risk Factors,” “Forward-Looking Statements,” “Quantitative and Qualitative Disclosures About Market Risk,” and any other disclosures contained or referenced therein of information, factors, or risks that are predictive, cautionary, or forward-looking in nature), or (ii) set forth in the correspondingly numbered Section of the SPAC Disclosure Schedule (each of which shall qualify the correspondingly numbered Sections or subsections hereof to which such SPAC Disclosure Schedule relates, and shall qualify any other provision of this Agreement to which the relevance of the item so disclosed to such other provision is reasonably apparent from the face of such disclosure, with no presumption or inference established by the existence or absence of a reference to such section in the corresponding numbered Sections or subsections hereof), the SPAC hereby represents and warrants to Holdco and to the Company as follows:

Section 4.1             Organization; Standing and Power.

(a)            The SPAC is a legal entity duly organized, validly existing and in good standing under the Laws of the Cayman Islands.

(b)            The SPAC has all requisite power and authority to own, operate and lease its properties and carry on its business as presently being conducted in all material respects.

Section 4.2             Capitalization of SPAC.

(a)            As of the date of this Agreement, the authorized share capital of the SPAC consists of 500,000,000 SPAC Class A Ordinary Shares, 50,000,000 SPAC Class B Ordinary Shares, and 5,000,000 preferred shares, par value $0.001 per share. As of the date hereof, (i) 6,626,360 SPAC Class A Ordinary Shares are issued and outstanding, (ii) 1 SPAC Class B Ordinary Share is issued and outstanding, (iii) no preferred shares are issued and outstanding, and (iv) 8,225,000 SPAC Warrants are issued and outstanding. As of the date hereof, the issued and outstanding SPAC Class B Ordinary Share is convertible on a one-for-one basis, into one SPAC Class A Ordinary Share at any time upon the election of the holder or upon consummation of the Transactions. Pursuant to the Sponsor Support Agreement, the holder of the SPAC Class B Ordinary Share has irrevocably waived any anti-dilution adjustment as to the ratio by which the SPAC Class B Ordinary Share converts into SPAC Class A Ordinary Shares or any other measure with an anti-dilutive effect, in any case, that results from or is related to the Transactions.

(b)            All issued and outstanding SPAC Class A Ordinary Shares, SPAC Class B Ordinary Shares, SPAC Warrants and SPAC Units are validly issued, fully paid and non-assessable and are not subject to preemptive rights.

(c)            Except as set forth in Section 4.2 of the SPAC Disclosure Schedule, or contemplated by this Agreement, and except for the SPAC Class A Ordinary Shares, SPAC Class B Ordinary Share, SPAC Warrants, SPAC Units and the SPAC Convertible Note, there are no outstanding (i) securities of the SPAC convertible into or exchangeable for shares or other equity interests or voting securities of the SPAC, (ii) options, warrants or other rights (including preemptive rights) or agreements, arrangement or commitments of any character, whether or not contingent, of the SPAC to acquire from any Person, and no obligation of the SPAC to issue, any shares or other equity interests or voting securities of the SPAC or any securities convertible into or exchangeable for such shares or other equity interest or voting securities, (iii) equity equivalents or other similar rights of or with respect to the SPAC, or (iv) obligations of the SPAC to repurchase, redeem, or otherwise acquire any of the foregoing securities, shares, options, equity equivalents, interests or rights.

(d)            The SPAC has no direct or indirect equity interests, participation or voting right or other investment (whether debt, equity or otherwise) in any Person (including any Contract in the nature of a voting trust or similar agreement or understanding) or any other equity equivalents in or issued by any other Person.

Section 4.3             SPAC SEC Documents; Controls.

(a)            The SPAC has timely filed with or furnished to the SEC all forms, reports, schedules and statements required to be filed or furnished by it with the SEC since June 26, 2023 (such forms, reports, schedules and statements, the “SPAC SEC Documents”). As of their respective filing dates, or, if amended or superseded by subsequent filing prior to the date hereof, as of the date of the last such amendment or superseding filing (and, in the case of registration statements and proxy statements, on the dates of effectiveness and the dates of the relevant meetings, respectively), each of the SPAC SEC Documents, complied as to form in all material respects with the applicable requirements of the Securities Act, or the Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such SPAC SEC Documents, and none of the SPAC SEC Documents contained, when filed or, if amended or superseded prior to the date of this Agreement, as of the date of the last such amendment or superseding filing, any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. To the Knowledge of the SPAC, as of the date hereof, none of the SPAC SEC Documents are the subject of (i) ongoing SEC review or outstanding SEC comment or (ii) outstanding SEC investigation.

(b)            The financial statements of the SPAC contained in the SPAC SEC Documents, including any notes and schedules thereto, (i) complied as to form in all material respects with the rules and regulations of the SEC with respect thereto as of their respective dates; (ii) were prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto or, in the case of the unaudited statements, as permitted by Rule 10-01 of Regulation S-X of the SEC or as may be permitted by the SEC for Quarterly Reports on Form 10-Q); and (iii) fairly presented in all material respects in accordance with applicable requirements of GAAP (subject, in the case of the unaudited statements, to normal year-end audit adjustments) the financial position of the SPAC and its consolidated Subsidiaries, as of their respective dates and the results of operations and the cash flows of the SPAC and its consolidated Subsidiaries, for the periods presented therein.

(c)            The SPAC has established and maintains a system of “internal controls over financial reporting” (as defined in Rule 13a-15(f) and 15d-15(f) of the Exchange Act) as required by Rule 13a-15 under the Exchange Act and the listing standards of The Nasdaq Stock Market (“Nasdaq”). The SPAC’s “disclosure controls and procedures” (as defined in Rule 13a-15(e) and 15d-15(e) of the Exchange Act) are reasonably designed to ensure that all material information required to be disclosed by the SPAC in the reports that it files under the Exchange Act are recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such material information is accumulated and communicated to the SPAC’s management as appropriate to allow timely decisions.

Section 4.4             Trust Account. As of the date of this Agreement, the SPAC has at least $30,000,000 in the Trust Account, with such funds held in an interest-bearing bank deposit account administered by the Trustee pursuant to the Trust Agreement. The Trust Agreement is in full force and effect and is a legal, valid and binding obligation of the SPAC and the Trustee, enforceable in accordance with its terms. The Trust Agreement has not been terminated, repudiated, or rescinded, and no such termination, repudiation or rescission is contemplated, and, except as set forth in the SPAC SEC Documents, the Trust Agreement has not been amended, supplemented or modified in any respect, and no further amendment, supplement or modification is contemplated. There are no side letters and there are no agreements, Contracts, with the Trustee or any other Person that would (i) cause the description of the Trust Agreement in the SPAC SEC Documents to be inaccurate in any material respect or (ii) entitle any Person (other than holders of SPAC Public Shares who from and after the date hereof shall have exercised their SPAC Shareholder Redemption Rights) to any portion of the proceeds in the Trust Account. Prior to the Closing, none of the funds held in the Trust Account may be released except (A) to pay taxes from any interest income earned in the Trust Account and (B) to redeem SPAC Public Shares pursuant to the exercise of SPAC Shareholder Redemption Rights. There are no Actions pending or, to the Knowledge of the SPAC, threatened with respect to the Trust Account.

Section 4.5             Absence of Certain Changes or Events. Since June 26, 2023, (a) there has not been any SPAC Material Adverse Effect and (b) the SPAC has not conducted any business other than its formation, the public offering of its securities (and the related private offerings), the filing or furnishing of public reports under the Exchange Act, the search for, and preparation for the execution of, a Business Combination and in connection with the execution and delivery of this Agreement and the consummation of the Transactions, and other activities in each case that are incidental thereto.

Section 4.6             Authority; No Violation.

(a)            The SPAC has all the requisite corporate or other power and authority to execute, deliver and perform this Agreement and to consummate the Transactions. This Agreement and the Ancillary Agreements to which the SPAC is a party have been duly and validly executed and delivered by the SPAC and, assuming due authorization, execution and delivery of this Agreement by the other Parties hereto, constitutes a valid, legal and binding agreement of the SPAC, enforceable against the SPAC in accordance with its terms, subject, to the effect of any applicable Law relating to Enforceability Exceptions.

(b)            The execution and delivery of this Agreement and the Ancillary Agreements to which the SPAC is a party by the SPAC, and the consummation of the Transactions, do not (and would not, with the lapse of time or the giving of notice, or both):

(i)            contravene, conflict with or result in a violation of any of the provisions of the SPAC Organizational Documents;

(ii)           subject to obtaining the Consents and making required filings described under Section 4.7, contravene, conflict with or result in a violation of any applicable Law or Order; or

(iii)          contravene, conflict with or result in a violation or breach of, or result in a default (or give rise to any right of termination, cancellation, payment or acceleration) under, or result in the creation of any Lien upon any of the assets or rights of the SPAC, under any material contract of the SPAC;

except, in the case of clauses (ii) and (iii), where such conflict, violation, default or imposition would not have, and would not reasonably be expected to have, individually or in the aggregate, a SPAC Material Adverse Effect.

Section 4.7             Consents and Approvals. Assuming the accuracy of the representations and warranties of the Company (including the Company’s representations and warranties on behalf of Holdco and each of the Merger Subs) contained in Article III, except for in connection with or in compliance with (a) the applicable requirements of Regulatory Laws, (b) the Exchange Act or the Securities Act and (c) the requirements of applicable state securities or “blue sky” Laws and the securities Laws of any foreign country or the rules and regulations of Nasdaq; or (d) any other such reports, Consents, Permits or other filings that, if not obtained or made would not have, and would not reasonably be expected to have, individually or in the aggregate, a SPAC Material Adverse Effect, no Consent of a Governmental Entity is required to be obtained or made by the SPAC in connection with the execution and delivery of this Agreement by the SPAC or the performance of its obligations under this Agreement or the consummation by the SPAC of the Transactions.

Section 4.8             Litigation. As of the date hereof, except as would not have, and would not reasonably be expected to have, individually or in the aggregate, a SPAC Material Adverse Effect: (a) there are no Actions pending or, to the Knowledge of the SPAC, threatened, against the SPAC or its Affiliates, or seeking to prevent the Transactions; and (b) there are no Orders pending or, to the Knowledge of the SPAC, threatened, against the SPAC or its Affiliates or to which the SPAC or its Affiliates is otherwise a party, in each case relating to this Agreement or the Transactions.

Section 4.9             Brokers. Except as otherwise set forth on Section 4.9 of the SPAC Disclosure Schedule, no Person has acted, directly or indirectly, as a broker, finder, investment banker or financial advisor for the SPAC in connection with the Transactions, and no Person is or will be entitled to any brokerage, finder’s or other fee, commission or like payment in respect thereof in connection with the Transactions or based upon arrangements made by or on behalf of the SPAC.

Section 4.10           No Undisclosed Liabilities. The SPAC does not have any Liabilities that would be required under GAAP to be reflected on a balance sheet or the notes thereto, except for those Liabilities (a) reflected or reserved against on the balance sheet of the SPAC dated as of December 31, 2023 (including the notes thereto) contained in the SPAC’s Annual Report on Form 10-K for the year ended December 31, 2023, (b) arising in the ordinary course of business consistent with past practice since December 31, 2023, (c) that will be discharged or paid off prior to or at the Closing, (d) Liabilities for fees and expenses incurred in connection with the Transaction, or (e) that would not reasonably be expected to have, individually or in the aggregate, a SPAC Material Adverse Effect.

Section 4.11           Listing. The issued and outstanding SPAC Public Shares, SPAC Warrants and SPAC Units (the foregoing, collectively, the “SPAC Public Securities”) are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on Nasdaq. Except as set forth in the SPAC SEC Documents, there is no suit, action, proceeding or investigation pending or, to the Knowledge of the SPAC, threatened against the SPAC by Nasdaq or the SEC with respect to any intention by such entity to deregister any SPAC Public Securities or prohibit or terminate the listing of any SPAC Public Securities on Nasdaq. The SPAC has taken no action that is designed to terminate the registration of the SPAC Public Securities under the Exchange Act. Other than as set forth in the SPAC SEC Documents, the SPAC has not received any written or, to the SPAC’s Knowledge, oral deficiency notice from Nasdaq relating to the continued listing requirements of the SPAC Public Securities which was not cured prior to the date of this Agreement.

Section 4.12           Investment Company. The SPAC is not an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

Section 4.13           Information Supplied. The information relating to SPAC supplied by or on behalf of SPAC for inclusion or incorporation by reference (a) in any current report on Form 8-K, and any exhibits thereto or any other report, form, registration, or other filing made with any Governmental Entity or stock exchange, or in any press release, with respect to the Transactions or (b) in the Registration Statement, including the Proxy Statement, does not contain any untrue statement of any material fact, or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. Notwithstanding the foregoing, no representation is made by SPAC with respect to the information that has been or will be supplied by the Company or any of its Representatives.

Section 4.14           No Other Representations or Warranties.

(a)            Except for the representations and warranties contained in this Article IV, neither the SPAC nor any other Person or entity on behalf of the SPAC has made or makes any representation or warranty, whether express or implied, with respect to the SPAC, its Affiliates or its businesses, affairs, assets, Liabilities, financial condition, results of operations, future operating or financial results, estimates, projections, forecasts, plans or prospects (including the reasonableness of the assumptions underlying such estimates, projections, forecasts, plans or prospects) or with respect to the accuracy or completeness of any other information provided or made available to the Company, Holdco, the Merger Subs, any of their Affiliates or any of their Representatives by or on behalf of the SPAC. Neither the SPAC nor any other Person or entity on behalf of the SPAC has made or makes any representation other warranty, whether express or implied, with respect to any projections, forecasts, estimates or budgets made available to the Company, Holdco, the Merger Subs, any of their Affiliates or any of their Representatives of future revenues, future results of operations (or any component thereof), future cash flows or future financial condition (or any component thereof) of any of the SPAC or its Affiliates, whether or not included in any management presentation.

(b)            The SPAC, on behalf of itself and its Affiliates, acknowledges and agrees that, except for the representations and warranties contained in Article III, neither the Company, Holdco, the Merger Subs, nor any other Person or entity on behalf of the Company, Holdco or the Merger Subs have made or makes, and the SPAC and its Affiliates have not relied upon, any representation or warranty, whether express or implied, with respect to the Company, Holdco the Merger Subs, their respective Affiliates or their respective businesses, affairs, assets, Liabilities, financial condition, results of operations, future operating or financial results, estimates, projections, forecasts, plans or prospects (including the reasonableness of the assumptions underlying such estimates, projections, forecasts, plans or prospects), whether or not included in any management presentation, or with respect to the accuracy or completeness of any information provided or made available to the SPAC or any of its officer, directors, employees, agents, representatives, lender, Affiliates or any other Person acting on its behalf by or on behalf of the Company’s, Holdco’s or the Merger Subs’ officers, directors, employees, agents, representatives, lenders or Affiliates.

Article V

COVENANTS

Section 5.1              Conduct of Business.

(a)            From the date of this Agreement through the Closing, except (i) as required by Law, (ii) as expressly contemplated by this Agreement or the Ancillary Agreements or as consented to in writing by the SPAC (which consent shall not be unreasonably withheld, conditioned or delayed), or (iii) as disclosed in Section 5.1(a) of the Company Disclosure Schedule, the Company shall, and shall cause each of the Company Subsidiaries, Holdco, and the Merger Subs to, conduct, and cause to be conducted, and operate its business in all material respects in the ordinary course of business and to use its commercially reasonable efforts to preserve intact its business relationships with its material lessors, licensors, suppliers, distributors and customers, and employees.

(b)            In addition (and without limiting the generality of the foregoing), from the date of this Agreement through the Closing: except (i) as required by Law, (ii) as expressly contemplated by this Agreement or the Ancillary Agreements or as consented to in writing by the SPAC (which consent shall not be unreasonably withheld, conditioned or delayed), or (iii) as disclosed in Section 5.1(b) of the Company Disclosure Schedule, the Company shall not, and shall cause each of the Company Subsidiaries, Holdco, and the Merger Subs not to (it being agreed that with respect to the matters specifically addressed by any provision of this Section 5.1(b), such specific provisions shall govern over the more general provision of Section 5.1(a)):

(i)            amend or propose to amend its Organizational Documents;

(ii)           merge with or into or consolidate with, or agree to merge with or into or consolidate with, any other Person, split, combine, subdivide or reclassify any of its capital stock or other ownership interests, or change or agree to change in any manner the rights of its capital stock or other ownership interests or liquidate or dissolve;

(iii)          declare, set aside, make or pay any dividend or other distribution (whether payable in cash, stock, property, a combination thereof or otherwise) in respect of, or enter into any Contract with respect to the voting of, any of its capital stock or other equity interests or securities therein;

(iv)          amend or modify in any material respect, or waive any rights under or consent to the termination of any Material Contract or enter into any Contract that, if in effect as of the date hereof, would constitute a Material Contract (other than in the ordinary course of business);

(v)           (A) abandon, allow to lapse, fail to prosecute or defend any Company Intellectual Property (other than Company Intellectual Property that the Company determines in its reasonable business judgment is immaterial to the business of the Company); or (B) sell, assign, transfer, license, grant any security interest in, or otherwise encumber or dispose of any Company Intellectual Property (other than non-exclusive licenses granted to customers or service providers);

(vi)          (A) issue, sell, redeem or acquire any capital stock or other ownership interest in itself; or (B) issue, sell or grant any option, warrant, convertible or exchangeable security, right, “phantom” partnership (or other ownership) interest (or similar “phantom” security), restricted partnership (or other ownership) interest, subscription, call, unsatisfied preemptive right or other agreement or right of any kind to purchase or otherwise acquire (including by exchange or conversion) any of its capital stock or any other ownership interests; except in the case of subsections (A) and (B) for issuances made by the Company to the Majority Shareholder, the New Sponsor, or Sponsor Affiliate, provided that any such securities so issued will not be deemed part of the Closing Offering and will convert into Company Class B Common Stock immediately prior to the Company Merger Effective Time in accordance with Section 2.4(b)(i);

(vii)         incur any Indebtedness or enter into any other Contract, in each case, for any borrowed money, except for (x) such Indebtedness that does not exceed $200,000 in the aggregate (“Permitted Indebtedness”) and (y) Indebtedness of the Company, excluding Permitted Indebtedness, made by the Majority Shareholder, the New Sponsor or Sponsor Affiliate, provided that such Indebtedness will not be deemed part of the Closing Offering and will convert into Company Class B Common Stock immediately prior to the Company Merger Effective Time in accordance with Section 2.4(b)(i);

(viii)        sell, transfer, lease, license or make any other disposition of (whether by way of merger, consolidation, sale of stock or assets or otherwise) or pledge, encumber or otherwise subject to any Lien (other than a Permitted Lien), any of its tangible properties or assets;

(ix)           make any capital expenditures other than in accordance with any capital expenditure plan previously approved by the SPAC;

(x)            accelerate any accounts receivable or delay any accounts payable, in each instance, outside of the ordinary course of business;

(xi)           settle or compromise or agree to settle or compromise any Action (A) involving any Liability of the Company or its directors, officers, employees or agents (in their capacities as such) or (B) involving a conduct remedy or similar injunctive relief that has a restrictive impact on the Company;

(xii)         acquire or agree to acquire in any manner, including by way of merger, consolidation, or purchase of any capital stock or assets, any business or Person or other business organization or division thereof or make any loans, advances, or capital contributions to investments in any Person;

(xiii)        except (A) as expressly contemplated by this Agreement, or (B) as required by any Company Benefit Plan in effect as of the date of this Agreement, (1) increase the aggregate compensation and benefits payable or that could become payable by the Company to any of the Company Employees, (2) establish, adopt, enter into, amend, terminate, or take any action to accelerate rights under any Company Benefit Plan, (3) terminate the employment of any Company Employee, other than for cause, or (4) except as specifically permitted under this clause (xiii), otherwise transfer to the Company any employee-related Liabilities that this Agreement allocates to the Company;

(xiv)        adopt or change any of their accounting principles or the methods of applying such principles, except as required under GAAP or applicable Law;

(xv)          (A) make, change or revoke any material Tax election; (B) change any material method of Tax accounting; (C) file any amended material Tax Return; (D) settle any audit or other proceeding related to a material amount of Taxes; (E) forego any available material refund of Taxes; (F) enter into any Tax allocation, indemnity, sharing or similar agreement or any Closing agreement within the meaning of Section 7121 of the Code (or any similar provision of state, local, or non-US Law); (G) seek any Tax ruling from any Governmental Entity; (H) initiate or enter into any voluntary disclosure agreement or similar agreement with a Taxing Authority; or (I) take any action that would change the classification of the Company for US federal (and any applicable state) Tax purposes or liquidate or otherwise dissolve the Company, in each case, to the extent any such action could be reasonably be expected to adversely affect the SPAC, any of its Subsidiaries, or the Company; (it being agreed and understood that none of clauses (i) through (xiv) of this Section 5.1(b) shall apply to Tax compliance matters and that this clause (xv) shall apply solely to Tax Returns, and Taxes in respect of Tax Returns, that include only the Company);

(xvi)         except to the extent expressly permitted by Article VII, take any action that is intended or that would reasonably be expected to, individually or in the aggregate, prevent, materially delay, or materially impede the consummation of the Transactions;

(xvii)        grant, implement or adopt any retention payments that are contingent on the recipient providing continued services following the Closing or experiencing a termination without cause following the Closing;

(xviii)      amend any lease, sublease, license or concession in a manner that would materially modify the rights or obligations of the parties to such lease, sublease, license or concession; and

(xix)         agree to or authorize, or commit to agree to or authorize (in writing or otherwise) any of the actions set forth in clauses (i) through (xviii) above.

(c)            Except (i) as required by Law or pursuant to any Contract in existence as of the date of this Agreement or (ii) as expressly contemplated by this Agreement or the Ancillary Agreements or as consented to in writing by the Company (which consent shall not be unreasonably withheld, conditioned or delayed and it being understood that in the case of any failure to affirmatively deny consent within five (5) Business Days following receipt of a written request from the SPAC for such consent, that request shall be deemed to be consented to), the SPAC shall not:

(i)             merge with or into or consolidate with, or agree to merge with or into or consolidate with, any other Person, subdivide or reclassify any of its shares or other ownership interests, or change or agree to change in any manner the rights of its shares or other ownership interests or liquidate or dissolve;

(ii)             (A) issue, sell, redeem or acquire any shares or other ownership interest in itself, other than pursuant to the SPAC Convertible Note, the SPAC Shareholder Redemption Rights, or the SPAC Class B Conversion; or (B) issue, sell or grant any option, warrant, convertible or exchangeable security, right, “phantom” partnership (or other ownership) interest (or similar “phantom” security), restricted partnership (or other ownership) interest, subscription, call, unsatisfied preemptive right or other agreement or right of any kind to purchase or otherwise acquire (including by exchange or conversion) any of its shares or any other ownership interests, other than the issuance of SPAC Warrants to the provider of any Working Capital Loans in settlement of such Working Capital Loans;

(iii)           acquire or agree to acquire in any manner, including by way of merger, consolidation, or purchase of shares or shares of any capital stock or assets, any business of any Person or other business organization or division thereof;

(iv)          adopt or change any of their accounting principles or the methods of applying such principles, except as required under GAAP or applicable Law;

(v)           except to the extent expressly permitted by Article VII, take any action that is intended or that would reasonably be expected to, individually or in the aggregate, prevent, materially delay, or materially impede the consummation of the Transactions; and

(vi)          agree to or authorize, or commit to agree to or authorize (in writing or otherwise) any of the actions set forth in clauses (i) through (v) above.

Section 5.2             Access to Information. From the date hereof until the Closing, the Company shall provide the SPAC and its officers, directors, Affiliates, employees and Representatives, upon reasonable notice, at the SPAC’s expense and in accordance with the procedures reasonably established by the Company, reasonable access during normal business hours to the books and records of or relating to the Company and to the officers, employees and Representatives of the Company; provided, however, that the Company may withhold any document or information where disclosure of such document or information would reasonably be expected to: (i) unreasonably interfere with the operation of the Company; (ii) cause a violation of any Contract with a third party to which the Company or any of its Affiliates is a party; (iii) jeopardize attorney-client privilege; (iv) contravene any Laws; or (v) in the case of personnel records, in the Company’s good faith opinion, be sensitive, or subject the Company to risk of material Liability. If any of the information or material furnished pursuant to this Section 5.2 includes material or information subject to the attorney-client privilege or attorney work-product doctrine or any other applicable privilege concerning pending or threatened Actions or governmental investigations, each Party understands and agrees that the Parties have a commonality of interest with respect to such matters, and it is the desire, intention and mutual understanding of the Parties that the sharing of such material or information is not intended to, and shall not, waive or diminish in any way the confidentiality of such material or information, nor its continued protection under the attorney-client protection, attorney work product doctrine, or other applicable privilege, and shall remain entitled to such protection under those privileges, this Agreement, and the joint defense doctrine.

Section 5.3             Efforts.

(a)            Each of the Parties agrees to use its respective commercially reasonable efforts to take, or cause to be taken, all actions, to file, or cause to be filed, all documents and to do, or cause to be done, all things necessary, proper or advisable under this Agreement and applicable Laws to consummate the Transactions as promptly as practicable, including: (i) the obtaining of all necessary actions or nonactions, licenses, permits, orders, notifications, clearances, waivers, authorizations, expirations or terminations of waiting periods, clearances, Consents and approvals from Governmental Entities and the making of all necessary registrations and filings and the taking of all steps as may be necessary to obtain an approval or waiver from, or to avoid any Action, injunction or proceeding by, any Governmental Entity, including in connection with any Regulatory Law; (ii) the defending of any Actions challenging this Agreement or the consummation of the Transactions; and (iii) the execution and delivery of any notification or additional instruments necessary to consummate this Agreement and the Transactions.

(b)            The Parties shall use commercially reasonable efforts to promptly obtain, and to cooperate with each other to promptly obtain, all authorizations, approvals, clearances, consents, actions or non-actions of any Governmental Entity in connection with the above filings, applications or notifications. Each Party shall respond as promptly as practicable to any request by any Governmental Entity for information, documentation, other material or testimony, including by responding at the earliest reasonably practicable date to any request under or with respect to any inquiry by any Governmental Entity, and any such other applicable Laws for additional information, documents or other materials received by the Company or the SPAC or any of their respective Affiliates from any Governmental Entity regarding any matter with respect to the Transactions under any Regulatory Law. In furtherance and not in limitation of the foregoing, the Parties shall, and shall cause their Affiliates to, use commercially reasonable to undertake promptly any and all action required to complete the Transactions as promptly as practicable (but in any event prior to the Outside Date) and any and all action necessary or advisable to avoid, prevent, eliminate or remove the actual or threatened commencement of any Action in any forum by or on behalf of any Governmental Entity or the issuance of any Order that would delay, enjoin, prevent, restrain or otherwise prohibit the consummation of the Transactions, including to (x) proffer or consent and/or agree to any Order or other agreement providing for the sale, licensing or other disposition, or the holding separate, of particular assets, categories of assets or lines of business or (y) promptly effect the disposition, licensing or holding separate of any assets or lines of business or (z) take any other remedy requested or proposed by any Governmental Entity, in each case, as may be necessary to permit the lawful consummation of the Transaction on or prior to the Outside Date and except as would have or would reasonably be expected to materially and adversely affect the Company, following Closing. The Company and the SPAC shall only be required to undertake any action contemplated by the immediately preceding sentence in the event that such action is conditioned on the consummation of the Transactions.

(c)            Without limiting the generality of the rest of this Section 5.3, each of the Parties shall cooperate, as promptly as practicable, in all respects with each other in connection with any filing or submission and in connection with any investigation or other inquiry and shall, subject to applicable Law and reasonable confidentiality considerations, as promptly as reasonably practicable (i) furnish to the other such necessary information and reasonable assistance as the other Party may reasonably request in connection with the foregoing; (ii) promptly notify and inform the other Party of any communication received from, or given by such Party or any of their Affiliates to any Governmental Entity, regarding any of the Transactions; and (iii) provide counsel for the other Party with copies of all filings made by such Party, and all correspondence between such Party (and its advisors) with any Governmental Entity, and any other information supplied by such Party and such Party’s Affiliates to a Governmental Entity or received from such a Governmental Entity in connection with the Transactions; provided, however, that materials may be provided on an outside counsel-only basis, and/or may be redacted (A) to remove references concerning competitively sensitive information and the valuation of the Company and the transactions contemplated thereby and (B) as necessary to comply with contractual arrangements. Each Party shall, subject to applicable Law, permit counsel for the other Parties a reasonable opportunity to review in advance, and consider in good faith the views of the other Party in connection with, any proposed written communication, draft filing, correspondence or submission to any Governmental Entity in connection with the Transactions. Each Party agrees not to participate, or to permit any of its Affiliates or their respective Representatives to participate, in any meeting or discussion, either in person or by telephone, with any Governmental Entity in connection with the Transactions, unless it consults with the other Parties in advance and, to the extent not prohibited by such Governmental Entity, gives the other Parties the opportunity to attend and participate.

(d)            Any information provided to any Party or its Representatives to another Party or its Representatives in accordance with this Section 5.3 or otherwise pursuant to this Agreement shall be held by the receiving Party and its Representatives in accordance with, and shall be subject to, the confidentiality obligations set forth in Section 5.5.

(e)            During the period from the date hereof until the earlier of the termination of this Agreement in accordance with its terms and the Closing Date, the Parties shall not, and shall not permit any of their Affiliates to, knowingly take any action that could prevent, materially delay or materially impede the consummation of the Transaction.

Section 5.4             Information Supplied. Each of the Company, on behalf of itself and the Company Subsidiaries, and the SPAC, shall ensure that the information supplied by or on its behalf for inclusion or incorporation by reference (a) in any current report on Form 8-K, and any exhibits thereto or any other report, form, registration, or other filing made with any Governmental Entity or stock exchange, or in any press release, with respect to the Transactions or (b) in the Registration Statement, including the Proxy Statement, will not, on the date of filing thereof, or the date that it becomes effective, or, with respect to the Proxy Statement, the date that it is first mailed to the SPAC Shareholders, as applicable, or at the time of the Extraordinary General Meeting, or at the time of any amendment or supplement thereof, contain any untrue statement of any material fact, or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

Section 5.5             Confidentiality. Except as set forth herein, the Company, Holdco, and the Merger Subs, on the one hand, and the SPAC, on the other hand, shall hold and shall cause their respective Affiliates and Representatives to hold in strict confidence, unless compelled to disclose by judicial or administrative process or by other requirements of Law, all documents and information concerning the other Party furnished to it by such other Party or its representatives in connection with the Transactions (the “Confidential Information”) (except to the extent that such information can be shown to have been (a) previously known by the Party to which it was furnished, (b) in the public domain through no fault of such Party or (c) later lawfully acquired from another source, which source is not the agent of the other Party and is not under any obligation of confidentiality with respect to such information); and no Party shall release or disclose Confidential Information to any other Person, except its Representatives in connection with this Agreement. In the event that any Party believes that it is required to disclose any such Confidential Information pursuant to applicable Law, to the extent legally permissible, such Party shall give timely written notice to the other Party so that such party may have an opportunity to obtain a protective order or other appropriate relief. Each Party shall be deemed to have satisfied its obligations to hold Confidential Information concerning or supplied by the other Party if it exercises the same care as it takes to preserve confidentiality for its own similar information.

Section 5.6             Control of Operations. Without in any way limiting any Party’s rights or obligations under this Agreement including Section 5.1, the Parties understand and agree that nothing contained in this Agreement shall give the SPAC, directly or indirectly, the right to control or direct the Company’s operations prior to the Closing.

Section 5.7             Trust Account. Upon satisfaction or waiver of the conditions set forth in Article VI (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions) and provision of notice thereof to the Trustee, in accordance with, subject to and pursuant to the Trust Agreement and the SPAC Organizational Documents, at the Closing, the SPAC (a) shall cause the documents, opinions and notices required to be delivered to the Trustee pursuant to the Trust Agreement to be so delivered and (b) shall instruct the Trustee to distribute the Trust Account as follows: (i) to the public stockholders of the SPAC holding the SPAC Public Shares sold in the IPO who shall have previously validly elected to redeem their SPAC Public Shares pursuant to the SPAC Organizational Documents, (ii) for tax obligations of SPAC prior to Closing, (iii) for any unpaid Transaction Expenses of the SPAC and the Company, to the extent SPAC and the Company elect to pay these prior to Closing, (iv) as repayment of loans and reimbursement of expenses to directors, officers, and shareholders of SPAC, including Working Capital Loans to the extent not converted into SPAC Private Placement Warrants, and (v) to Holdco to the extent any funds remain in the Trust Account after the payments made in the foregoing sections (i) through (iv), and (c) immediately thereafter, the Trust Account shall terminate, except as otherwise provided in the Trust Agreement.

Section 5.8             Exclusivity. From the date of this Agreement until the earlier of the Closing or the termination of this Agreement:

(a)            Neither the Company, Holdco, or the Merger Subs shall take, nor shall any of them permit any of their respective Representatives to take, any action to solicit, encourage, continue, initiate or engage in discussions or negotiations with, or provide any information to or enter into any agreement with any Person (other than the SPAC and/or any of its Affiliates) concerning any purchase of any of the Company’s equity securities or any merger, consolidation, share exchange, business combination, reorganization, recapitalization, liquidation, dissolution, asset sale or similar transaction involving the Company, or any initial public offering or direct listing on any stock exchange, except, in each case, as expressly permitted by the terms of this Agreement (each such transaction, an “Alternative Transaction”). The Company shall, and shall cause Holdco and the Merger Subs and any of its or their Representatives to, immediately cease and cause to be terminated all existing discussions, conversations, negotiations and other communications with any Person (other than SPAC and its Affiliates) with respect to any Alternative Transaction. Notwithstanding the foregoing, the Company or its Representatives may respond to any unsolicited proposal regarding an Alternative Transaction by indicating that the Company is subject to an exclusivity agreement and is unable to provide any information related to the Company or entertain any proposals or offers or engage in any negotiations or discussions concerning an Alternative Transaction so long as such exclusivity agreement remains in effect. The Company shall promptly (but in any event within forty-eight (48) hours) notify the SPAC if the Company, Holdco, the Merger Subs or any of its or their Representatives receive any offer for, or any solicitation to discuss or negotiate, an Alternative Transaction.

(b)            The SPAC shall not take, and shall cause its Affiliates and their respective Representatives not to take, any action to solicit, encourage, continue, initiate or engage in discussions or negotiations with, or provide any information to or enter into any agreement with any Person (other than the Company and/or any of its Affiliates) concerning any Business Combination (each such transaction, an “Alternative SPAC Transaction”). The SPAC shall, and shall cause its Affiliates and its and their respective Representatives to, immediately cease and cause to be terminated all existing discussions, conversations, negotiations and other communications with any Person (other than the Company and its Affiliates) with respect to any Alternative SPAC Transaction. The Company hereby acknowledges that prior to the date of this Agreement, the SPAC has provided information relating to the SPAC and has afforded access to, and engaged in discussions with, other Persons in connection with a proposed Alternative SPAC Transaction and that such information, access and discussions could reasonably enable another Person to form a basis for an Alternative SPAC Transaction without any breach by the SPAC of this Section 5.8(b). Notwithstanding the foregoing, the SPAC, any of its Affiliates and any of its or their respective Representatives may respond to any unsolicited proposal regarding an Alternative SPAC Transaction by indicating that the SPAC is subject to an exclusivity agreement and is unable to entertain any proposals or offers or engage in any negotiations or discussions concerning an Alternative SPAC Transaction so long as such exclusivity agreement remains in effect. The SPAC shall promptly (but in any event within (48) forty-eight hours) notify the Company, if the SPAC or any of its Representatives receives any offer for, or any solicitation to discuss or negotiate, an Alternative SPAC Transaction.

Section 5.9             Section 16. Prior to the Closing, the Holdco Board, or an appropriate committee of non-employee directors thereof, shall adopt a resolution consistent with the interpretive guidance of the SEC so that the issuance of Holdco Shares by Holdco pursuant to this Agreement to any officer, director or shareholder (by reason of “director by deputization” status) of the SPAC or the Company who is expected to become a “covered person” of Holdco for purposes of Section 16 of the Exchange Act and the rules and regulations thereunder (“Section 16”) shall be an exempt transaction for purposes of Section 16.

Section 5.10           Directors’ and Officers’ Indemnification and Insurance.

(a)            The Parties acknowledge and agree that all rights to indemnification, exculpation and advancement existing in favor of the current or former directors, officers, employees and agents of any of the Company or the SPAC or their respective Affiliates (including the Sponsors) and each Person who served at the request of the Company or the SPAC as a director, officer, member, trustee or fiduciary of another corporation, partnership, joint venture, trust, pension or other employee benefit plan or enterprise (the “D&O Indemnified Persons”), as provided in the Organizational Documents of the Company or SPAC, respectively, or in any indemnification agreement or arrangement of the Company or SPAC, respectively, in effect on the date of this Agreement, in each instance, with respect to matters occurring prior to or at the Closing, shall survive the consummation of the Transactions and shall continue in full force and effect and that Holdco, the Company or its or their Affiliates will perform and discharge their respective obligations to provide such indemnity and exculpation from and after the Closing for a period of six (6) years or until the settlement or final adjudication of any Action commenced during such period. The Holdco A&R Articles shall contain provisions with respect to indemnification, exculpation and advancement of the D&O Indemnified Persons no less favorable to the D&O Indemnified Persons than set forth in the Organizational Documents of the Company, on the one hand, or the SPAC, on the other hand, as in effect on the date of this Agreement, which provisions shall not be amended, repealed or otherwise modified after the Closing in any manner that would be reasonably expected to adversely affect the rights of any D&O Indemnified Person thereunder except as is required under applicable Law. From and after the Closing, Holdco shall, and shall cause the Company and its Affiliates to honor, in accordance with their respective terms, each of the covenants contained in this Section 5.10.

(b)            Prior to the Closing, Holdco shall obtain directors’ and officers’ liability insurance for Holdco, the First Surviving Company, and the Second Surviving Company that shall be effective as of Closing and will cover (i) those Persons who were directors and officers of the Company prior to the Closing and (ii) those Persons who will be the directors and officers of Holdco and its Subsidiaries (including the Second Surviving Company after the Company Merger Effective Time) at and after the Closing on terms not less favorable than the better of (x) the terms of the current directors’ and officers’ liability insurance in place for the Company’s directors and officers and (y) the terms of a typical directors’ and officers’ liability insurance policy for a company whose equity is listed on Nasdaq, which policy has a scope and amount of coverage that is reasonably appropriate for a company of similar characteristics (including the line of business and revenues) as the Company (the “Closing D&O Policy”).

(c)            Prior to the Closing, SPAC shall purchase, a “tail” or “runoff” directors’ and officers’ liability insurance policy (the “SPAC D&O Tail”) in respect of acts or omissions occurring prior to the SPAC Merger Effective Time covering each such Person that is a director or officer of SPAC currently covered by the SPAC’s directors’ and officers’ liability insurance policies on terms with respect to coverage, deductibles and amounts no less favorable than those of such policy in effect on the date of this Agreement for the six-year period following the Closing. Holdco shall, and shall cause the First Surviving Company to, maintain the SPAC D&O Tail in full force and effect for its full term and cause all obligations thereunder to be honored by Holdco or the First Surviving Company, as applicable, and no other Party shall have any further obligation to purchase or pay for such insurance pursuant to this Section 5.10(c).

(d)            Prior to the Closing, the Company may, at its sole discretion, purchase, at its expense, a “tail” or “runoff” directors’ and officers’ liability insurance policy (the “Company D&O Tail”) in respect of acts or omissions occurring prior to the Company Merger Effective Time (including with respect to the Transactions and all actions taken in connection with them) covering each such Person that is a director or officer of the Company or a Company Subsidiary currently covered by the Company’s directors’ and officers’ liability insurance policies on terms with respect to coverage, deductibles and amounts no less favorable than those of such policy in effect on the date of this Agreement for the six-year period following the Closing. Holdco shall, and shall cause the Second Surviving Company to, maintain the Company D&O Tail in full force and effect for its full term and cause all obligations thereunder to be honored by the Second Surviving Company, and no other Party shall have any further obligation to purchase or pay for such insurance pursuant to this Section 5.10(d).

(e)            On the Closing Date, Holdco shall enter into customary indemnification agreements reasonably satisfactory to each of Company, SPAC, and Holdco with the respective directors and officers of Holdco, which indemnification agreements shall continue to be effective following the Closing. At the SPAC Merger Effective Time, the First Surviving Company shall assume all rights and obligations of SPAC under all indemnification agreements in effect as of the date hereof or immediately prior to the SPAC Merger between SPAC and any person who is or was a director or officer of SPAC prior to the SPAC Merger Effective Time and that have been made available to the Company prior to the date hereof, which indemnification agreements shall continue to be effective following the Closing.

(f)             If Holdco or any of its successors or assigns (i) shall consolidate with or merge into any other Person and shall not be the continuing or surviving company, corporation or entity of such consolidation or merger or (ii) shall transfer all or substantially all of its properties and assets to any Person, then, and in each such case, proper provisions shall be made so that the successors and assigns of Holdco shall assume all of the obligations of the surviving company set forth in this Section 5.10.

(g)            The provisions of this Section 5.10 shall survive the Closing and are (i) intended to be for the benefit of, and will be enforceable by, each D&O Indemnified Person, and each D&O Indemnified Person’s heirs, legatees, representatives, successors and assigns, and shall be binding on all successors and assigns of Holdco and may not be terminated or amended in any manner adverse to such D&O Indemnified Person without its prior written consent and (ii) in addition to, and not in substitution for, any other rights to indemnification or contribution that any such Person may have by Contract or otherwise.

Section 5.11           Expenses. All costs and expenses incurred in connection with this Agreement, the Ancillary Agreements and the Transactions shall be paid as follows: (a) in the case of Transaction Expenses related to regulatory or governmental approvals, antitrust review, and the Registration Statement and Proxy Statement, including filing fees and printer expenses, equally by the SPAC and the Company, (b) for all Transaction Expenses not covered by subsection (a) that are incurred by or on behalf of the Company, Holdco, and the Merger Subs, by the Company, and (c) for all Transaction Expenses not covered by subsection (a) that are incurred by or on behalf of the SPAC, by the SPAC; provided, that, in the event that the Closing is consummated, at the Closing, Holdco shall pay all unpaid Transaction Expenses incurred by the Company, Holdco, the Merger Subs, and the SPAC that have not been paid out of funds held in the Trust Account in accordance with Section 5.7. In furtherance of the foregoing, no later than two (2) Business Days prior to the Closing Date, (x) the Company shall provide to the SPAC and Holdco a written report setting forth a list of all accrued and unpaid Transaction Expenses of the Company, which shall include the respective amounts, and wire instructions for the payment thereof together with invoices or other reasonable supporting documentation for all such Transaction Expenses, and applicable Tax forms of the payees (e.g., IRS Form W-9), and (y) the SPAC shall provide to the Company and Holdco a written report setting forth a list of all accrued and unpaid Transaction Expenses of the SPAC, which shall include the respective amounts, and wire instructions for the payment thereof together with invoices or other reasonable supporting documentation for all such Transaction Expenses.

Section 5.12           Transaction Litigation. Each of the Company and the SPAC shall cooperate with the other and use commercially reasonable efforts in the defense or settlement of any Action relating to the Transactions which is brought or threatened in writing against (a) the SPAC, any of its Subsidiaries and/or any of their respective directors or officers, or (b) the Company, Holdco, the Merger Subs, any of their Subsidiaries and/or any of their respective directors or officers. Such cooperation between the Parties shall include (i) keeping the other Party reasonably and promptly informed of any developments in connection with any such Action, and (ii) utilizing counsel reasonably agreeable to both the SPAC and the Company (such agreement to counsel not to be unreasonably withheld, conditioned or delayed) and (iii) refraining from compromising, settling, consenting to any order or entering into any agreement in respect of, any such Action without the written consent of the other Party (such consent not to be unreasonably withheld, conditioned or delayed).

Section 5.13           Public Announcements; Other Disclosure.

(a)            The SPAC, Holdco, and the Company shall cooperate in good faith with respect to the preparation of (i) a press release announcing the execution of this Agreement, (ii) a Current Report on Form 8-K to be filed by the SPAC to report the execution of this Agreement (the “Signing 8-K”), (iii) a Current Report on Form 8-K to be filed by the SPAC to report the Closing (the “Closing 8-K”), and (iv) a Current Report on Form 8-K to be filed by Holdco to report the Closing and to include certain other information required by the Exchange Act (the “Super 8-K”), and shall use their respective commercially reasonable efforts to provide the other Parties with all information reasonably requested by the other Parties and required to be included by SEC Guidance in such filings.

(b)            Between the date of this Agreement and the earlier of the Closing or the termination of this Agreement, in connection with the preparation of any press release or other public announcement containing information relating to this Agreement, the Transactions, or the business of the Company, any Current Report on Form 8-K (including the Signing 8-K, Closing 8-K, and Super 8-K), or any other statement, filing, notice or application (including any amendments or supplements thereto) made by or on behalf of the SPAC, on the one hand, or the Company, Holdco and/or the Merger Subs, on the other hand, to any Governmental Entity in connection with the Transactions (each, a “Reviewable Document”), each Party, as applicable, shall (i) seek the prior written consent of the Company, in the case of the SPAC, or the SPAC, in the case of the Company, Holdco and the Merger Subs, provided, that without such prior written consent, each Party shall be permitted to issue a press release or other public announcement containing information relating to this Agreement or the Transactions, and to issue and submit any other Reviewable Document that is substantially consistent with information previously approved pursuant to this Section 5.13(b), and (ii) upon request by the other Party, use its commercially reasonable efforts to furnish the other Party with all information reasonably necessary or advisable in connection with the preparation of such materials, which information provided shall not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made, in light of the circumstances under which they were made, not materially misleading. Without limiting the generality of the foregoing, the Company shall use its commercially reasonable efforts to cooperate with the SPAC in connection with the preparation for inclusion in the Super 8-K of pro forma financial statements that comply with SEC Guidance, including the requirements of Regulation S-X (it being understood that Holdco shall be responsible for the preparation of any pro forma calculations, any post-Closing or other pro forma cost savings, capitalization, ownership or other pro forma adjustments that may be included therein). Holdco and the Company shall use commercially reasonable efforts to make the managers, directors, officers and employees of the Company available to the SPAC and its counsel in connection with the drafting of the Signing 8-K, Closing 8-K, and Super 8-K, as reasonably requested by the SPAC; provided that doing so does not unreasonably interfere with the ongoing operations of the Company.

(c)            Whenever any event occurs which would reasonably be expected to result in any Reviewable Document containing any untrue statement of a material fact or omitting to state a material fact necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading, the Company or the SPAC, as the case may be, shall promptly inform the other Party of such occurrence and shall use its reasonable best efforts to furnish to the other Party any information reasonably related to such event and any information reasonably necessary or advisable in order to prepare an amendment or supplement to such Reviewable Document in order to correct such untruth or omission.

Section 5.14            Holdco Post-Closing Directors and Officers. The Parties shall take all actions necessary (including, in the case of Holdco, procuring the resignations of the directors of Holdco, as applicable) such that, immediately following the SPAC Merger Effective Time, Holdco’s Board of Directors will consist of five (5) directors, which shall be mutually selected by the Company and the SPAC (not to be unreasonably withheld, conditioned, or delayed). At least a majority of the Holdco Board of Directors shall qualify as independent directors under the rules of Nasdaq or another national securities exchange mutually agreed to by the Parties in writing, as applicable. The officers of the Company immediately prior to the Company Merger Effective Time shall be the officers of Holdco as of immediately after the Company Merger Effective Time, until their respective successors are duly elected or appointed and qualified, or until their earlier death, resignation or removal.

Section 5.15            Holdco Equity Incentive Plan. Prior to the effective date of the Registration Statement, Holdco shall adopt a new equity incentive plan in a form mutually agreed among Holdco, the Company, and the SPAC (such agreement not to be unreasonably withheld, conditioned or delayed) (the “Holdco Equity Incentive Plan”). The Holdco Equity Incentive Plan shall have such number of shares of Holdco Class A Common Stock available for issuance equal to ten percent (10%) of the Holdco Shares to be issued and outstanding immediately after the Closing and shall include an “evergreen” provision that will provide for an automatic increase on the first day of each fiscal year of five percent (5%) of the number of shares available for issuance under the Holdco Equity Incentive Plan.

Section 5.16            Preparation of Registration Statement; Extraordinary General Meeting (a) As promptly as practicable following the execution and delivery of this Agreement, Holdco, the Company, and the SPAC shall jointly prepare, and Holdco shall file, or cause to be filed, with the SEC, a mutually-acceptable Form S-4 registration statement (as amended or supplemented from time to time, and including the Proxy Statement contained therein and any exhibits thereto, the “Registration Statement”) in connection with the registration under the Securities Act of the Holdco Class A Common Stock and Holdco Warrants to be issued under this Agreement, which Registration Statement will also contain the Proxy Statement. Each of Holdco, the Company, and the SPAC shall use its reasonable best efforts to cause the Registration Statement and the Proxy Statement to comply with the rules and regulations promulgated by the SEC, to have the Registration Statement declared effective under the Securities Act as promptly as practicable after such filing and to keep the Registration Statement effective as long as is necessary to consummate the Transactions. Each of Holdco, the Company, and the SPAC shall furnish all information concerning itself and its Subsidiaries, officers, directors, and holders of equity securities as may reasonably be requested by the other Party in connection with such actions and the preparation of the Registration Statement and the Proxy Statement. Promptly after the Registration Statement is declared effective under the Securities Act, the SPAC will cause the Proxy Statement to be mailed to shareholders of the SPAC.

(b)             Each of Holdco, the Company, and the SPAC shall cooperate and mutually agree upon (such agreement not to be unreasonably withheld or delayed), any response to comments of the SEC or its staff with respect to the Registration Statement and any amendment to the Registration Statement filed in response thereto. If Holdco, the Company, or the SPAC becomes aware that any information contained in the Registration Statement shall have become false or misleading in any material respect or that the Registration Statement is required to be amended in order to comply with applicable Law, then (i) such Party shall promptly inform the other Parties and (ii) the Parties shall cooperate and mutually agree upon (such agreement not to be unreasonably withheld or delayed) an amendment or supplement to the Registration Statement. Holdco, the Company, and the SPAC shall use reasonable best efforts to cause the Registration Statement as so amended or supplemented, to be filed with the SEC and to be disseminated to the shareholders of the SPAC, as applicable, in each case pursuant to applicable Law and subject to the terms and conditions of this Agreement and the SPAC Organizational Documents. Each of Holdco, the Company, and the SPAC shall provide the other Parties with copies of any written comments, and shall inform such other Parties of any oral comments, that Holdco receives from the SEC or its staff with respect to the Registration Statement promptly after the receipt of such comments and shall give the other Parties a reasonable opportunity to review and comment on any proposed written or oral responses to such comments prior to responding to the SEC or its staff.

(c)            The SPAC shall include provisions in the Proxy Statement and shall take reasonable action related thereto, with respect to (i) approval of the Transactions, including the Mergers, and the adoption and approval of this Agreement (the “Business Combination Proposal”), (ii) adoption and approval of the SPAC Plan of Merger, the Merger and the First Surviving Company Organizational Documents (the “Merger Proposal”), (iii) adjournment of the Extraordinary General Meeting, if necessary, to permit further solicitation of proxies because there are not sufficient votes to approve and adopt, or otherwise in connection with, any of the foregoing proposals, or if SPAC determines that additional time is needed in order to satisfy one or more of the conditions to Closing (the “Adjournment Proposal”), and (iv) approval of any other proposals reasonably agreed by the SPAC and the Company to be necessary or appropriate in connection with the Transactions contemplated hereby (the proposals set forth in clause (i) through (iv), collectively, the “Proposals”).

(d)            The SPAC shall, as promptly as practicable after the Registration Statement is declared effective under the Securities Act, (i) establish the record date (which record date shall be mutually agreed with the Company) for, duly call, give notice of, convene and hold the Extraordinary General Meeting in accordance with the SPAC Organizational Documents and the CACI, (ii) cause the Proxy Statement to be disseminated to shareholders of the SPAC as of such record date in compliance with applicable Law, and (iii) solicit proxies from the holders of SPAC Ordinary Shares to vote in favor of each of the Proposals. The SPAC shall, through the SPAC Board, include a statement in the Proxy Statement to the effect that the SPAC Board (with Mr. You abstaining) recommends that the SPAC Shareholders vote in favor of the Proposals (the “SPAC Board Recommendation”). The SPAC Board shall not (and no committee or subgroup thereof shall) change, withdraw, withhold, qualify or modify, or publicly propose to change, withdraw, withhold, qualify or modify, the SPAC Board Recommendation (a “SPAC Change in Recommendation”); provided, that if, at any time prior to obtaining the SPAC Shareholder Approval, the SPAC Board determines in good faith, after consultation with its outside legal counsel, that in response to an Intervening Event, the failure to make an SPAC Change in Recommendation would be inconsistent with its fiduciary duties under applicable Law, the SPAC Board may, prior to obtaining the SPAC Shareholder Approval, make a SPAC Change in Recommendation. To the fullest extent permitted by applicable Law, the SPAC’s obligations to establish a record date for, duly call, give notice of, convene and hold the Extraordinary General Meeting shall not be affected by any SPAC Change in Recommendation.

(e)            Notwithstanding the foregoing provisions of this Section 5.16, if on a date for which the Extraordinary General Meeting is scheduled (i) a quorum is not present within 30 minutes of the time appointed for the Extraordinary General Meeting, the meeting shall stand adjourned to the same time and place seven days hence, or to such other time and place as is determined by the SPAC Board (and consented to by the Company (such consent not to be unreasonably withheld, conditioned or delayed) and if a quorum is not present within 30 minutes of the time appointed for the adjourned meeting, then the SPAC Shareholders present in person or by proxy shall constitute a quorum; or (ii) a quorum is present and the SPAC has not received proxies representing a sufficient number of SPAC Ordinary Shares to obtain the SPAC Shareholder Approval, then the Adjournment Proposal must be approved by a sufficient number of SPAC Ordinary Shares.

Section 5.17           Company Shareholder Approval.

(a)            As promptly as reasonably practicable (and in any event within two (2) Business Days) following the date on which the Registration Statement is declared effective under the Securities Act (the “Company Shareholder Written Consent Deadline”), the Company shall obtain and deliver to SPAC a true and correct copy of the adoption and approval of this Agreement and the transactions contemplated hereby by the Company Shareholders acting by written consent in lieu of a meeting (in form and substance reasonably satisfactory to SPAC) (the “Company Shareholder Written Consent”) that is duly executed and delivered by the Company Shareholders that hold, in the aggregate, the requisite number and type of shares of Company Common Stock as are required for the approval and adoption of this Agreement, the Ancillary Agreements to which the Company is or will be a party and the transactions contemplated hereby and thereby (including the Mergers and the Pre-Closing Recapitalization), in accordance with the MBCA and the Company Organizational Documents (the “Company Shareholder Approval”). The Company, through the unanimous approval of the Company Board, shall recommend to the Company Shareholders the approval and adoption of this Agreement, the Ancillary Agreements to which the Company is or will be a party and the transactions contemplated hereby and thereby (including the Mergers and the Pre-Closing Recapitalization) (the “Company Board Recommendation”).

(b)            Promptly following the receipt of the Company Shareholder Written Consent, and in any event within five (5) Business Days thereof, the Company shall prepare and deliver to each Company Shareholder who has not executed and delivered the Company Shareholder Written Consent an information statement, in form and substance required under the MBCA in connection with the Company Merger and otherwise reasonably satisfactory to SPAC, which information statement shall include (i) copies of this Agreement and the Registration Statement, (ii) the Company Board Recommendation, (iii) a description of any dissenters’ rights of the Company Shareholders available under the MBCA and any other disclosure with respect to dissenters’ rights required by applicable Law and (iv) notice to any Company Shareholder who has not executed and delivered the Company Shareholder Written Consent of the corporate action by those Company Shareholders who did execute the Company Shareholder Written Consent. Prior to the SPAC Merger Effective Time, the Company shall use commercially reasonable efforts to obtain a written consent from each Company Shareholder who has not previously delivered the Company Shareholder Written Consent in respect of such Company Shareholder’s approval and adoption of this Agreement, the Ancillary Agreements to which the Company is or will be a party, the transactions contemplated hereby and thereby (including the Mergers and the Pre-Closing Recapitalization).

Section 5.18           Non-Recourse. Except in the case of claims against a Person in respect of such Person’s Fraud:

(a)            solely with respect to the Company, Holdco, the Merger Subs, and SPAC, this Agreement may only be enforced against, and any claim or cause of Action based upon, arising out of, or related to this Agreement, any Ancillary Agreement, or the Transactions may only be brought against the Company, Holdco, the Merger Subs and SPAC as named Parties hereto; and

(b)            except to the extent a Party hereto (and then only to the extent of the specific obligations undertaken by such Party hereto): (i) no past, present or future director, officer, employee, incorporator, member, partner, stockholder, Affiliate, agent, attorney, advisor or representative or Affiliate of the Company, Holdco, the Merger Subs or SPAC; and (ii) no past, present or future director, officer, employee, incorporator, member, partner, stockholder, Affiliate, agent, attorney, advisor or representative or Affiliate of any of the foregoing shall have any liability (whether in Contract, tort, equity or otherwise) for any one or more of the representations, warranties, covenants, agreements or other obligations or liabilities of any one or more of the Company, Holdco, the Merger Subs or SPAC under this Agreement for any claim based on, arising out of, or related to this Agreement, any Ancillary Agreement or the Transactions.

Section 5.19           Additional Financial Information.

(a)            Promptly following the date of this Agreement, and in any event within ten (10) Business Days following the date of this Agreement, the Company shall provide the SPAC with the audited financial statements of the Company and its Subsidiaries for the twelve month period ended December 31, 2023 consisting of the audited consolidated balance sheets as of such dates, the audited consolidated income statements for the twelve month period ended on such date, and the audited consolidated cash flow statements for the twelve month period ended on such date, together with the auditors report thereon (the “Company Year End Financials”). The Company shall deliver to the SPAC the Company’s consolidated interim financial information for each quarterly period no later than forty (40) calendar days following the end of each quarterly period (the “Company Interim Financials”).

(b)            Holdco shall deliver Holdco’s interim financial information for each quarterly period following Holdco’s formation to the SPAC no later than forty (40) calendar days following the end of each quarterly period (the “Holdco Interim Financials” and together with the Company Year End Financials and the Company Interim Financials, the “Required Financial Statements”).

(c)            The representations and warranties set forth in Section 3.8 shall be deemed to apply to the Required Financial Statements, as and when they have been delivered to the SPAC, with the same force and effect as if made on the date of this Agreement (provided, that, in the case of any reviewed financial statements provided pursuant to this Section 5.19, such statements are subject to normal year-end adjustments that were not or are not expected to be material in amount or effect). As soon as reasonably practicable and as and when required to be included in the Registration Statement or the Proxy Statement, the Company and Holdco shall (i) deliver to SPAC the management’s discussion and analysis of financial condition and results of operations of the Company prepared in accordance with Item 303 of Regulation S-K with respect to the periods described in this Section 5.19, as necessary for inclusion in the Registration Statement or Proxy Statement and Super 8-K, (ii) deliver to SPAC any additional Company or Holdco financial information reasonably requested by the SPAC for inclusion in the Registration Statement, the Proxy Statement, and any other filings to be made by Holdco or the SPAC with the SEC, and (iii) use reasonable best efforts to deliver to SPAC the consents of the auditors of the Company and Holdco, in each case, as necessary for inclusion in the Registration Statement and Proxy Statement.

Section 5.20           Financing Cooperation. From the date hereof through the Closing Date, the Parties shall use commercially reasonable efforts to secure at the Closing one or more financing commitments in the form of private placement transactions with institutional investors, backstops against exercises of SPAC Shareholder Redemption Rights, non-redemption agreements, or any other form of equity or equity-related financing, in each case on commercially reasonable and market-based terms reasonably acceptable to the SPAC and the Company, acting together in good faith (the “Closing Offering”). In the event that the Closing Offering is structured as a private placement transaction, the Company and SPAC shall mutually select and agree upon a proposed list of potential investors for the Closing Offering. The subscription or other agreements relating to the Closing Offering will (i) be in a form mutually acceptable to the Parties, (ii) include the Company as a third-party beneficiary thereto, and (iii) close contingent upon and immediately prior to the Closing. In furtherance of the foregoing, the Parties shall use commercially reasonable efforts to identify sources of financing for the Closing Offering and to mutually negotiate the underlying subscription, financing and similar agreements and reasonably cooperate in a timely manner in connection with any such efforts, including (x) by providing such information and assistance as the other Parties may reasonably request, (y) granting such access to potential investors and their respective representatives as may be reasonably necessary for their due diligence, and (z) participating in a reasonable number of meetings, presentations, road shows, drafting sessions, due diligence sessions with respect to the Closing Offering. All such cooperation, assistance and access shall be granted upon reasonable prior notice and during normal business hours and shall be granted under conditions that shall not unreasonably interfere with the business and operations of the Parties and shall be subject to any limitations under applicable Law. Each Party shall promptly inform the other Party of all aspects and developments related to obtaining the Closing Offering, including the proposed terms and conditions thereof and any material decisions or actions related to the Closing Offering. Neither the Company or Holdco, on the one hand, or the SPAC, on the other hand, shall make or agree to make any amendments, changes, modifications or waivers to any Contracts underlying the Closing Offering without the prior written consent of the SPAC or the Company, as applicable, which consent may not be unreasonably denied, conditioned, granted or withheld or delayed.

Section 5.21           Nasdaq Listing. From the date of this Agreement through the Closing, the SPAC shall use its commercially reasonable efforts to ensure that the SPAC Public Shares, SPAC Public Warrants, and SPAC Units remain listed for trading on Nasdaq. Prior to the Closing Date, the SPAC shall take such actions as are reasonably necessary or advisable to cause the SPAC Public Shares, SPAC Public Warrants, and SPAC Units to be delisted from Nasdaq and deregistered under the Exchange Act with such delisting and deregistration effective as soon as practicable following the SPAC Merger Effective Time. From the date of this Agreement through the Closing, the Parties shall use their respective commercially reasonable efforts to have Holdco’s securities approved for listing on Nasdaq, or another national securities exchange mutually agreed to by the Parties in writing, prior to the SPAC Merger Effective Time.

Section 5.22           Lock-Up Agreement. At the Closing, Holdco, the Sponsors, and the Majority Shareholder will enter into the Lock-Up Agreement.

Section 5.23          Registration Rights Agreement. At the Closing, Holdco, the Sponsors, and the Majority Shareholder will enter into the Registration Rights Agreement.

Section 5.24           Warrant Assumption Agreement. On the day immediately prior to the Closing Date, Holdco and the SPAC shall enter into the Warrant Assumption Agreement.

Section 5.25           Tax Matters.

(a)            This Agreement is intended to constitute, and the Parties hereby adopt this Agreement as, a “plan of reorganization” within the meaning of Treasury Regulations Section 1.368-2(g) and 1.368-3(a).

(b)            Each of the Parties shall use its reasonable best efforts to cause the Transactions to qualify for the Intended Tax Treatment. Except for actions required by this Agreement or the Ancillary Agreements, none of the Parties shall (and none of the Parties shall permit or cause any of their respective Affiliates, Subsidiaries or Representatives to) take or fail to take any action, or become obligated to take or fail to take any action, which action or failure could reasonably be expected to prevent the Transactions from qualifying for the Intended Tax Treatment. Each of the Parties shall file all Tax Returns consistent with, and take no position (whether in any audit or examination, on any Tax Return or otherwise) or any other action before or after the Closing, in either case, that is inconsistent with the Intended Tax Treatment, except to the extent otherwise required to do so as a result of a “determination” that is final within the meaning of Section 1313(a) of the Code (or similar or comparable provision of state or local or non-U.S. Law) or a change in applicable Law.

(c)            Each of the Parties shall reasonably cooperate in good faith with one another in connection with the issuance of any opinion of external counsel relating to the Tax consequences of or related to the Transactions (including if the SEC requires an opinion regarding such Tax consequences to be prepared and submitted in connection with the declaration of effectiveness of the Registration Statement). In connection with the foregoing, each of the Parties shall (and shall cause their cause any of their respective Affiliates, Subsidiaries or Representatives to) deliver to the applicable counsel, upon reasonable request therefore, certificates (dated as of the necessary date and signed by an officer of the applicable party containing such customary representations and warranties as shall be in form and substance reasonably satisfactory to the applicable counsel and reasonably necessary or appropriate to enable such counsel to render any such opinion. Notwithstanding anything herein to the contrary, nothing in this Agreement shall require (i) any counsel to the SPAC or its advisors to provide an opinion with respect to any Tax matters affecting the Company or any equityholders of the Company or (ii) any counsel to the Company to provide an opinion with respect to any Tax matters affecting the SPAC or its equityholders, in each case of (i) or (ii), including that the relevant portion of the Transactions qualify for its respective portion of the Intended Tax Treatment. Neither this Section 5.25(c) nor any other provision in this Agreement shall require or be deemed to require the provision of a Tax opinion by any Party’s counsel or advisors to be an express condition precedent to the Closing.

(d)            The Parties shall reasonably cooperate in connection with Tax compliance matters, including any requests from equityholders of the SPAC in connection with matters relating to the SPAC’s U.S. federal tax classification as a “passive foreign investment company” or “controlled foreign corporation.”

Article VI

CONDITIONS TO OBLIGATIONS TO CLOSE

Section 6.1             Conditions to Obligation of Each Party to Close. The respective obligations of each Party to effect the Closing shall be subject to the satisfaction or waiver at or prior to the Closing Date of the following conditions:

(a)            Regulatory Approvals. Any required regulatory approvals set forth in Section 6.1(a) of the Company Disclosure Schedule shall have been obtained.

(b)            No Injunctions or Illegality. There shall not be in effect any injunction or other Order, or Law (other than any Regulatory Law) enacted after the date hereof, prohibiting, restraining, enjoining, or making illegal the Transactions.

(c)            SPAC Shareholder Approval. The SPAC Shareholder Approval shall have been obtained.

(d)            Company Shareholder Approval. The Company Shareholder Approval shall have been obtained.

(e)            Registration Statement. The Registration Statement shall have become effective under the Securities Act and no stop order suspending the effectiveness of the Registration Statement shall have been issued and no proceedings for that purposes shall have been initiated or threatened by the SEC and not withdrawn.

(f)             D&O Insurance. Holdco shall have obtained the Closing D&O Policy.

Section 6.2             Conditions to the SPAC’s Obligation to Close. The SPAC’s obligation to effect the Transactions shall be subject to the satisfaction or waiver on or prior to the Closing Date of all of the following conditions:

(a)            Representations and Warranties. The representations and warranties of the Company (i) contained in Section 3.1, Section 3.4, Section 3.7, Section 3.10, and Section 3.19 shall each be true and correct in all material respects as of the date hereof and at the Closing as if made on the Closing Date (other than representations and warranties that are made as of a specific date, which representations and warranties shall have been true and correct in all material respects as of such date), (ii) contained in Section 3.2 shall be true and correct in all but de minimis respects as of the date hereof and as of the Closing as if made on the Closing Date (other than representations and warranties that are made as of a specific date, which representations and warranties shall have been true and correct in all but de minimis respects as of such date); and (iii) contained elsewhere in this Agreement shall be true and correct in all respects as of the date hereof and as of the Closing as if made on the Closing Date (other than representations and warranties that are made as of a specific date, which representations and warranties shall have been true and correct as of such date) except for breaches or inaccuracies that would not have, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect; provided, however, that for purposes of determining the satisfaction of the conditions in this Section 6.2(a), no effect shall be given to any “material,” “Material Adverse Effect” or other similar qualifier in such representations and warranties.

(b)            Covenants and Agreements. The covenants and agreements of the Company, Holdco, and the Merger Subs to be performed on or before the Closing Date in accordance with this Agreement shall have been duly performed in all material respects.

(c)            Company Material Adverse Effect. No change, event, state of facts, development or occurrence shall have occurred since the date of this Agreement, that, individually or in the aggregate with all other changes, events, state of facts, developments or occurrences, has had or would reasonably be expected to have a Material Adverse Effect with respect to the Company that is continuing.

(d)            Officer’s Certificate. The SPAC shall have received a certificate, dated as of the Closing Date and signed on behalf of the Company by an authorized officer of the Company, stating that the conditions specified in Section 6.2(a) through Section 6.2(c), as such conditions relate to the Company, have been satisfied.

Section 6.3             Conditions to the Company’s Obligation to Close. The obligations of the Company to consummate the Transactions shall be subject to the satisfaction or waiver on or prior to the Closing Date of all of the following conditions:

(a)            Representations and Warranties. The representations and warranties of the SPAC (i) contained in Section 4.1, Section 4.5, Section 4.6, and Section 4.9 shall each be true and correct in all material respects as of the date hereof and at the Closing as if made on the Closing Date (other than representations and warranties that are made as of a specific date, which representations and warranties shall have been true and correct in all material respects as of such date), (ii) contained in Section 4.2 shall be true and correct in all but de minimis respects as of the date hereof and as of the Closing as if made on the Closing Date (other than representations and warranties that are made as of a specific date, which representations and warranties shall have been true and correct in all but de minimis respects as of such date); and (iii) contained elsewhere in this Agreement shall be true and correct in all respects as of the date hereof and as of the Closing as if made on the Closing Date (other than representations and warranties that are made as of a specific date, which representations and warranties shall have been true and correct as of such date) except for breaches or inaccuracies that would not have, and would not reasonably be expected to have, individually or in the aggregate, a SPAC Material Adverse Effect; provided, however, that for purposes of determining the satisfaction of the conditions in this Section 6.2(a), no effect shall be given to any “material,” “SPAC Material Adverse Effect” or other similar qualifier in such representations and warranties.

(b)            Covenants and Agreements. The covenants and agreements of the SPAC to be performed on or before the Closing Date in accordance with this Agreement shall have been duly performed in all material respects.

(c)            Listing of Share Consideration. The Holdco Class A Common Stock to be issued in connection with the Transactions shall have been approved for listing on Nasdaq, or another national securities exchange mutually agreed to by the Parties in writing, as of the Closing Date, subject only to official notice of issuance.

(d)            SPAC Material Adverse Effect. No change, event, state of facts, development or occurrence shall have occurred since the date of this Agreement, that, individually or in the aggregate with all other changes, events, state of facts, developments or occurrences, has had or would reasonably be expected to have a SPAC Material Adverse Effect that is continuing.

(e)            Officer’s Certificate. The Company shall have received a certificate, dated as of the Closing Date and signed on behalf of the SPAC by an authorized officer of the SPAC, stating that the conditions specified in Section 6.3(a) through Section 6.3(d) have been satisfied.

(f)             Minimum Cash Condition. The sum of the funds contained in the Trust Account, together with the cash on the SPAC’s balance sheet and the aggregate amount of gross proceeds from any Closing Offering, after giving effect to the exercise of SPAC Shareholder Redemption Rights and before payment of Transaction Expenses, shall equal or exceed $10,000,000.

Article VII

TERMINATION

Section 7.1              Termination. This Agreement may be terminated at any time prior to the Closing:

(a)            by the mutual written consent of the Company and the SPAC;

(b)            by either the Company or the SPAC, if:

(i)             the Closing shall not have occurred on or before December 25, 2024 (the “Outside Date”); provided, however, that the right to terminate this Agreement under this Section 7.1(b)(i) shall not be available to any Party that has breached any of its representations, warranties, covenants or agreements under this Agreement and such breach is the primary cause of or has resulted in the failure of the Closing to be consummated on or before such date; or

(ii)            any Order or Law permanently restraining, enjoining, prohibiting or making illegal the consummation of the Transactions becomes effective, final and nonappealable; provided, however, that the right to terminate this Agreement under this Section 7.1(b)(ii) shall not be available to any Party whose breach of any representation, warranty, covenant or agreement of this Agreement results in or causes such final, non-appealable Order or other action.

(c)            by the SPAC, if the representations and warranties of the Company shall have failed to be true and correct, or the Company, Holdco or the Merger Subs shall have breached or failed to perform any of their covenants, obligations or other agreements contained in this Agreement, where such failure or breach (A) would give rise to the failure of a condition set forth in Section 6.2(a) or Section 6.2(b) and (B) cannot be or has not been cured prior to the earlier of (x) noon (eastern time) on the Business Day prior to the Outside Date or (y) the date that is thirty (30) days after the date that the SPAC notifies the Company of such failure or breach; provided, however, that the SPAC’s right to terminate this Agreement under this Section 7.1(c) shall not be available if the representations and warranties of the SPAC shall have failed to be true and correct, or the SPAC shall have breached or failed to perform any covenant, obligation or other agreement contained in this Agreement, where such failure or breach would give rise to the failure of a condition set forth in Section 6.3(a) or Section 6.3(b) (and the SPAC shall not have cured such failure or breach);

(d)             by the Company, if the representations and warranties of the SPAC shall have failed to be true and correct, or the SPAC shall have breached or failed to perform any of its covenants, obligations or other agreements contained in this Agreement, where such failure or breach (A) would give rise to the failure of a condition set forth in Section 6.3(a) or Section 6.3(b) and (B) cannot be or has not been cured prior to the earlier of (x) noon (eastern time) on the Business Day prior to the Outside Date or (y) the date that is thirty (30) days after the date that the Company notifies the SPAC of such failure or breach; provided, however, that the Company’s right to terminate this Agreement under this Section 7.1(d) shall not be available if the representations and warranties of the Company shall have failed to be true and correct, or the Company, Holdco or the Merger Subs shall have breached or failed to perform any covenant, obligation or other agreement contained in this Agreement, where such failure or breach would give rise to the failure of a condition set forth in Section 6.2(a) or Section 6.2(b) (and the Company shall not have cured such failure or breach); or

(e)             by the Company or the SPAC if the SPAC Shareholder Approval shall not have been obtained by reason of the failure to obtain the required vote at the Extraordinary General Meeting duly convened therefor or at any adjournment thereof.

(f)             by the SPAC, if the Company Shareholder Written Consent is not executed and delivered in accordance with Section 5.17 on or prior to the Company Shareholder Written Consent Deadline.

Section 7.2              Notice of Termination. In the event of termination of this Agreement by either or both of the Company and the SPAC pursuant to Section 7.1, written notice of such termination shall be given by the terminating Party to the other Party.

Section 7.3              Effect of Termination. Notwithstanding anything to the contrary in this Agreement, in the event of termination of this Agreement by any or all of the Company and the SPAC pursuant to Section 7.1, this Agreement shall terminate and become void and have no effect, and there shall be no Liability on the part of any Party, except as set forth in Section 5.11, this Section 7.3 or Article VIII; provided, however, that no such termination shall relieve any Party hereto from Liability for any Fraud or Willful Breach of this Agreement; provided, further, that Section 5.5, Section 5.11, this Section 7.3 and Article VIII, shall survive any termination of this Agreement, in accordance with their respective terms.

Article VIII

MISCELLANEOUS

Section 8.1              Interpretation. The headings and captions used in this Agreement and the table of contents to this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Any capitalized terms used in any Schedule or Exhibit attached hereto or delivered at the same time and not otherwise defined therein shall have the meanings set forth in this Agreement. The use of the word “including” herein shall mean “including without limitation.” The words “hereof,” “herein,” and “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provision of this Agreement. References herein to a specific Section, Subsection, Clause, Recital, Section of a Schedule, Schedule or Exhibit shall refer, respectively, to Sections, Subsections, Clauses, Recitals, Sections of a Schedule, Schedules or Exhibits of this Agreement. Terms defined in the singular shall have a comparable meaning when used in the plural, and vice versa. References herein to any gender shall include each other gender. The word “or” shall not be exclusive unless the context clearly requires the selection of one (1) (but not more than one (1)) of a number of items. References to “written” or “in writing” include in electronic form. References herein to any Person shall include such Person’s heirs, executors, personal representatives, administrators, successors and permitted assigns; provided, however, that nothing contained in this Section 8.1 is intended to authorize any assignment or transfer not otherwise permitted by this Agreement. References herein to a Person in a particular capacity or capacities shall exclude such Person in any other capacity. Any reference to “days” shall mean calendar days unless Business Days are specified; provided that if any action is required to be done or taken on a day that is not a Business Day, then such action shall be required to be done or taken not on such day but on the first (1st) succeeding Business Day thereafter. References herein to any Contract (including this Agreement) mean such Contract as amended, restated, supplemented or modified from time to time in accordance with the terms thereof. With respect to the determination of any period of time, the word “from” means “from and including” and the words “to” and “until” each mean “to but excluding.” References herein to any Law shall be deemed also to refer to such Law, as amended, and all rules and regulations promulgated thereunder. If any Party has breached any representation, warranty, covenant or agreement contained in this Agreement in any respect, the fact that there exists another representation, warranty, covenant or agreement relating to the same subject matter (regardless of the relative levels of specificity) which the Party has not breached shall not detract from or mitigate the fact that the Party is in breach of the first representation warranty, covenant or agreement. The word “extent” in the phrase “to the extent” (or similar phrases) shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if.” An accounting term not otherwise defined in this Agreement has the meaning assigned to it in accordance with GAAP. Except where otherwise provided, all amounts in this Agreement are stated and shall be paid in United States dollars. The Parties and their respective counsel have reviewed and negotiated this Agreement as the joint agreement and understanding of the Parties, and the language used in this Agreement shall be deemed to be the language chosen by the Parties to express their mutual intent, and no rule of strict construction shall be applied against any Person.

Section 8.2             Counterparts. This Agreement and the Ancillary Agreements may be executed in two or more counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument, and shall become effective when one or more counterparts have been signed by each of the Parties and delivered (by telecopy, electronic delivery or otherwise) to the other Parties. Signatures to this Agreement transmitted by facsimile transmission, by electronic mail in “portable document format” form, or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document, will have the same effect as physical delivery of the paper document bearing the original signature.

Section 8.3             No Survival of Representations, Warranties, Covenants and Agreements.

(a)            The representations, warranties, covenants and agreements in this Agreement shall terminate at the Closing or upon the termination of this Agreement pursuant to Article VII, except that the covenants and agreements that explicitly contemplate performance after the Closing shall survive the Closing indefinitely (or until fully performed in accordance with this Agreement). The Parties acknowledge and agree that, other than in connection with any Fraud or as otherwise expressly set forth herein, from and after the Closing they shall not be permitted to make, and no Party shall have any Liability or obligation with respect to, any claims for any breach of any representation or warranty set forth herein or any covenant or agreement herein that is to have been performed by another Party on or prior to the Closing. In furtherance of the foregoing, other than in connection with any Fraud or as otherwise expressly set forth herein, from and after the Closing, each Party hereby waives (on behalf of itself, each of its Affiliates and each of its Representatives), to the fullest extent permitted under Law, any and all rights, claims and causes of action (including any statutory rights to contribution or indemnification) for any breach of any representation or warranty or covenant or obligation to have been performed prior to the Closing set forth herein or otherwise relating to any of the SPAC or the Company or the subject matter of this Agreement that such Party may have against the other Parties or any of their Affiliates or any of their respective Representatives arising under or based upon any theory whatsoever, under any Law, contract, tort or otherwise.

(b)            The Parties hereby acknowledge and agree that, except as expressly provided in Section 5.10, the foregoing Section 8.3(a) or in connection with any Fraud, from and after the Closing none of the SPAC, the Company, Holdco, the Merger Subs, their Representatives or any of their respective Affiliates, officers, managers, employees or agents, shall have any Liability, responsibility or obligation arising under this Agreement or any Exhibit or Schedule hereto, or any certificate or other document entered into, made, delivered, or made available in connection herewith, or as a result of any of the Transactions, such provisions and other documents being the sole and exclusive remedy (as between the SPAC and its Affiliates, on the one hand, and the Company, Holdco, the Merger Subs and its or their Affiliates, on the other hand) for all claims, disputes and losses arising hereunder or thereunder or in connection herewith or therewith, whether purporting to sound in contract or tort, or at Law or in equity, or otherwise.

Section 8.4              Governing Law; Waiver of Jury Trial; Jurisdiction. The Law of the Commonwealth of Massachusetts shall govern (a) all claims or matters related to or arising from this Agreement (including any tort or non-contractual claims) and (b) any questions concerning the construction, interpretation, validity and enforceability of this Agreement, and the performance of the obligations imposed by this Agreement, in each case without giving effect to any choice-of law or conflict-of-law rules or provisions (whether of the Commonwealth of Massachusetts or any other jurisdiction) that would cause the application of the Law of any jurisdiction other than the Commonwealth of Massachusetts. EACH PARTY HEREBY IRREVOCABLY WAIVES ALL RIGHTS TO TRIAL BY JURY IN ANY PROCEEDING BROUGHT TO RESOLVE ANY DISPUTE BETWEEN OR AMONG ANY OF THE PARTIES (WHETHER ARISING IN CONTRACT, TORT OR OTHERWISE) ARISING OUT OF, CONNECTED WITH, RELATED OR INCIDENTAL TO THIS AGREEMENT, THE TRANSACTIONS OR THE RELATIONSHIPS ESTABLISHED AMONG THE PARTIES UNDER THIS AGREEMENT. EACH PARTY FURTHER WARRANTS AND REPRESENTS THAT SUCH PARTY HAS REVIEWED THIS WAIVER WITH ITS LEGAL COUNSEL, AND THAT SUCH PARTY KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL. Each Party submits to the exclusive jurisdiction of first, the Business Litigation Session of the Superior Court for Suffolk County, in the Commonwealth of Massachusetts or if such court declines jurisdiction, then to any court of the Commonwealth of Massachusetts or the Federal District Court for the District of Massachusetts, in any Proceeding arising out of or relating to this Agreement, agrees that all claims in respect of the Proceeding shall be heard and determined in any such court and agrees not to bring any Proceeding arising out of or relating to this Agreement in any other courts. Nothing in this Section 8.4, however, shall affect the right of any Party to serve legal process in any other manner permitted by Law or at equity. Each Party agrees that a final judgment in any Proceeding so brought shall be conclusive and may be enforced by suit on the judgment or in any other manner provided by Law or at equity.

Section 8.5             Entire Agreement; Third-Party Beneficiaries. This Agreement (including the Schedules and Exhibits to this Agreement) and the Ancillary Agreements constitutes the entire agreement among the Parties with respect to the subject matter of this Agreement and supersede any prior discussion, correspondence, negotiation, proposed term sheet, agreement, understanding or arrangement and there are no agreements, understandings, representations or warranties among the Parties other than those set forth or referred to in this Agreement. This Agreement is not intended to confer in or on behalf of any Person not a Party (and their successors and assigns) any rights, benefits, causes of action or remedies with respect to the subject matter or any provision hereof.

Section 8.6             Notices. All notices and other communications to be given to any Party hereunder shall be sufficiently given for all purposes hereunder if in writing (a) when delivered, if delivered by hand, courier or overnight delivery service, (b) three (3) days after being mailed by certified or registered mail, return receipt requested, with appropriate postage prepaid, or (c) when sent in the form of a facsimile or email, if (x) acknowledged by the recipient (excluding automated responses) or (y) promptly sent by one of the methods specified in clause (a) or (b), and, in each case, shall be directed to the address set forth below (or at such other address or facsimile number as such Party shall designate by like notice):

(a)	If to the Company, Holdco, Merger Sub 1 or Merger Sub 2:

Rain Enhancement Technologies, Inc.

21 Pleasant Street, Suite 237

Newburyport, MA 01950

Attention: Paul Dacier

E-mail: paul@rainwatertech.com

with a copy (which shall not constitute notice) to:

TCF Law Group, PLLC

21 Pleasant Street, Suite 237

Newburyport, MA 01950

Attention: Stephen J. Doyle

Email: sdoyle@tcflaw.com

(b)	If to the SPAC:

Coliseum Acquisition Corp.

1180 North Town Center Drive, Suite 100

Las Vegas, Nevada 89144

Attention: Harry You, Chairman

Charles Wert, Chief Executive Officer

Email: harry@dmytechnology.com

chuck@fidures.com

with a copy (which shall not constitute notice) to:

White & Case LLP

1221 Avenue of the Americas

New York, NY 10020

Attention: Joel Rubinstein

Email: joel.rubinstein@whitecase.com

Section 8.7             Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns; provided, however, that no Party will assign its rights or delegate any or all of its obligations under this Agreement without the express prior written consent of the other Party. Any attempted assignment in violation of this Section 8.7 shall be void.

Section 8.8              Amendments and Waivers. This Agreement may not be modified or amended except by an instrument or instruments in writing and mutually signed by each of the Parties. Each Party may, only by an instrument in writing, waive compliance by any other Party with any term or provision of this Agreement on the part of such other Party to be performed or complied with. The waiver by a Party of a breach of any term or provision of this Agreement by another Party shall not be construed as a waiver of any subsequent breach.

Section 8.9              Specific Performance. The Parties hereby acknowledge and agree that irreparable injury for which monetary damages (even if available) would not be an adequate remedy would occur if any Parties hereto does not perform any provision of this Agreement in accordance with its specified terms or otherwise breaches such provisions. Accordingly, the Parties acknowledge and agree that, prior to a valid termination, to prevent breaches or threatened breaches by the Parties of any of their respective covenants or obligations set forth in this Agreement, including its failure to take all actions required under the express terms of this Agreement to consummate the Transactions, and that prior to a valid termination of this Agreement, the Parties shall be entitled to specific performance of such agreements and covenants in such event and other equitable relief to prevent breaches of this Agreement, in addition to any other remedy to which they are entitled at law or in equity. Each of the Parties agrees that it will not oppose the granting of any such injunction, specific performance and other equitable relief on the basis that any other Party has an adequate remedy at Law or that any award of specific performance is not an appropriate remedy for any reason at Law or in equity. Each Party hereby waives any requirement to provide any bond or other security in connection with such order or injunction.

Section 8.10            Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the Transactions is not affected in any manner materially adverse to any Party. Upon such a determination, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in a mutually acceptable manner in order that the Transactions be consummated as originally contemplated to the fullest extent possible.

Section 8.11            Trust Account Waiver. Reference is made to the final prospectus of the SPAC, filed with the SEC (File No. 333-254513) (the “Prospectus”), and dated as of June 22, 2021. Holdco, the Company, and the Merger Subs each acknowledges that it has read the Prospectus, the Trust Agreement and the SPAC Organizational Documents and understands that the SPAC has established the Trust Account containing the proceeds of its initial public offering (the “IPO”) and from certain private placements occurring simultaneously with the IPO, and interest accrued from time to time thereon, and deposits made pursuant to the SPAC Organizational Documents, for the benefit of the public shareholders of the SPAC and certain parties and that, except as otherwise described in the Prospectus, the SPAC may disburse monies from the Trust Account only: (a) to the public shareholders of the SPAC in the event they elect to exercise their SPAC Shareholder Redemption Rights, (b) to the public shareholders of the SPAC if SPAC fails to consummate a Business Combination within the time period prescribed by the SPAC Organizational Documents (subject to further extension by amendment to the SPAC Organizational Documents), (c) to pay any taxes with any interest earned on the amounts held in the Trust Account, or (d) to the SPAC after or concurrently with the consummation of a Business Combination. For and in consideration of the SPAC entering into this Agreement regarding the Transactions, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, each of the Company, Holdco, Merger Sub 1 and Merger Sub 2 hereby agrees on behalf of itself and its Affiliates notwithstanding anything to the contrary in this Agreement, neither the Company, Holdco, Merger Sub 1, or Merger Sub 2, nor any of its or their Affiliates do now and shall at any time hereafter have any right, title, interest or claim of any kind against the Trust Account (including distributions therefrom), or make any claim or bring any Action against, the Trust Account (including distributions therefrom), and regardless of whether such claim arises as a result of, in connection with or relating in any way to, any proposed or actual business relationship between the SPAC or its Representatives, on the one hand, and the Company, Holdco, Merger Sub 1, or Merger Sub 2, or any of its or their Affiliates or respective Representatives, on the other hand, this Agreement, the Transactions or any other matter, and regardless of whether such claim arises based on contract, tort, equity or any other theory of legal liability (any and all such claims are collectively referred to hereafter as the “Released Claims”). The Company, Holdco, Merger Sub 1, and Merger Sub 2, on behalf of itself and its and their respective Affiliates and Representatives, (i) hereby irrevocably waives any such Released Claims it may have against the Trust Account (including any distributions therefrom) now or in the future as a result of, or arising out of, this Agreement (including the negotiation, execution and performance thereof) any other Contract with the SPAC, the Transactions or any other negotiations, Contracts or other agreements or arrangements with the SPAC and will not seek recourse against the Trust Account (including any distributions therefrom) for any reason whatsoever (including for an alleged breach of any agreement with the SPAC or its Affiliates), (ii) agrees and acknowledges that such irrevocable waiver is material to this Agreement and specifically relied upon by the SPAC to induce it to enter in this Agreement, and further intends and understands such waiver to be valid, binding and enforceable under applicable Law and (iii) acknowledges and agrees that, to the extent the Company, Holdco, Merger Sub 1, or Merger Sub 2, or any of its or their Affiliates or Representatives commences any Action based upon, in connection with, relating to or arising out of any matter relating to the SPAC, which Action seeks, in whole or in part, monetary relief against the SPAC, the sole remedy of any such Person shall be against funds held outside of the Trust Account and that such claim shall not permit the Company, Holdco, Merger Sub 1, or Merger Sub 2, or its or their Affiliates (or any Person claiming on any of their behalf or in lieu of any of them) to have any claim against the Trust Account (including any distributions therefrom) or any amounts contained therein. Notwithstanding the foregoing, nothing in this Section 8.11 shall serve to limit or prohibit the right of the Company, Holdco, Merger Sub 1, or Merger Sub 2 to pursue a claim against the SPAC for legal relief against assets of the SPAC held outside the Trust Account, for specific performance or other non-monetary relief.

[Remainder of page left intentionally blank]

IN WITNESS WHEREOF, this Agreement has been signed by or on behalf of each of the Parties as of the day first above written.

Rain Enhancement Technologies, Inc.

By:	/s/ Christopher Riley
	Name:	Christopher Riley
	Title:	Chief Executive Officer

Rain Enhancement Technologies HOLDCO, Inc.

By:	/s/ Paul T. Dacier
	Name:	Paul T. Dacier
	Title:	President

RainWATER MERGER SUB 1, Inc.

By:	/s/ Paul T. Dacier
	Name:	Paul T. Dacier
	Title:	President

RainWATER MERGER SUB 2, Inc.

By:	/s/ Paul T. Dacier
	Name:	Paul T. Dacier
	Title:	President

COLISEUM ACQUISITION CORP.

By:	/s/ Charles Wert
	Name:	Charles Wert
	Title:	Chief Executive Officer

[Signature Page to the Business Combination Agreement]

EXHIBIT A

FORM OF

AMENDED AND RESTATED

ARTICLES OF ORGANIZATION

OF

Rain Enhancement Technologies HOLDO, Inc.

(General Laws Chapter 156D, Section 10.07; 950 CMR 113.35)

Article I - Corporate Name

The exact name of the Corporation is Rain Enhancement Technologies Holdco, Inc. (the “Corporation”).

Article II - Purpose

The purpose for which the Corporation is formed is for the transaction of any and all lawful business for which a business Corporation may engage in under the Massachusetts Business Corporation Act (M.G.L. Ch. 156D, Sec. 101 et seq., as amended and in effect from time to time, the “MBCA”).

Article III - Authorized Shares

The following is the total number of shares and par value of each class of stock that the Corporation is authorized to issue. The number of authorized shares of any class or classes of stock may be increased or decreased (but not below the number of shares thereof then outstanding or reserved for issuance in each class) by the affirmative vote of the holders of at least a majority of the voting power of the issued and outstanding shares of capital stock entitled to vote thereon, voting together as a single class.

WITHOUT PAR VALUE		WITH PAR VALUE
TYPE	NUMBER OF SHARES	TYPE	NUMBER OF SHARES	PAR VALUE
		Class A Common	[10,000,000]	0.0001
		Class B Common	[4,125,000]	0.0001
		[Preferred]	[5,000,000]	0.0001

Article IV - Preferences, Limitations and Rights of Any Class or Series

A.	Common Stock

1.      Voting in General. Unless and until the Corporation has issued shares of Preferred Stock having the right to vote in the election of Directors of the Corporation and other matters requiring action by the Corporation’s shareholders, or as otherwise provided in these Amended and Restated Articles of Organization (as amended and/or restated from time to time, these “Articles”) or required by applicable law, the holders of shares of Class A Common Stock and Class B Common Stock (the Class A Common Stock and the Class B Common Stock referred to herein as the “Common Stock”) shall at all times vote together as one class on all matters (including the election of directors) submitted to a vote or for the consent of the shareholders of the Corporation. There shall be no cumulative voting.

2.      Class A Common Stock Voting. Except as otherwise provided in these Articles or required by applicable law, each holder of shares of Class A Common Stock shall be entitled to one (1) vote for each share of Class A Common Stock held of record by such holder as of the applicable date on any matter that is submitted to a vote or for the consent of the shareholders of the Corporation.

3.      Class B Common Stock Voting. Except as otherwise provided in these Articles or required by applicable law, each holder of shares of Class B Common Stock shall be entitled to ten (10) votes for each share of Class B Common Stock held of record by such holder as of the applicable date on any matter that is submitted to a vote or for the consent of the shareholders of the Corporation.

4.      Equal Status. Except as otherwise provided in these Articles or required by applicable law, and subject to the preferences applicable to any series of Preferred Stock, if any, outstanding at any time, the holders of Class A Common Stock and the holders of Class B Common Stock shall have the same rights, privileges and powers, rank equally, shall be entitled to share equally, on a per share basis, in such dividends and other distributions of cash, property or shares of stock of the Corporation as may be declared by the Board of Directors from time to time with respect to the Common Stock out of assets or funds of the Corporation legally available therefor, and shall be identical in all respects as to all matters; provided, however, that in the event that any dividend or distribution is paid in the form of shares of Common Stock or rights to acquire Common Stock, the holders of Class A Common Stock shall receive Class A Common Stock or rights to acquire Class A Common Stock, as the case may be, and the holders of Class B Common Stock shall receive Class B Common Stock or rights to acquire Class B Common Stock, as the case may be.

5.      Liquidation, Dissolution or Winding Up. Upon any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, the holders of shares of Class A Common Stock and Class B Common Stock shall be entitled to share equally, on a per share basis, in the net assets of the Corporation, after the Corporation shall have satisfied or made provision for the satisfaction of its debts and obligations and for the payment to holders of shares of any class or series of capital stock of the Corporation having preferential rights to receive distributions of the Corporation’s net assets.

6.      Subdivisions Combinations or Reclassifications. Shares of Class A Common Stock or Class B Common Stock may not be subdivided, combined or reclassified unless the shares of the other class are concurrently therewith proportionately subdivided, combined or reclassified in a manner that maintains the same proportionate equity ownership between the holders of the outstanding Class A Common Stock and Class B Common Stock on the record date for such subdivision, combination or reclassification; provided, however, that shares of one such class may be subdivided, combined or reclassified in a different or disproportionate manner if such subdivision, combination or reclassification is approved in advance by the affirmative vote (or written consent if action by written consent of shareholders is permitted at such time under these Articles) of the holders of a majority of the outstanding shares of Class A Common Stock and Class B Common Stock, each voting separately as a class.

7.      Merger or Consolidation. In the case of any distribution or payment in respect of the shares of Class A Common Stock or Class B Common Stock upon the consolidation or merger of the Corporation with or into any other entity, or in the case of any other transaction having an effect on shareholders substantially similar to that resulting from a consolidation or merger, such distribution or payment that the holders of shares of Class A Common Stock or Class B Common Stock have the right to receive, or the right to elect to receive, shall be made ratably on a per share basis among the holders of the Class A Common Stock and Class B Common Stock as a single class; provided, however, that shares of one such class may receive, or have the right to elect to receive, different or disproportionate distributions or payments in connection with such merger, consolidation or other transaction if (i) the only difference in the per share distribution to the holders of the Class A Common Stock and Class B Common Stock is that any securities distributed to the holder of a share Class B Common Stock have ten times the voting power of any securities distributed to the holder of a share of Class A Common Stock, or (ii) such merger, consolidation or other transaction is approved by the affirmative vote (or written consent if action by written consent of shareholders is permitted at such time under these Articles) of the holders of a majority of the outstanding shares of Class A Common Stock and Class B Common Stock, each voting separately as a class.

8.      Third-Party Tender or Exchange Offers. The Corporation may not enter into any agreement pursuant to which a third party may by tender or exchange offer acquire any shares of Class A Common Stock or Class B Common Stock unless the holders of (a) the Class A Common Stock shall have the right to receive, or the right to elect to receive, the same form of consideration and the same amount of consideration on a per share basis as the holders of the Class B Common Stock would receive, or have the right to elect to receive, and (b) the Class B Common Stock shall have the right to receive, or the right to elect to receive, the same form of consideration and the same amount of consideration on a per share basis as the holders of the Class A Common Stock would receive, or have the right to elect to receive; provided, however, that shares of such classes may receive, or have the right to elect to receive, different or disproportionate consideration in connection with such tender or exchange offer in order to reflect the special rights, powers and privileges of the holders of shares of the Class B Common Stock under these Articles (which may include, without limitation, securities exchangeable for each share of Class B Common Stock having up to ten (10) times the voting power of any securities exchangeable for each share of Class A Common Stock) or such other rights, powers, privileges or other terms that are no more favorable, in the aggregate, to the holders of the Class B Common Stock relative to the holders of the Class A Common Stock than those contained in these Articles.

9.      Conversion of Class B Common Stock.

(A)      Voluntary Conversion. Each share of Class B Common Stock shall be convertible into one (1) fully paid and nonassessable share of Class A Common Stock at the option of the holder thereof at any time upon written notice to the Corporation (a “Voluntary Conversion”). Before any holder of Class B Common Stock shall be entitled to voluntarily convert any shares of such Class B Common Stock, such holder shall surrender the certificate or certificates therefor (if any), duly endorsed, at the principal corporate office of the Corporation or of any transfer agent for the Class B Common Stock, and shall give written notice to the Corporation at its principal corporate office, of the election to convert the same and shall state therein the name or names (i) in which the certificate or certificates representing the shares of Class A Common Stock into which the shares of Class B Common Stock are so converted are to be issued if such shares are certificated or (ii) in which such shares are to be registered in book entry if such shares are uncertificated. The Corporation shall, as soon as practicable thereafter, issue and deliver at such office to such holder of Class B Common Stock, or to the nominee or nominees of such holder, a certificate or certificates representing the number of shares of Class A Common Stock to which such holder shall be entitled as aforesaid (if such shares are certificated) or, if such shares are uncertificated, register such shares in book-entry form. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender of the shares of Class B Common Stock to be converted following or contemporaneously with the written notice of such holder’s election to convert required by this Section 9(A) of Article IV, and the person or persons entitled to receive the shares of Class A Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Class A Common Stock as of such date. Each share of Class B Common Stock that is converted pursuant to this Section 9(A) of Article IV shall be retired by the Corporation and shall not be available for reissuance. Notwithstanding anything to the contrary herein, shares of Class B Common Stock represented by a lost, stolen or destroyed stock certificate may be converted pursuant to this Section 9(A) of Article IV if the holder thereof notifies the Corporation or its transfer agent that such certificate has been lost, stolen or destroyed and delivers an affidavit of that fact acceptable to the Corporation and agrees to indemnify the Corporation from any loss incurred by it in connection with such lost, stolen or destroyed certificate.

(B)      Automatic Conversion. Each share of Class B Common Stock shall automatically, without further action by the Corporation or the holder thereof, be converted into one (1) fully paid and nonassessable share of Class A Common Stock immediately prior to the close of business on the earlier of (i) five (5) years from the closing of the Initial Public Offering Closing (as defined below), (ii) the first date on which the Founders or their Permitted Transferees collectively beneficially own 20% or less of the number of shares of Class B Common Stock (as such number of shares is equitably adjusted in respect of any reclassification, stock dividend, subdivision, combination or recapitalization of the Class B Common Stock) collectively held by the Founders or their Permitted Transferees as of the Initial Public Offering Closing, (iii) upon the occurrence of a Transfer (as defined below), other than a Permitted Transfer (as defined below), of such share of Class B Common Stock, or (iv) the date specified by the affirmative vote of the holders of Class B Common Stock representing not less than two-thirds (2/3) of the voting power of the outstanding shares of Class B Common Stock, voting separately as a single class (each of the events referred to in (i) through (iv) are referred to herein as an “Automatic Conversion”). The Corporation shall provide notice of the Automatic Conversion of shares of Class B Common Stock pursuant to this Section 9(B) of Article IV to record holders of such shares of Class B Common Stock as soon as practicable following the Automatic Conversion. Such notice shall be provided by any means then permitted by the MBCA; provided, however, that no failure to give such notice nor any defect therein shall affect the validity of the Automatic Conversion. Upon and after the Automatic Conversion, the person registered on the Corporation’s books as the record holder of the shares of Class B Common Stock so converted immediately prior to the Automatic Conversion shall be registered on the Corporation’s books as the record holder of the shares of Class A Common Stock issued upon Automatic Conversion of such shares of Class B Common Stock, without further action on the part of the record holder thereof. Immediately upon the effectiveness of the Automatic Conversion, the rights of the holders of shares of Class B Common Stock as such shall cease, and the holders shall be treated for all purposes as having become the record holder or holders of such shares of Class A Common Stock into which such shares of Class B Common Stock were converted.

(C)      Certificates. Each outstanding stock certificate (if shares are in certificated form) that, immediately prior to the occurrence of an Automatic Conversion, represented one or more shares of Class B Common Stock subject to such Automatic Conversion shall, upon such Automatic Conversion, be deemed to represent an equal number of shares of Class A Common Stock, without the need for surrender or exchange thereof. The Corporation shall, upon the request of any holder whose shares of Class B Common Stock have been converted into shares of Class A Common Stock as a result of a Voluntary Conversion or an Automatic Conversion (either of the foregoing, a “Conversion Event”) and upon surrender by such holder to the Corporation of the outstanding certificate(s) formerly representing such holder’s shares of Class B Common Stock, if any (or, in the case of any lost, stolen or destroyed certificate, upon such holder providing an affidavit of that fact acceptable to the Corporation and executing an agreement acceptable to the Corporation to indemnify the Corporation from any loss incurred by it in connection with such certificate), issue and deliver to such holder certificate(s) representing the shares of Class A Common Stock into which such holder’s shares of Class B Common Stock were converted as a result of such Conversion Event (if such shares are certificated) or, if such shares are uncertificated, register such shares in book-entry form. Each share of Class B Common Stock that is converted pursuant to a Conversion Event shall thereupon automatically be retired and shall not be available for reissuance.

(D)      Effect of Conversion on Payment of Dividends. Notwithstanding anything to the contrary in this Section 9 of Article IV, if the date on which any share of Class B Common Stock is converted into Class A Common Stock pursuant to the provisions of this Section 9 of Article IV occurs after the record date for the determination of the holders of Class B Common Stock entitled to receive any dividend or distribution to be paid on the shares of Class B Common Stock, the holder of such shares of Class B Common Stock as of such record date will be entitled to receive such dividend or distribution on such payment date; provided, that, notwithstanding any other provision of these Articles, to the extent that any such dividend or distribution is payable in shares of Class B Common Stock, such dividend or distribution shall be deemed to have been declared, and shall be payable in, shares of Class A Common Stock and no shares of Class B Common Stock shall be issued in payment thereof.

(E)      Policies and Procedures. The Corporation may, from time to time, establish such policies and procedures, not in violation of applicable law or the other provisions of these Articles, relating to the conversion of the Class B Common Stock into Class A Common Stock, as it may deem necessary or advisable in connection therewith. If the Corporation has reason to believe that a Transfer or other Conversion Event giving rise to a conversion of shares of Class B Common Stock into Class A Common Stock has occurred but has not theretofore been reflected on the books of the Corporation or as maintained by the transfer agent of the Corporation, the Corporation may request that the holder of such shares furnish affidavits or other evidence to the Corporation as the Corporation deems necessary to determine whether a conversion of shares of Class B Common Stock to Class A Common Stock has occurred, and if such holder does not within ten (10) days after the date of such request furnish sufficient evidence to the Corporation (in the manner provided in the request) to enable the Corporation to determine that no such conversion has occurred, any such shares of Class B Common Stock, to the extent not previously converted, shall be automatically converted into shares of Class A Common Stock and the same shall thereupon be registered on the books and records of the Corporation or as maintained by the transfer agent of the Corporation. In connection with any action of shareholders taken at a meeting or by written consent (if action by written consent of shareholders is permitted at such time under these Articles), the stock ledger of the Corporation or the records maintained by the transfer agent of the Corporation shall be presumptive evidence as to who are the shareholders entitled to vote in person or by proxy at any meeting of shareholders or in connection with any such written consent and the class or classes or series of shares held by each such shareholder and the number of shares of each class or classes or series held by such shareholder.

(F)      Definitions. For the purpose of this Section 9 of Article IV the following definitions shall apply:

(i)      “Family Member” shall mean, with respect to any natural person who is a Qualified Shareholder, (a) the spouse of such Qualified Shareholder or (b) the parents, grandparents, lineal descendants, siblings, or lineal descendants of siblings of the Qualified Shareholder or of the Qualified Shareholder’s spouse, whether by birth or adoption.

(ii)      “Founders” shall mean Harry L. You, Paul Dacier, Niccolo de Masi and each of their respective Permitted Entities.

(iii)      “Initial Public Offering” shall mean an initial public offering of the Corporation’s equity securities, whether by the registration of the shares of the Corporation on a public stock exchange, or the merger, share reconstruction or amalgamation, asset or share acquisition, exchangeable share transaction, reorganization, contractual control arrangement or similar type of transaction with a special purpose acquisition company formed for such purpose.

(iv)      “Permitted Entity” shall mean with respect to a Qualified Shareholder: (a) a Permitted Trust solely for the benefit of (1) such Qualified Shareholder, (2) one or more Family Members of such Qualified Shareholder, or (3) any other Permitted Entity of such Qualified Shareholder; or (b) any general partnership, limited partnership, limited liability company, corporation or other entity exclusively owned by (1) such Qualified Shareholder, (2) one or more Family Members of such Qualified Shareholder, or (3) any other Permitted Entity of such Qualified Shareholder; or (c) any foundation or similar entity or any Qualified Charity for so long as such Qualified Shareholder continues to, directly or indirectly, exercise voting control over any shares of Class B Common Stock held by such entity.

(v)      “Permitted Transfer” shall mean, and be restricted to, any Transfer of a share of Class B Common Stock (a) by a Qualified Shareholder to (1)  any Permitted Entity of such Qualified Shareholder, (2) to such Qualified Shareholder’s revocable living trust, which revocable living trust is itself both a Permitted Trust and a Qualified Shareholder, or (3) to a Family Member of such Qualified Shareholder; (b) by a Permitted Entity of a Qualified Shareholder to any other Permitted Entity of such Qualified Shareholder or to a Family Member of such Qualified Shareholder; or (c) any Transfer approved in advance by the Board of Directors, or a duly authorized committee of the Board of Directors, upon a determination that such Transfer is not inconsistent with the purposes of the foregoing provisions of this definition of “Permitted Transfer”.

(vi)      “Permitted Transferee” shall mean a transferee of shares of Class B Common Stock received in a Permitted Transfer.

(vii)      “Permitted Trust” shall mean a bona fide trust where each trustee is a Qualified Shareholder.

(viii)      “Qualified Charity” shall mean a domestic U.S. charitable organization, contributions to which are deductible for federal income, estate, gift and generation skipping transfer tax purposes.

(ix)      “Qualified Shareholder” shall mean: (a) the Founders; (b) the record holder of a share of Class B Common Stock as of the date of an Initial Public Offering; (c) the initial registered holder of any shares of Class B Common Stock that are originally issued by the Corporation after the date of an Initial Public Offering pursuant to the exercise or conversion of any Option or Convertible Security that, in each case, was outstanding as of the date of an Initial Public Offering; ; and (d) a Permitted Transferee.

(x)      “Transfer” of a share of Class B Common Stock shall mean any sale, assignment, transfer, conveyance, hypothecation or other transfer or disposition of such share or any legal or beneficial interest in such share, whether or not for value and whether voluntary or involuntary or by operation of law, including, without limitation, a transfer of a share of Class B Common Stock to a broker or other nominee (regardless of whether there is a corresponding change in beneficial ownership), the distribution of a share of Class B Common Stock to the partners, shareholders, members or other equity owners of the holder, or the transfer of, or entering into a binding agreement with respect to, Voting Control over such share by proxy or otherwise; provided, however, that the following shall not be considered a “Transfer” within the meaning of this Section 9 of Article IV:

(a)      the granting of a revocable proxy to officers or directors of the Corporation at the request of the Board of Directors in connection with actions to be taken at an annual or special meeting of shareholders;

(b)      entering into a voting trust, agreement or arrangement (with or without granting a proxy) solely with shareholders who are holders of Class B Common Stock that (1) is disclosed either in a Schedule 13D filed with the Securities and Exchange Commission or in writing to the Secretary of the Corporation, (2) either has a term not exceeding one (1) year or is terminable by the holder of the shares subject thereto at any time and (3) does not involve any payment of cash, securities, property or other consideration to the holder of the shares subject thereto other than the mutual promise to vote shares in a designated manner;

(c)      entering into a voting trust, agreement or arrangement (with or without granting a proxy) pursuant to a written agreement to which the Corporation is a party;

(d)      in connection with a merger or consolidation of the Corporation with or into any other entity, or in the case of any other transaction having an effect on shareholders substantially similar to that resulting from a merger or consolidation, that has been approved by the Board of Directors, the entering into a support, voting, tender or similar agreement or arrangement (in each case, with or without the grant of a proxy) that has also been approved by the Board of Directors;

(e)      the pledge of shares of Class B Common Stock by a shareholder that creates a mere security interest in such shares pursuant to a bona fide loan or indebtedness transaction for so long as such shareholder continues to exercise Voting Control over such pledged shares; provided, however, that a foreclosure on such shares or a similar action by the pledgee shall constitute a Transfer unless such foreclosure or similar action qualifies as a Permitted Transfer at such time;

(f)      transferring to an Individual Retirement Account, as defined in Section 408(a) of the Internal Revenue Code, or a pension, profit sharing, stock bonus or other type of plan or trust of which such Qualified Shareholder is a participant or beneficiary and which satisfies the requirements for qualification under Section 401 of the Internal Revenue Code; provided that in each case such Qualified Shareholder has sole dispositive power and exclusive Voting Control with respect to the shares of Class B Common Stock held in such account, plan or trust, and provided, further, that in the event the Qualified Shareholder no longer has sole dispositive power and exclusive Voting Control with respect to the shares of Class B Common Stock held by such account, plan or trust, each such share of Class B Common Stock convert into one (1) fully paid and nonassessable share of Class A Common Stock;

(g)      transferring to a corporation, partnership, or limited liability company in which such Qualified Shareholder directly or indirectly through one or more Permitted Entities owns shares, partnership interests, or membership interests, as applicable, with sufficient Voting Control such that the Qualified Shareholder retains sole dispositive power and exclusive Voting Control with respect to the shares of Class B Common Stock held by such corporation, partnership, or limited liability company; provided that in the event the Qualified Shareholder no longer owns sufficient shares, partnership interests, or membership interests or no longer has sufficient legally enforceable rights to ensure the Qualified Shareholder to retain sole dispositive power and exclusive Voting Control with respect to the shares of Class B Common Stock held by such corporation, partnership, or limited liability company, each such share of Class B Common Stock then held by such corporation, partnership, or limited liability company shall automatically convert into one (1) fully paid and nonassessable share of Class A Common Stock;

(h)      entering into a trading plan pursuant to Rule 10b5-1 under the Securities Exchange Act of 1934, as amended, with a broker or other nominee; provided, however, that a sale of such shares of Class B Common Stock pursuant to such plan shall constitute a “Transfer” at the time of such sale.

(xi)      “Voting Control” shall mean, with respect to a share of Class B Common Stock the power (whether exclusive or shared) to vote or direct the voting of such share by proxy, voting agreement or otherwise.

10.      Reservation of Stock. The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Class A Common Stock, solely for the purpose of effecting the conversion of the shares of Class B Common Stock, such number of shares of Class A Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of Class B Common Stock into shares of Class A Common Stock.

11.      Protective Provision. The Corporation shall not, whether by merger, consolidation or otherwise, (i) amend, alter, repeal or waive Sections A3 through A10 of this Article IV (or adopt any provision inconsistent therewith) or (ii) authorize or issue any shares of any class or series of capital stock of the Corporation entitling the holder thereof to more than one (1) vote for each share thereof, without first obtaining the affirmative vote (or written consent if action by written consent of shareholders is permitted at such time under these Articles) of the holders of a majority of the then outstanding shares of Class B Common Stock, voting as a separate class, in addition to any other vote required by applicable law, these Articles or the Bylaws.

B.	Preferred Stock

1.      The Corporation’s Board of Directors shall be authorized, without further shareholder approval and subject to any limitations prescribed by applicable law, to provide for the issuance of shares of Preferred Stock in such class or series as may be determined by the Board of Directors by filing Articles of Amendment or Amended and Restated Articles pursuant to the law of the Commonwealth of Massachusetts, to establish from time to time the number of shares to be included in each such class or series, and to fix the designation, powers, preferences and rights of the shares of each such class or series and any qualifications, limitations or restrictions thereof.

2.      The number of authorized shares of Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the Common Stock, without a vote of the holders of the Preferred Stock, or of any class or series thereof, unless a vote of any such holders is required pursuant to the terms of any Preferred Stock provided in any such Articles of Amendment or Amended and Restated Articles. In case the number of shares of any class or series shall be so decreased, the shares constituting such decrease shall resume the status that they had prior to the adoption of the resolution originally fixing the number of shares of such class or series.

C.	Staggered Board of Directors

1.      The Board of Directors, other than those who may be elected by the holders of any class or series of Preferred Stock under specified circumstances, shall be divided into three classes: Class I, Class II and Class III.

2.      Each Director shall serve for a term ending on the third annual meeting of shareholders following the annual meeting of shareholders at which such Director was elected; provided, however, that the directors first elected, assigned or appointed to Class I shall serve for a term ending on the Corporation’s first annual meeting of shareholders following the effectiveness of this provision in these Articles; the Directors first elected, assigned or appointed to Class II shall serve for a term ending on the Corporation’s second annual meeting of shareholders following the effectiveness of this provision in these Articles; and the directors first elected, assigned or appointed to Class III shall serve for a term ending on the Corporation’s third annual meeting of shareholders following the effectiveness of this provision in these Articles.

3.      The Board of Directors is authorized to assign members of the Board of Directors already in office to such classes as it may determine at the time the classification of the Board of Directors becomes effective. The foregoing notwithstanding, each Director shall serve until such Director’s successor shall have been duly elected and qualified, or until such Director’s prior death, resignation, retirement, disqualification or other removal.

4.      Prior to the occurrence of the Voting Threshold Date, any newly created directorships resulting from an increase in the authorized number of directors and any vacancies occurring in the Board of Directors, shall be filled solely by the affirmative votes of the holders of a majority of the Class B Common Stock. On and after the Voting Threshold Date, any newly created directorships resulting from an increase in the authorized number of directors and any vacancies occurring in the Board of Directors, shall be filled by vote of a majority of the remaining members of the Board of Directors, although less than a quorum, or by a sole remaining director, and not by shareholders. A director so elected shall be elected to hold office until the earlier of the expiration of the term of office of the director whom he or she has replaced, a successor is duly elected and qualified or the earlier of such director’s death, resignation or removal.

D.	Approval by Shareholders of Certain Actions

1.      Amendment or Restatement of Articles. Unless a greater percentage vote, or action by one or more separate voting groups, is required by these Amended and Restated Articles of Organization (“Articles”), by the Bylaws of the Corporation, by the provisions of the MBCA, or by the Board of Directors of the Corporation acting pursuant to Section 10.03 of the MBCA, the approval and adoption of any amendment to these Articles or any Restated Articles of the Corporation shall require the affirmative vote of at least a majority of all shares entitled generally to vote on such matter by these Articles prior to the Voting Threshold Date, and the affirmative vote of two-thirds of all shares entitled generally to vote on such matter by these Articles on and after the Voting Threshold Date, and in addition, a majority of the shares of any voting group entitled to vote separately on the matter pursuant to the MBCA, by these Articles of Organization or by the Bylaws of the Corporation, or by action of the Board of Directors of the Corporation taken pursuant to Subsection (c) of Section 10.03 of the MBCA; provided, however, that as long as any shares of Class A Common Stock are outstanding, the Corporation shall not, without the prior affirmative vote of the holders of a majority of the outstanding shares of Class A Common Stock, voting as a separate class, in addition to any other vote required by applicable law or these Articles, directly or indirectly, whether by amendment, or through merger, recapitalization, consolidation or otherwise amend, alter, change, repeal or adopt any provision of these Articles (1) in a manner that is inconsistent with, or that otherwise alters or changes the powers, preferences, or special rights of the shares of Class A Common Stock so as to affect them adversely; or (2) to provide for each share of Class B Common Stock to have more than ten (10) votes per share or any rights to a separate class vote of the holders of shares of Class B Common Stock other than as provided by these Articles or the MBCA.

2.      Merger or Share Exchange. Unless a greater percentage vote, or action by one or more separate voting groups, is required by these Articles, by the Bylaws of the Corporation, by the provisions of the MBCA, or by the Board of Directors of the Corporation acting pursuant to subsection (3) of Section 11.04 of the MBCA, the approval and adoption of plan of merger or share exchange shall require the affirmative vote of at least a majority of all shares entitled generally to vote on such matter by these Articles, and in addition, a majority of the shares of any voting group entitled to vote separately on the matter pursuant to the MBCA, by these Articles or by the Bylaws of the Corporation, or by action of the Board of Directors of the Corporation taken pursuant to Subsection (3) of Section 11.04 of the MBCA.

3.      Sale or Lease of All or Substantially All Property. Unless a greater percentage vote, or action by one or more separate voting groups, is required by these Articles, by the Bylaws of the Corporation, by the provisions of the MBCA, or by the Board of Directors of the Corporation acting pursuant to subsection (b) of Section 12.02 of the MBCA, the approval of a sale, lease, exchange or disposition of all or substantially all property of the Corporation in accordance with Section 12.02 of the MBCA shall require the affirmative vote of at least a majority of all shares entitled generally to vote on such matter by these Articles, and in addition, a majority of the shares of any voting group entitled to vote separately on the matter pursuant to the MBCA, by these Articles or by the Bylaws of the Corporation, or by action of the Board of Directors of the Corporation taken pursuant to Subsection (b) of Section 12.02 of the MBCA.

4.      Voluntary Dissolution of the Corporation. Unless a greater percentage vote, or action by one or more separate voting groups, is required by these Articles, by the Bylaws of the Corporation, by the provisions of the MBCA, or by the Board of Directors of the Corporation acting pursuant to subsection (c) of Section 14.02 of the MBCA, the approval of a proposal to dissolve the Corporation in accordance with Section 14.02 of the MBCA shall require the affirmative vote of at least a majority of all shares entitled generally to vote on such matter by these Articles, and in addition, a majority of the shares of any voting group entitled to vote separately on the matter pursuant to the MBCA, by these Articles or by the Bylaws of the Corporation, or by action of the Board of Directors of the Corporation taken pursuant to Subsection (c) of Section 14.02 of the MBCA

5.      Domestication into Foreign Jurisdiction. Unless a greater percentage vote, or action by one or more separate voting groups, is required by these Articles, by the Bylaws of the Corporation, by the provisions of the MBCA, or by the Board of Directors of the Corporation acting pursuant to subsection (3) of Section 9.21 of the MBCA, the approval of a plan of domestication of the Corporation to a foreign jurisdiction in accordance with Section 9.21 of the MBCA shall require the affirmative vote of at least a majority of all shares entitled generally to vote on such matter by these Articles, and in addition, a majority of the shares of any voting group entitled to vote separately on the matter pursuant to the MBCA, by these Articles or by the Bylaws of the Corporation, or by action of the Board of Directors of the Corporation taken pursuant to Subsection (3) of Section 9.21 of the MBCA.

6.      Entity Conversion. Unless a greater percentage vote, or action by one or more separate voting groups, is required by these Articles, by the Bylaws of the Corporation, by the provisions of the MBCA, or by the Board of Directors of the Corporation acting pursuant to subsection (3) of Section 9.52 of the MBCA, the approval of a plan of entity conversion to a domestic or foreign other entity in accordance with Section 9.52 of the MBCA shall require the affirmative vote of at least a majority of all shares entitled generally to vote on such matter by these Articles, and in addition, a majority of the shares of any voting group entitled to vote separately on the matter pursuant to the MBCA, by these Articles or by the Bylaws of the Corporation, or by action of the Board of Directors of the Corporation taken pursuant to Subsection (3) of Section 9.52 of the MBCA.

7.      Choice of Forum. Unless the Corporation consents in writing to the selection of an alternative forum, the Business Litigation Session of the Superior Court for Suffolk County, Massachusetts and United States District Court for the District of Massachusetts sitting in Boston, Massachusetts shall be the sole and exclusive forum for (a) any derivative action or proceeding brought on behalf of the Corporation, (b) any action asserting a claim for breach of a fiduciary duty owed by any director, officer, employee, or agent of the Corporation to the Corporation or the Corporation's shareholders, (c) any action asserting a claim arising pursuant to any provision of the MBCA, the Articles, or the Bylaws of the Corporation, or (d) any action asserting a claim governed by the internal affairs doctrine, in each case subject to said courts having personal jurisdiction over the indispensable parties named as defendants therein, except that the United States District Court of Massachusetts in Boston shall be the sole and exclusive forum for any claim arising under the Securities Act of 1933, as amended. This provision will not apply to claims arising under the Securities Exchange Act of 1934, as amended, or other federal securities laws for which there is exclusive federal jurisdiction. Any person or entity purchasing or otherwise acquiring or holding any interest in shares of capital stock of the Corporation shall be deemed to have notice of and consented to the provisions of this Article IV.D.7.

Article V - Restrictions

The restrictions, if any, imposed by the articles or organization upon the transfer of shares of any class or series of stock are: None.

Article VI - Other Lawful Provisions

The Corporation shall have all lawful powers of a corporation organized pursuant to the MBCA. In addition to, and not in limitation of, thereof:

(a)	the Corporation shall have the right, power and authority to carry on any business, operation or activity to the same extent as might an individual, whether as a principal, agent, contractor, or otherwise, and either alone or in conjunction, joint venture, partnership or other arrangement with any other entity or natural person.

(b)	the Corporation shall have the right, power and authority to carry on any lawful business, operation or activity through one or more direct or indirect subsidiaries, whether wholly-owned or owned in part.

(c)	the Corporation shall have the right, power and authority to be a partner in any business enterprise which the Corporation would have the power to conduct directly or through a direct or indirect subsidiary.

(d)	The Board of Directors may make, amend, restate or repeal the Bylaws of the Corporation, in whole or in part, except with respect to any provision of such Bylaws which, by law or the terms of such Bylaws, requires the approval of the shareholders.

(e)	Meetings of the shareholders of the Corporation may be held anywhere in the United States.

(f)	Special meetings of the shareholders for any purpose or purposes may be called at any time by the Board of Directors, the Chairperson of the Board of Directors, or the Chief Executive Officer of the Corporation, and may not be called by any other person; provided that prior to the first date on which the issued and outstanding Class B Common Stock represents less than 50% of the total voting power of the then outstanding shares of capital stock of the Corporation that would then be entitled to vote in the election of directors at an annual meeting of shareholders (the “Voting Threshold Date”), special meetings of shareholders for any purpose or purposes may be called by or at the request of the holders of a majority of the outstanding shares of Class B Common Stock. Business transacted at any special meeting of shareholders shall be limited to matters relating to the purpose or purposes stated in the notice of meeting.

(g)	No shareholder shall have the right to examine any property or any books, accounts or other writings of the Corporation if there is a reasonable ground for belief that such examination will, for any reason, be adverse to the interests of the Corporation. A vote of the Directors, refusing permission to make such examination and setting forth that in the opinion of the Directors such examination would be adverse to the interests of the Corporation, shall be prima facie evidence that such examination would be adverse to the interests of the Corporation. Every such examination shall be subject to such reasonable regulations as the Directors may establish with respect thereto.

(h)	The Directors may specify the manner in which the accounts of the Corporation shall be kept and may determine what constitutes net earnings, profits and surplus, what amounts, if any, shall be reserved for any corporate purpose, and what amounts, if any, shall be declared as dividends. Unless the Directors specify otherwise, the excess of the consideration paid for any shares of capital stock with par value issued by it over such par value shall be paid-in surplus. The Directors may allocate to capital stock less than all of the consideration paid for any share of the Corporation’s capital stock without par value issued by the Corporation, in which case the balance of such consideration shall be paid-in surplus. All surplus shall be available for any corporate purpose, including the payment of dividends.

(i)	The purchase or other acquisition or retention by the Corporation of shares of its own capital stock shall not be deemed a reduction of its capital stock. Upon any reduction of capital or capital stock, no shareholder shall have any right to demand any distribution from the Corporation, except as and to the extent that the shareholders shall have provided at the time of the authorization of such reduction.

(j)	The Directors shall have the power to fix from time to time their compensation.

(k)	No person shall be disqualified from holding any office by reason of any interest. In the absence of fraud, any Director, officer, or shareholder of the Corporation, individually, or any individual having any interest in any concern which is a shareholder of the Corporation, or any concern in which any of such Directors, officers, shareholders or individuals has any interest, may be a party to or may be pecuniarily or otherwise interested in, any contract, transaction or other act of the Corporation, and

(1)	such contract, transaction or act shall not be in any way invalidated or otherwise affected by that fact;

(2)	no such Director, officer, shareholder or individual shall be liable to account to the Corporation for any profit or benefit realized through any such contract, transaction or act; and

(3)	any such Director of this Corporation may be counted in determining the existence of a quorum at any meeting of the Board of Directors or of any committee of the Board of Directors which shall authorize any such contract, transaction or act, and may vote to authorize the same.

Provided, however, that any contract, transaction or act in which any Director or officer of the Corporation is so interested individually or as a director, officer, trustee or member of any concern which is not a direct or indirect subsidiary or affiliate of the Corporation, or in which any directors or officers are so interested as holders, collectively, of a majority of the shares of capital stock or other beneficial interest at the time outstanding in any concern which is not a direct or indirect subsidiary or affiliate of the Corporation, shall be duly authorized or ratified by a majority of the Directors who are not so interested, to whom the nature of such interest has been disclosed and who have made any findings required by law.

For the purposes of this Article (a) the term “interest” shall mean and include any personal interest and any interest as a director, officer, shareholder, shareholder, trustee, member or beneficiary of any concern; (b) the term “concern” shall mean and include any Corporation, association, trust, partnership, limited liability company, firm, person or other entity other than this Corporation; and (c) the phrase “subsidiary or affiliate” shall mean and include any concern in which a majority of the directors, trustees, partners or controlling persons is elected or appointed by the Directors of this Corporation or is constituted of the Directors or officers of this Corporation.

To the extent permitted by law, the authorizing or ratifying vote of the holders of a majority of the shares of each class of the capital stock of the Corporation outstanding and entitled to vote for Directors at an annual meeting or special meeting duly called for the purpose (whether such vote is passed before or after judgment is rendered in a suit with respect to such contract, transaction or act) shall validate any contract, transaction or act of this Corporation, or of the Board of Directors or any committee thereof, with regard to all shareholders of this Corporation, whether of record at the time of such vote, and with regard to all creditors and other claimants of this Corporation; provided, however, that

(A)	with respect to the authorization or ratification of any contract, transaction or act in which any of the Directors, officers or shareholders of this Corporation have an interest, the nature of such contract, transaction or act and the interest of any Director, officer or shareholder therein shall be summarized in the notice of any such annual or special meeting, or in a statement or letter accompanying such notice, and shall be fully disclosed at any such meeting;

(B)	the shareholders so voting shall have made any findings required by law;

(C)	shareholders so interested may vote at any such meeting except to the extent otherwise provided by law; and

(D)	any failure of the shareholders to authorize or ratify any such contract, transaction or act shall not be deemed in any way to invalidate the same or to deprive the Corporation, its Directors, officers or employees of their right to proceed with such contract, transaction or act.

No contract, transaction or act of the Corporation shall be avoided by reason of any provision of this paragraph (i) which would be valid except for any such provision or provisions.

(l)	No Director of the Corporation shall be personally liable to the Corporation or its shareholders for monetary damages for breach of fiduciary duty as a Director to the extent provided by applicable law notwithstanding any provision of law imposing such liability; provided, however, that to the extent, and only to the extent, required by the MBCA (or any successor thereto), this provision shall not eliminate or limit the liability of a Director (i) for breach of the Director’s fiduciary duty of loyalty to the Corporation or its shareholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under the MBCA, or (iv) for any transaction from which the Director derived an improper personal benefit. This provision shall not be construed in any way so as to impose or create liability. The foregoing provisions of this Article VI, paragraph (j) shall not eliminate the liability of a Director for any act or omission occurring prior to the date on which this Article VI, paragraph (j) becomes effective. No amendment to or repeal of this Article VI, paragraph (j) shall apply to or have any effect on the liability or alleged liability of any Director of the Corporation for or with respect to any acts or omissions of such Director occurring prior to such amendment or repeal.

(m)	To the fullest extent permitted by the MBCA, the Corporation shall indemnify each current and former officer, director, and their personal representatives against: (i) all actions, proceedings, costs, charges, expenses, losses, damages or liabilities incurred or sustained by such person in or about the conduct of the Corporation’s business or affairs or in the execution or discharge of such person’s duties, powers, authorities or discretions, and (ii) without limitation to paragraph (i), all costs, expenses, losses or liabilities incurred by such person in defending (whether successfully or otherwise) any civil, criminal, administrative or investigative proceedings (whether threatened, pending or completed) concerning the Corporation or its affairs in any court or tribunal, whether in Massachusetts or elsewhere; provided, however, that no current or former officer or director shall be indemnified in respect of any matter arising out of his or her own actual fraud, failure to conduct himself or herself in good faith, willful default, or willful neglect. To the extent permitted by applicable law, the Corporation may make a payment, or agree to make a payment, whether by way of advance, loan or otherwise, for any legal costs incurred by a current or former officer or director in respect of any matter identified in paragraph (i) or paragraph (ii) above on condition that such person must repay the amount paid by the Corporation to the extent that it is ultimately found not liable to indemnify such person for those legal costs.

(n)	The Directors may, to the full extent permitted by the MBCA and applicable law as it presently exists, or may hereafter be amended from time to time, authorize an appropriate officer or officers to purchase and maintain at the Corporation’s expense insurance: (i) to indemnify the Corporation for any obligation which it incurs as a result of the indemnification of directors, officers and employees under the provisions of this Article VI; and (ii) to indemnify and/or insure directors, officers and employees against liability to the fullest extent permitted by the MBCA and applicable law.

(o)	The Bylaws of the Corporation may, but shall not be required to, provide that in a meeting of shareholders other than a Contested Election Meeting (as defined below), a nominee for Director shall be elected to the Board of Directors only if the votes cast “for” such nominee’s election exceed the votes cast “against” such nominee’s election, with “abstentions,” “broker non-votes” and “withheld votes” not counted as a vote “for” or “against” such nominee’s election. In a Contested Election Meeting, Directors shall be elected by a plurality of the votes cast at such Contested Election Meeting. A meeting of shareholders shall be a “Contested Election Meeting” if there are more persons nominated for election as Directors at such meeting than there are Directors to be elected at such meeting, determined as of the tenth day preceding the date of the Corporation’s first notice to shareholders of such meeting pursuant to the Corporation’s Bylaws (such date, the “Determination Date”); provided, however, that if, in accordance with the Corporation’s Bylaws, shareholders are entitled to nominate persons for election as Director for a period of time that ends after the otherwise applicable determination Date, the Determination Date shall be as of the day immediately following the end of such period.

(p)	Any action required or permitted to be taken at any annual or special meeting of the shareholders of the Corporation may be taken prior to the Voting Threshold Date without a meeting by the written consent of shareholders having not less than the minimum number of votes necessary to take such action at a meeting of the shareholders at which all shareholders entitled to vote thereon are present and voting; if, in accordance with these Articles and the Corporation’s Bylaws, (i) shareholders who own, in the aggregate, not less than a majority of all the votes entitled to be cast on any issue to be considered at any annual or proposed special meeting of the Corporation, as determined in accordance with these Articles, shall by written notice to the Secretary of the Corporation request that the Board of Directors fix a record date for the proposed action by shareholders including the information required by the Corporation’s Bylaws, (ii) the Corporation shall solicit written consents from all shareholders and (iii) such action shall be evidenced by a consent or consents in writing, setting forth the action to be taken, which shall be signed and delivered to the Secretary of the Corporation, and not revoked, by shareholders having the requisite votes; provided, however, that any such action shall be taken in accordance with, and subject to the Corporation’s Bylaws, the MBCA and applicable law. Following the Voting Threshold Date, except as provided in the last paragraph of this section, any action required or permitted to be taken by the shareholders must be effected at an annual or special meeting of the shareholders and may not be effected by consent in lieu of a meeting.

For purposes of determining whether shareholders own, in the aggregate, at least a majority of all the votes entitled to be cast on any issue to be considered at any annual or proposed special meeting of the Corporation, a shareholder shall be deemed to “own” only those outstanding shares of the Corporation’s stock as to which the shareholder possesses both (i) full voting and investment rights pertaining to the shares and (ii) the full economic interest in (including the opportunity for profit and risk of loss with respect to) such shares; provided that the number of shares calculated in accordance with clauses (i) and (ii) shall not include any shares (1) sold by such shareholder or any affiliate of such shareholder in any transaction that has not been settled or closed, (2) borrowed by such shareholder or any of its affiliates for any purpose(s) or purchased by such shareholder or any of its affiliates pursuant to an agreement to resell or (3) subject to any Derivative Position (as defined in the Corporation’s Bylaws) entered into by such shareholder or any of its affiliates whether such Derivative Position is to be settled with shares or with cash based on the notional amount or value of shares of outstanding stock of the Corporation, in any such case which Derivative Position has, or is intended to have, the purpose or effect of reducing in any manner, to any extent, or at any time in the future, such shareholder’s or affiliates’ full right to vote or direct the voting of any such shares, and/or hedging, offsetting or altering to any degree gain or loss arising from the full economic ownership of such shares by such shareholder or affiliate. A shareholder shall “own” shares held in the name of a nominee or other intermediary so long as the shareholder retains the right to instruct how the shares are voted with respect to the election of Directors and possesses the full economic interest in the shares. The terms “owned,” “owning,” and other variations of the word “own” shall have correlative meanings. Whether outstanding shares of the Corporation’s capital stock are owned for these purposes shall be determined by the Board of Directors in its reasonable discretion.

Notwithstanding any provision of these Articles or the Corporation’s Bylaws to the contrary, shareholders may act without a meeting by unanimous written consent, and none of the foregoing provisions shall apply to such action. Any action by written consent must be a proper subject for shareholder action by written consent.

(q)	No amendment or repeal of any provision of these Articles the Corporation’s Bylaws contemplating the indemnification of any Director or officer of the Corporation or of the relevant provisions of M.G.L. Chapter 156D shall affect or diminish the rights of any indemnified Director or officer with respect to any action or proceeding arising out of or relating to any actions occurring prior to the final adoption of such amendment or repeal. If the MBCA is subsequently amended to increase the scope of permitted indemnification, indemnification hereunder shall be provided to the full extent permitted or required by such amendment.

(r)	The Corporation hereby expressly elects not to be governed by the provisions of M.G.L. Chapter 110F.

Notwithstanding the foregoing, the Corporation shall not engage in any business combination (as defined below), at any point in time at which time any class of the Common Stock is registered under Section 12(b) or 12(g) of the Exchange Act, with any interested shareholder (as defined below) for a period of three (3) years following the time that such shareholder became an interested shareholder, unless:

1.	prior to such time, the Board of Directors approved either the business combination or the transaction that resulted in the shareholder becoming an interested shareholder, or

2.	upon consummation of the transaction that resulted in the shareholder becoming an interested shareholder, the interested shareholder owned at least 90% of the voting stock (as defined below) of the Corporation outstanding at the time the transaction commenced, excluding for purposes of determining the voting stock outstanding (but not the outstanding voting stock owned by the interested shareholder) those shares owned (a) by persons who are directors and also officers and (b) employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer, or

3.	at or subsequent to such time, the business combination is approved by the Board of Directors and authorized or approved at an annual or special meeting of shareholders (and, notwithstanding anything to the contrary herein, not by written consent) by the affirmative vote of at least two-thirds of the then-outstanding voting stock of the Corporation that is not owned by the interested shareholder.

Solely for purposes of this Section (r) of Article VI only, references to:

1.	“affiliate” means a person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, another person.

2.	“associate,” when used to indicate a relationship with any person, means: (a) any corporation, partnership, unincorporated association or other entity of which such person is a director, officer or partner or is, directly or indirectly, the owner of 20% or more of any class of voting stock; (b) any trust or other estate in which such person has at least a 20% beneficial interest or as to which such person serves as trustee or in a similar fiduciary capacity; and (c) any relative or spouse of such person, or any relative of such spouse, who has the same residence as such person.

3.	“business combination,” when used in reference to the Corporation and any interested shareholder of the Corporation, means:

a.	any merger or consolidation of the Corporation or any direct or indirect majority-owned subsidiary of the Corporation (i) with the interested shareholder or (ii) with any other corporation, partnership, unincorporated association or other entity if the merger or consolidation is caused by the interested shareholder and as a result of such merger or consolidation this Section (r) of Article VI is not applicable to the surviving entity;

b.	any sale, lease, exchange, mortgage, pledge, transfer or other disposition (in one transaction or a series of transactions), except proportionately as a shareholder of the Corporation, to or with the interested shareholder, whether as part of a dissolution or otherwise, of assets of the Corporation or of any direct or indirect majority-owned subsidiary of the Corporation, which assets have an aggregate market value equal to 10% or more of either the aggregate market value of all the assets of the Corporation determined on a consolidated basis or the aggregate market value of all the then outstanding stock of the Corporation;

c.	any transaction that results in the issuance or transfer by the Corporation or by any direct or indirect majority-owned subsidiary of the Corporation of any stock of the Corporation or of such subsidiary to the interested shareholder, except: (i) pursuant to the exercise, exchange or conversion of securities exercisable for, exchangeable for or convertible into stock of the Corporation or any such subsidiary, which securities were outstanding prior to the time that the interested shareholder became such; (ii) pursuant to a merger under Clause (7) of Section 11.04 or Section 11.05 of the MBCA; (iii) pursuant to a dividend or distribution paid or made, or the exercise, exchange or conversion of securities exercisable for, exchangeable for or convertible into stock of the Corporation or any such subsidiary, which security is distributed, pro rata to all holders of a class or series of stock of the Corporation subsequent to the time the interested shareholder became such; (iv) pursuant to an exchange offer by the Corporation to purchase stock made on the same terms to all holders of said stock; or (v) any issuance or transfer of stock by the Corporation; provided, however, that in no case under items (iii) through (v) of this subsection (c) shall there be an increase in the interested shareholder’s proportionate share of the stock of any class or series of the Corporation or of the voting stock of the Corporation (except as a result of immaterial changes due to fractional share adjustments);

d.	any transaction involving the Corporation or any direct or indirect majority-owned subsidiary of the Corporation that has the effect, directly or indirectly, of increasing the proportionate share of the stock of any class or series, or securities convertible into the stock of any class or series, of the Corporation or of any such subsidiary that is owned by the interested shareholder, except as a result of immaterial changes due to fractional share adjustments or as a result of any purchase or redemption or other transfer of any shares of stock not caused, directly or indirectly, by the interested shareholder; or

e.	any receipt by the interested shareholder of the benefit, directly or indirectly (except proportionately as a shareholder of the Corporation), of any loans, advances, guarantees, pledges or other financial benefits (other than those expressly permitted in subsections (a) through (d) above) provided by or through the Corporation or any direct or indirect majority-owned subsidiary.

4.	“control,” including the terms “controlling,” “controlled by” and “under common control with,” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting stock, by contract, or otherwise. A person who is the owner of 20% or more of the outstanding voting stock of the Corporation, partnership, unincorporated association or other entity shall be presumed to have control of such entity, in the absence of proof by a preponderance of the evidence to the contrary. Notwithstanding the foregoing, a presumption of control shall not apply where such person holds voting stock, in good faith and not for the purpose of circumventing this Section (r) of Article VI, as an agent, bank, broker, nominee, custodian or trustee for one or more owners who do not individually or as a group have control of such entity.

5.	“Exempt Transferee” means (A) any person that acquires (other than in an Excluded Transfer) directly from a Founder or any of its affiliates or successors ownership of 5% or more of the voting stock of the Corporation, and is designated in writing by the transferor as an “Exempt Transferee” for the purpose of this Section (r) of Article VI; and (B) any person that acquires (other than in an Excluded Transfer) directly from a person described in clause (A) of this definition or from any other Exempt Transferee ownership of voting stock of the Corporation, and is designated in writing by the transferor as an “Exempt Transferee” for the purpose of this Section (r) of Article VI.

6.	“Excluded Transfer” means (a) a transfer to a Person that is not an affiliate of the transferor, which transfer is by gift or otherwise not for value, including a transfer by dividend or distribution by the transferor, (b) a transfer in a public offering that is registered under the Securities Act, (c) a transfer to one or more broker-dealers or their affiliates pursuant to a firm commitment purchase agreement for an offering that is exempt from registration under the Securities Act, (d) a transfer made through the facilities of a registered securities exchange or automated interdealer quotation system and (e) a transfer made in compliance with the manner of sale limitations of Rule 144(f) under the Securities Act or any successor rule or provision.

7.	“interested shareholder” means any person (other than the Corporation or any direct or indirect majority-owned subsidiary of the Corporation) that (a) is the owner of 5% or more of the then outstanding voting stock of the Corporation, or (b) is an affiliate or associate of the Corporation and was the owner of 5% or more of the then outstanding voting stock of the Corporation at any time within the three (3) year period immediately prior to the date on which it is sought to be determined whether such person is an interested shareholder; and the affiliates and associates of such person; but “interested shareholder” shall not include (x) any Founder, any Exempt Transferee or any of their respective affiliates or successors or any “group,” or any member of any such group, of which any of such persons is a party under Rule 13d-5 of the Exchange Act, or (y) any person whose ownership of shares in excess of the 5% limitation set forth herein is the result of any action taken solely by the Corporation, provided that such person shall be an interested shareholder if thereafter such person acquires additional shares of voting stock of the Corporation, except as a result of further corporate action not caused, directly or indirectly, by such person. For the purpose of determining whether a person is an interested shareholder, the voting stock of the Corporation deemed to be outstanding shall include stock deemed to be owned by the person through application of the definition of “owner” below, but shall not include any other unissued stock of the Corporation that may be issuable pursuant to any other agreement, arrangement or understanding, or upon exercise of conversion rights, warrants or options, or otherwise.

8.	“majority-owned subsidiary” of the Corporation (or specified person) means another person of which the Corporation (or specified person), directly or indirectly with or through one or more majority-owned subsidiaries, is the general partner or managing member of such other person or owns equity securities with a majority of the votes of all equity securities generally entitled to vote in the election of directors or other governing body of such other person.

9.	“owner,” including the terms “own,” “owned,” and “ownership,” when used with respect to any stock, means a person that individually or with or through any of its affiliates or associates:

a.	beneficially owns such stock, directly or indirectly; or

b.	has (i) the right to acquire such stock (whether such right is exercisable immediately or only after the passage of time) pursuant to any agreement, arrangement or understanding, or upon the exercise of conversion rights, exchange rights, warrants or options, or otherwise; provided, however, that a person shall not be deemed the owner of stock tendered pursuant to a tender or exchange offer made by such person or any of such person’s affiliates or associates until such tendered stock is accepted for purchase or exchange; or (ii) the right to vote such stock pursuant to any agreement, arrangement or understanding; provided, however, that a person shall not be deemed the owner of any stock because of such person’s right to vote such stock if the agreement, arrangement or understanding to vote such stock arises solely from a revocable proxy or consent given in response to a proxy or consent solicitation made to ten (10) or more persons; or

c.	has any agreement, arrangement or understanding for the purpose of acquiring, holding, voting (except voting pursuant to a revocable proxy or consent as described in item (ii) of subsection (b) above of this definition), or disposing of such stock with any other person that beneficially owns, or whose affiliates or associates beneficially own, directly or indirectly, such stock.

10.	“person” means any individual, corporation, partnership, unincorporated association or other entity.

11.	“stock” means, with respect to any corporation, capital stock and, with respect to any other entity, any equity interest.

13.	“voting stock” means stock of any class or series entitled to vote generally in the election of directors and, with respect to any entity that is not a corporation, any equity interest entitled to vote generally in the election of the governing body of such entity. Every reference in this Section (r) of Article VI to a percentage of voting stock shall refer to such percentage of the votes of such voting stock.

(s)	The Corporation hereby expressly elects not to be governed by the provisions of M.G.L. Chapter 110D. If the provisions of Chapter 110D shall become applicable to control share acquisitions of the Corporation through amendment of these Bylaws or otherwise, the following provisions shall apply:

1.	Redemption of Shares. The Corporation is authorized to redeem shares acquired in a control share acquisition to the extent and in accordance with the procedures specified in Section 6 of Chapter 110D and in this Article VI.

2.	Additional Procedures. The additional procedures for redemption of shares as contemplated by this Article VI shall be:

a.	Fair value shall be determined by the Board of Directors or a committee of the Board of Directors of the Corporation, and the amount so determined shall be included in the notice of redemption given by the Corporation pursuant to Section 6 of Chapter 110D.

b.	The person whose shares are being redeemed (the “Holder”) may within ten days after the date of the notice of redemption advise the Corporation in writing that the Holder believes that the value so determined is not fair, and in such event the Corporation shall, within the 30-day period following its receipt of the Holder’s notice, permit the Holder to submit such written and oral evidence of value as the Holder may wish and the Board of Directors or committee considers appropriate. The Board of Directors or committee shall affirm or revise its determination of fair value within fifteen days after the completion of the 30-day period, and shall promptly advise the Holder in writing of its decision.

c.	The notice of redemption shall specify a redemption date, which shall be 30 days after the date of the notice (or the first business day after the 30-day period), and a redemption office, which shall be the principal office of the Corporation or an office of a commercial bank specified by the Corporation in the notice. The redemption date so fixed shall not be deferred by a request of the Holder for a redetermination of fair value. The Holder shall cause the certificate or certificates representing the shares being redeemed to be delivered to the redemption office not later than the redemption date, duly endorsed or assigned for transfer, with signature guaranteed, if such an endorsement or assignment is required in the notice of redemption.

d.	The certificate or certificates representing the shares being redeemed having been deposited in accordance with item (iii) above, the redemption price shall be paid by the Corporation on the redemption date specified in its notice of redemption or such later date as the redemption price may be determined if the Holder has duly requested a redetermination of fair value.

e.	Notice of redemption having been given, from and after the redemption date the shares being redeemed shall no longer be deemed to be outstanding, and all rights of the Holder or Holders thereof as a shareholder or shareholders of the corporation shall cease, except the right to receive the redemption price. If the Corporation shall default in payment of the redemption price, interest shall accrue thereon from the date of default at the base or prime rate of the Corporation’s principal lending bank or, if none, the “base rate” or the “prime rate” as reported in the online edition of the Wall Street Journal as of 4:00 pm EST on any day for which interest shall accrue, and as in effect from time to time during the period of default.

f.	Notice given by the Corporation by first class mail or delivered in person on the basis of a good faith determination by the Corporation of the identity and address of the person who had made a control share acquisition shall be deemed to have been duly given.

g.	Any person who makes a control share acquisition of the Corporation shall be deemed to have consented to and shall be bound by the provisions of this Article VI and shall indemnify and hold the corporation harmless from and against any damage, loss or expense which the corporation may suffer as a result of any non-compliance with the provisions of this Article VI.

EXHIBIT B

FORM OF AMENDED AND RESTATED

BYLAWS

of

RAIN ENHANCEMENT TECHNOLOGIES HOLDCO, INC.

ARTICLE I

GENERAL

1.1           Registered Office and Registered Agent. The registered office and registered agent of Rain Enhancement Technologies, Inc., a Massachusetts corporation (the “Corporation”) shall be as set forth in the Corporation’s Articles of Organization, as amended and in effect from time to time the “Articles”) or subsequent filing with the Secretary of the Commonwealth. The (the “Board”) of Directors or President of the Corporation may at any time change the registered office or the registered agent by making the appropriate filing with the Secretary of the Commonwealth.

1.2            Principal Office. The principal office of the Corporation shall be within or without the Commonwealth of Massachusetts as set forth in the Corporation’s Articles or subsequent filing with the Secretary of the Commonwealth.

1.3           Other Offices. The Corporation may also have other offices at any places, within or without the Commonwealth of Massachusetts, as the Board of Directors may designate, or as the business of the Corporation may require or as may be desirable.

1.4           Books and Records. Any records maintained by the Corporation in the regular course of its business, including its share ledger, books of account and minute books, may be maintained on any information storage device or method; provided that the records so kept can be converted into clearly legible paper form within a reasonable time. The Corporation shall convert any records so kept upon the written request of any person entitled to inspect such records pursuant to applicable law. The books and records of the Corporation may be kept within or outside the Commonwealth of Massachusetts at such place or places as may from time to time be designated by the Board, provided that a copy of the following records be kept at its principal office or an office of its transfer agent or of its secretary or assistant secretary or of its registered agent: (a) its articles or restated articles of organization and all amendments to them currently in effect; (b) its bylaws or restated bylaws and all amendments to them currently in effect; (c) resolutions adopted by its Board of Directors creating one or more classes or series of shares, and fixing their relative rights, preferences, and limitations, if shares issued pursuant to those resolutions are outstanding; (d) the minutes of all shareholders’ meetings, and records of all action taken by shareholders without a meeting, for the past 3 years; (e) all written communications to shareholders generally within the past 3 years, including the financial statements furnished under section 16.20 of the Massachusetts Business Corporation Act, Chapter 156D of Massachusetts General Laws (“MBCA”) for the past 3 years; (f) a list of the names and business addresses of its current directors and officers; and (g) its most recent annual report delivered to the secretary of state of the Commonwealth of Massachusetts.

ARTICLE II

ARTICLES OF ORGANIZATION

2.1           Bylaws Subject to Articles of Organization. The name and purposes of the Corporation shall be as set forth in the Corporation’s Articles. These Bylaws, the powers of the Corporation and of its Directors and shareholders, or of any class of shareholders if there shall be more than one class of stock, and all matters concerning the conduct and regulation of the business and affairs of the Corporation shall be subject to such provisions in regard thereto, if any, as are set forth in the Articles. For the avoidance of doubt, these Bylaws are adopted subject to any applicable law and the Articles. Whenever these Bylaws may conflict with any applicable law or the Articles, such conflict shall be resolved in favor of such law or the Articles.

ARTICLE III

SHAREHOLDERS

3.1           Annual Meeting. The annual meeting of shareholders of the Corporation for the election of Directors and the transaction of such other business as may properly come before the meeting shall be held on such date and at such time as shall be determined by the Board of Directors each year, which date and time may subsequently be changed at any time, including the year any such determination occurs.

3.2           Conduct of Meetings. The chairman of each annual and special meeting of shareholders shall be the Chairman of the Board or, in the absence (or inability or refusal to act) of the Chairman of the Board, any Chief Executive Officer (if he or she shall be a director) or, in the absence (or inability or refusal to act) of the Chief Executive Officer or if such Chief Executive Officer is not a director, the President (if he or she shall be a director) or, in the absence (or inability or refusal to act) of the President or if the President is not a director, such other person as shall be appointed by the Board. The date and time of the opening and the closing of the polls for each matter upon which the shareholders will vote at a meeting shall be announced at the meeting by the chairman of the meeting. The Board may adopt such rules and regulations for the conduct of the meeting of shareholders as it shall deem appropriate. Except to the extent inconsistent with these Bylaws or such rules and regulations as adopted by the Board, the chairman of any meeting of shareholders shall have the right and authority to convene and to adjourn the meeting, to prescribe such rules, regulations and procedures and to do all such acts as, in the judgment of such chairman, are appropriate for the proper conduct of the meeting. Such rules, regulations or procedures, whether adopted by the Board or prescribed by the chairman of the meeting, may include, without limitation, the following: (a) the establishment of an agenda or order of business for the meeting; (b) rules and procedures for maintaining order at the meeting and the safety of those present; (c) limitations on attendance at or participation in the meeting to shareholders of record of the Corporation, their duly authorized and constituted proxies or such other persons as the chairman of the meeting shall determine; (d) restrictions on entry to the meeting after the time fixed for the commencement thereof; and (e) limitations on the time allotted to questions or comments by participants. Unless and to the extent determined by the Board or the chairman of the meeting, meetings of shareholders shall not be required to be held in accordance with the rules of parliamentary procedure. The secretary of each annual and special meeting of shareholders shall be the Secretary or, in the absence (or inability or refusal to act) of the Secretary, an Assistant Secretary so appointed to act by the chairman of the meeting. In the absence (or inability or refusal to act) of the Secretary and all Assistant Secretaries, the chairman of the meeting may appoint any person to act as secretary of the meeting.

3.3           Special Meetings.

(a)            Calling a Special Meeting. Except as may otherwise be provided in the Articles, special meetings of the shareholders may only be called by the President at the direction of the Chairman of the Board or by a majority of the Directors; provided that, until the Voting Threshold Date (as defined in the Articles), special meetings of the shareholders shall be called by the Secretary, or in case of the death, absence, incapacity or refusal of the Secretary, by any other officer, upon the written request of shareholders who hold in the aggregate at least fifty percent (50%) of all the votes entitled to be cast on any issue to be considered at the proposed special meeting. Such request shall state the purpose or purposes of the proposed meeting so long as the Founders (as defined in the Articles) hold a majority of all votes entitled to be cast. A shareholder request for a special meeting shall be directed to the Secretary and shall be signed and dated by each shareholder, or duly authorized agent of such shareholder, requesting the special meeting and shall be accompanied by the information required by Sections 3.5 or 4.2 of these Bylaws, as applicable, as to any business proposed to be conducted and any nominations proposed to be presented at such special meeting and as to the shareholder(s) requesting the special meeting. A special meeting requested by shareholders shall be held on such date and at such time and place as shall be determined by the Board of Directors; provided, however, that the date of any such special meeting shall be not more than ninety (90) days after the request to call the special meeting is received by the Secretary. Notwithstanding the foregoing, a special meeting requested by shareholders shall not be held if (a) the stated business to be brought before the special meeting is not a proper subject for shareholder action under applicable law, (b) the Board of Directors has called or calls for an annual meeting of shareholders to be held within ninety (90) days after the Secretary receives the request for the special meeting and the Board of Directors determines in good faith that the business of such annual meeting includes (among any other matters properly brought before the annual meeting) the business specified in the shareholders’ request, or (c) an annual or special meeting that included the business specified in the request (as determined in good faith by the Board of Directors) was held not more than ninety (90) days before the request to call the special meeting was received by the Secretary.

(b)           Revocation of Request. A shareholder may revoke a request for a special meeting at any time by written revocation delivered to the Secretary, and if, following such revocation there are un-revoked requests from shareholders holding in the aggregate less than the requisite number of shares entitling the shareholders to request the calling of a special meeting, the Board of Directors, in its discretion, may cancel the special meeting. If none of the shareholders who submitted the request for a special meeting appears or sends a qualified representative to present the nominations proposed to be presented or other business proposed to be conducted at the special meeting, the Corporation need not present such nominations or other business for a vote at such meeting. Business transacted at all special meetings shall be confined to the matters stated in the notice of special meeting. Business transacted at a special meeting requested by shareholders shall be limited to the matters described in the special meeting request; provided, however, that nothing herein shall prohibit the Board of Directors from submitting matters to the shareholders at any special meeting requested by shareholders. The Chair of a special meeting shall determine all matters relating to the conduct of the meeting, including, but not limited to, determining whether any nomination or other item of business has been properly brought before the meeting in accordance with these Bylaws, and if the Chair should so determine and declare that any nomination or other item of business has not been properly brought before the special meeting, then such business shall not be transacted at such meeting.

(c)            Definition of “Business Day.” As used in these Bylaws, the term “Business Day” means a day other than a day which, at a particular place, is a public holiday or a day other than a day on which banking institutions at such place are allowed or required, by law or otherwise, to remain closed.

3.4           Place of Meeting; Meetings by Remote Communications; Adjournment.

(a)            Place of Meeting. Meetings of the shareholders may be held at the principal office of the Corporation in the Commonwealth of Massachusetts, or at such places within or without the Commonwealth of Massachusetts as may be specified in the notices of such meetings.

(b)            Meetings of Shareholders by Remote Communications. The Board of Directors may authorize shareholders not physically present at any annual or special meeting of shareholders to participate in such meeting of shareholders by means of remote communication and be deemed present and entitled to vote at the meeting, subject to any guidelines and procedures adopted by the Board of Directors. The Board of Directors may also authorize that any annual or special meeting of shareholders shall be held solely by means of remote communication as set out in this Section 3.4 without a physical assembly of shareholders.

(c)            Certain Required Measures. At a meeting in which shareholders can participate by means of remote communication, the Corporation shall implement reasonable measures to:

i.	verify that each person deemed present and permitted to vote at the meeting by means of remote communication is a shareholder or proxy holder; and

ii.	allow shareholders and proxy holders participating by remote communication to either read or hear the proceedings as they take place and to participate in the meeting and vote on matters submitted to the shareholders.

(d)            Maintenance of Records. The Corporation shall maintain a record of the vote or other action taken by shareholders or proxy holders at the meeting by means of remote communication.

(e)            Adjournment. When any annual or special meeting has been convened, the Chairman of the Board or other presiding officer may adjourn the meeting for a period of time not to exceed 30 days if (a) no quorum is present for the transaction of business or (b) the Chairman of the Board or other presiding officer determines that adjournment is necessary or appropriate to enable the shareholders (i) to consider fully information which such officer determines has not been made sufficiently or timely available to shareholders or (ii) otherwise to exercise effectively their voting rights. The Chairman of the Board or other presiding officer in such event shall announce the adjournment and date, time and place of reconvening.

3.5            Notice of Meetings.

(a)            Written Notice. A written notice of each meeting of shareholders, stating the place, date and hour and the purposes of the meeting and the means of any remote communication, if authorized, by which shareholders may be considered present and may vote at the meeting, shall be given no fewer than seven days nor more than 60 days before the meeting to each shareholder entitled to vote thereat and to each shareholder who, by law, by the Articles or by these Bylaws, is entitled to notice, by leaving such notice with such shareholder or at such shareholder’s residence or usual place of business, by mailing it, postage prepaid, addressed to such shareholder at such shareholder’s address as it appears in the records of the Corporation or by electronic transmission directed to such shareholder at an address given to the Corporation by the shareholder or otherwise in such manner as the shareholder shall have specified to the Corporation, including by facsimile transmission, electronic mail or posting on an electronic network. Such notice shall be given by the secretary or an assistant secretary or by an officer designated by the directors. Whenever notice of a meeting is required to be given to a shareholder under any provision of the MBCA or of the Articles or these Bylaws, a written waiver thereof, executed before or after the meeting by such shareholder or such shareholder’s attorney thereunto authorized and filed with the records of the meeting, shall be deemed equivalent to such notice.

(b)            Business To Be Transacted. No business may be transacted at a meeting of shareholders except that (i) specified in the notice thereof, or in a supplemental notice given also in compliance with the provisions hereof, (ii) brought before the meeting by or at the direction of the Board of Directors or the presiding officer, or (iii) properly brought before the meeting by or on behalf of any shareholder who (A) shall have been a shareholder of record at the time of giving of notice provided for in this Section 3.5 and at the time of the meeting and who shall continue to be entitled to vote at such meeting and on the matters to be brought at the meeting and who complies with the notice procedures set forth in this Section 3.5 or, with respect to the election of directors, Section 4.2 of these Bylaws or (B) properly made such proposal in compliance with Rule 14a-8 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). In addition to any other applicable requirements, for business to be properly brought before a meeting by a shareholder (other than a shareholder proposal included in the corporation’s proxy statement pursuant to Rule 14a-8 under the Exchange Act), the shareholder must have given timely notice thereof in writing to the Secretary of the Corporation.

(c)            Shareholder’s Notice. In order to be timely given, a shareholder’s notice must be delivered to or mailed and received at the principal executive offices of the Corporation (i) not less than 95 nor more than 125 days prior to the anniversary date of the immediately preceding annual meeting of shareholders of the corporation or (ii) in the case of a special meeting or if the annual meeting is called for a date (including any change in a date determined by the board pursuant to Section 3.3 of these Bylaws) not within 30 days before or after such anniversary date, not later than the close of business on the 10th day following the day on which notice of the date of such meeting was mailed or public disclosure of the date of such meeting was made, whichever first occurs. In no event shall any adjournment or postponement of an annual or special meeting or the public disclosure thereof commence a new time period for the giving of a shareholder’s notice as described above. Such shareholder’s notice to the Secretary shall set forth as to each matter the shareholder proposes to bring before the meeting (i) the text of the proposal or business (including the text of any resolutions proposed for consideration and in the event that such business includes a proposal to amend these Bylaws or the Articles, the language of the proposed amendment), and a reasonably detailed description of the business desired to be brought before the meeting and the reasons for conducting such business at the meeting, (ii) the name and record address of the shareholder proposing such business covered by this Section 2.4 of these Bylaws, (iii) the class and number of all shares of stock of the Corporation held of record, owned beneficially (directly or indirectly) (within the meaning of Rule 13d-3 under the Exchange Act) and represented by proxy by such shareholder as of the record date for the meeting (if such date shall then have been made publicly available), as of the date of such notice, and as of each of 60 days prior to the date of such notice and one year prior to the date of such notice, (iv) a description of any derivative positions held or beneficially held (directly or indirectly) by the shareholder, including whether and the extent to which any derivative instrument, swap, option, warrant, short interest, hedge or profit interest or other transaction has been entered into by or on behalf of, or any other agreement, arrangement or understanding (including any short position or any borrowing or lending of shares) has been made by or on behalf of, the effect or intent of which is to mitigate loss to, or manage risk or benefit of share price changes for, or to increase or decrease the voting power or pecuniary or economic interest of, such shareholder with respect to stock of the corporation (any of the foregoing, a “Derivative Position”), (v) a description of any proxy, contract, arrangement, understanding or relationship between such shareholder and any other person or persons (including their names and addresses) in connection with the proposal of such business by such shareholder or pursuant to which such shareholder has a right to vote any stock of the Corporation, (vi) a description of any material interest of such shareholder in such business, including any anticipated benefit to the shareholder therefrom, (vii) a description of any proportionate interest in stock of the Corporation or Derivative Positions with respect to the Corporation held, directly or indirectly, by a general or limited partnership in which such shareholder is a general partner or, directly or indirectly, beneficially owns an interest in such a general partner, and (viii) all other information which would be required to be included in a proxy statement or other filings required to be filed with the Securities and Exchange Commission if, with respect to any such item of business, such shareholder were a participant in a solicitation subject to Regulation 14A under the Exchange Act (the “Proxy Rules”).

(d)            No Other Business. Notwithstanding anything in these Bylaws to the contrary, no business shall be conducted at any meeting of shareholders except in accordance with the procedures set forth in this Section 3.5; provided, however, that nothing in this Section 3.5 shall be deemed to preclude discussion by any shareholder of any business properly brought before such meeting.

(e)            Determination by Presiding Officer. The Chairman of the Board or other presiding officer of the meeting may, if the facts warrant, determine and declare to the meeting that business was not properly brought before the meeting in accordance with the foregoing procedures, and if such officer should so determine, such officer shall so declare to the meeting and that business shall be disregarded.

3.6            List of Shareholders Entitled to Vote. The officer or agent having charge of the share transfer records for shares of the Corporation shall prepare an alphabetical list of all shareholders entitled to notice of the meeting, arranged by voting group and by class and series of shares, with the address of and the number of shares held by each shareholder. The list shall be available for inspection by any shareholder beginning two (2) business days after notice of the meeting is given at the principal place of business of the Corporation or if the meeting will be held at another location, at a place in the city where the meeting will be held, which shall be identified in the meeting notice. The list shall also be produced and kept open at the time and place of the meeting and shall be subject to the inspection of any shareholder during the whole time of the meeting. If any shareholders are participating in the meeting by means of remote communication, the list must be open to examination by the shareholders for the duration of the meeting on a reasonably accessible electronic network, and the information required to access the list must be provided to shareholders in the meeting notice. The Corporation shall take reasonable steps to ensure that the information is available only to shareholders of the Corporation.

3.7            Quorum of Shareholders. At any meeting of shareholders, a quorum shall consist of the holders of a majority of the voting power of the shares of stock entitled to vote at that meeting, present in person or represented by proxy. Stock owned directly or indirectly by the Corporation, if any, shall not be deemed outstanding for this purpose. Any meeting may be adjourned from time to time by a majority of the votes properly cast upon the question, whether or not a quorum is present, and the meeting may be held as adjourned without further notice.

3.8            Action by Vote.

(a)    Election of Directors. Other than in a Contested Election Meeting (as defined below), when a quorum is present at any meeting of shareholders, a nominee for director shall be elected to the Board of Directors if the votes properly cast “for” such nominee’s election exceed the votes properly cast “against” such nominee’s election (with “abstentions,” “broker non-votes” and “withheld votes” not counted as a vote “for” or “against” such nominee’s election). In a Contested Election Meeting, when a quorum is present, directors shall be elected by a plurality of the votes properly cast at such meeting. A meeting of shareholders shall be a “Contested Election Meeting” if there are more persons nominated for election as Directors at such meeting than there are directors to be elected at such meeting, determined as of the tenth day preceding the date of the Corporation’s first notice to shareholders of such meeting sent pursuant to Section 3.5 of these Bylaws (the “Determination Date”); provided, however, that if in accordance with Section 4.2 of these Bylaws shareholders are entitled to nominate persons for election as Director for a period of time that ends after the otherwise applicable Determination Date, the Determination Date shall instead be as of the end of such period. No ballot shall be required for any election unless requested by a shareholder present or represented at the meeting and entitled to vote in the election.

(b)    Other Matters. Except as provided in Section 3.8(a), when a quorum is present at any meeting of shareholders, a majority of the votes properly cast upon any question shall decide the question, except when a larger vote is required by law, by the Articles or by these Bylaws.

3.9           Voting. Shareholders entitled to vote shall have one vote for each share of stock entitled to vote held by them of record according to the records of the corporation, unless otherwise provided by the Articles. The corporation shall not, directly or indirectly, vote any share of its own stock.

3.10         Action by Written Consent.

(a)    Votes Required for Action. Any action required or permitted to be taken at any meeting of shareholders may be taken prior to the Voting Threshold Date without a meeting by shareholders having not less than the minimum number of votes necessary to take the action at a meeting at which all shareholders entitled to vote on the action are present and voting, in accordance with the Articles and this Section 3.10. Such action shall be evidenced by a consent or consents in writing, setting forth the action so taken, which shall be (i) signed and delivered to the secretary and not revoked by shareholders having the requisite votes, and (ii) filed with the records of the meetings of shareholders. Such consents shall be treated for all purposes as a vote at a meeting. Following the Voting Threshold Date, any action required or permitted to be taken by the shareholders must be effected at an annual or special meeting of the shareholders and may not be effected by consent in lieu of a meeting except as otherwise set forth in the Articles.

(b)    Request for Record Date. Shareholders may act by written consent if shareholders who own in the aggregate not less than a majority of the votes entitled to be cast, as determined in accordance with the Articles, shall (i) by written notice to the secretary request that the Board of Directors fix a record date (a “Written Request”) prior to soliciting any written consents in respect of such action, (ii) solicit consents to take such action from all shareholders, and (iii) continuously own (as determined in accordance with the Articles) not less than a majority of the votes entitled to be cast from the outstanding shares of stock of the Corporation through the date of delivery of written consents signed by shareholders having the requisite votes to take such action. Delivery of such Written Request shall be by hand, by registered U.S. mail, or by courier service to the attention of the Secretary at the principal executive offices of the Corporation. A shareholder may revoke a Written Request with respect to such shareholder’s shares at any time by written revocation delivered to the Secretary. In addition, any disposition of shares of the Corporation’s stock made at any time prior to the delivery of the first written consent with respect to the action for which the Written Request is submitted shall constitute a revocation, with respect to such disposed shares, of any such Written Request.

(c)    Contents of Written Request. A Written Request shall be signed and dated by each shareholder, or duly authorized agent of such shareholder, submitting the Written Request and shall be accompanied by (i) the information required by Sections 3.5 or 4.2 of these Bylaws, as applicable, and (ii) an acknowledgment that any disposition of shares described in Section 3.10(b) of these Bylaws constitutes a revocation of the Written Request with respect to such disposed shares. In addition, the shareholders shall promptly provide any other information reasonably requested by the Corporation.

(d)    Record Date. The Board of Directors shall promptly, but in all events within ten (10) business days after the date on which a Written Request complying with these Bylaws (including Section 3.10(e) below) is received by the Secretary, adopt a resolution fixing the record date for determining shareholders entitled to take action by written consent. If no record date has been fixed by the Board of Directors within ten (10) business days after the date on which a Written Request complying with these Bylaws is received by the Secretary, and the Written Request involves a matter that is a proper subject for action by written consent under Section 3.10(e) of these Bylaws, the record date shall be the date on which the first shareholder signs the written consent setting forth the action taken or proposed to be taken in accordance with this Section 3.10.

(e)    Actions Which May Be Taken by Written Consent. Notwithstanding the foregoing, the Board of Directors shall not be obligated to set a record date for an action by written consent if (i) such action is not a proper subject for shareholder action, either by written consent or otherwise, under applicable law, (ii) the Board of Directors has called or calls for an annual or special meeting of shareholders to be held within ninety (90) days after the secretary receives the Written Request and the Board of Directors determines in good faith that the business of such annual or special meeting is to include (among any other matters properly to be brought before the annual or special meeting) the business specified in the Written Request, or (iii) an annual or special meeting that included the business specified in the Written Request (as determined in good faith by the Board of Directors) was held not more than ninety (90) days before the Written Request was received by the Secretary, or (iv) the Written Request or any solicitation of consents to such action by written consent was made in a manner that involved a violation of Regulation 14A under the Exchange Act or other applicable law.

(f)    Inspectors of Election. In the event of the delivery, in the manner provided by this Section 3.10 and applicable law, to the Corporation of the requisite written consent or consents to take action and any related revocation or revocations, the Corporation shall appoint one or more inspectors of election, who may be employees of the Corporation, for the purpose of promptly performing a ministerial review of the validity of the consents and revocations. For the purpose of permitting the inspectors to perform such review, no action by written consent without a meeting shall be effective until such date as the inspectors certify to the Corporation that the consents delivered to the Corporation in accordance with this Section 3.10 represent not less than the minimum number of votes necessary to take the action at a meeting at which all shareholders entitled to vote on the action are present and voting. If after such review the inspectors shall determine that the written consent or consents are valid and that the action specified therein has been validly authorized, that fact shall be certified in the records of the meetings of shareholders, and the written consent or consents shall be filed with such records. Nothing contained in this Section 3.10 shall in any way be construed to suggest or imply that the Board of Directors or any shareholder shall not be entitled to contest the validity of any consent or revocation thereof, whether before or after such certification by the inspectors, or to take any other action with respect thereto.

(g)    Date of Written Consent; Notice to Shareholders. Every written consent shall bear the date of signature of each shareholder who signs the consent, and no written consent shall be effective to take the action set forth therein unless, within sixty (60) days of the earliest dated consent delivered in accordance with this Section 3.10, a written consent or consents signed by shareholders having the requisite votes to take such action are delivered to the Secretary in the manner prescribed in this Section 3.10. The action by written consent will take effect as of the date and time of the certification of the written consents in accordance with Section 3.10(f) of these Bylaws, unless otherwise provided by law.

(h)    Effectiveness of Written Consent. Notwithstanding anything in these Bylaws to the contrary, no action may be taken by the shareholders by less than unanimous written consent except in accordance with the Articles and these Bylaws. If the Board of Directors shall determine that any request to fix a record date or to take shareholder action by written consent was not properly made in accordance with the Articles and these Bylaws, or the shareholder or shareholders seeking to take such action do not otherwise comply with the Articles and these Bylaws, then the Board of Directors shall not be required to fix a record date and any such purported action by written consent shall be null and void to the fullest extent permitted by applicable law. In addition to the requirements of the Articles and these Bylaws with respect to shareholders seeking to take an action by written consent, any shareholder seeking to have the shareholders authorize or take corporate action by written consent shall comply with all requirements of applicable law, including all requirements of the Exchange Act, with respect to such action. Notwithstanding anything in the Articles or these Bylaws to the contrary shareholders may act without a meeting by unanimous written consent, and none of the foregoing provisions shall apply to such action. Any action by written consent must be a proper subject for shareholder action by written consent under applicable law.

3.11         Proxies. Each shareholder entitled to vote at a meeting of shareholders or to express consent or dissent to corporate action in writing without a meeting may authorize another person or persons to act for such shareholder by proxy, but no such proxy shall be voted or acted upon after eleven months from its date, unless the proxy provides for a longer period. Proxies need not be filed with the Secretary until the meeting is called to order, but shall be filed with the Secretary before being voted. Without limiting the manner in which a shareholder may authorize another person or persons to act for such shareholder as proxy, either of the following shall constitute a valid means by which a shareholder may grant such authority. No shareholder shall have cumulative voting rights.

(a)            A shareholder may execute a writing authorizing another person or persons to act for such shareholder as proxy. Execution may be accomplished by the shareholder or such shareholder’s authorized officer, director, employee or agent signing such writing or causing such person’s signature to be affixed to such writing by any reasonable means, including, but not limited to, by facsimile signature.

(b)            A shareholder may authorize another person or persons to act for such shareholder as proxy by transmitting or authorizing the transmission of an electronic transmission to the person who will be the holder of the proxy or to a proxy solicitation firm, proxy support service organization or like agent duly authorized by the person who will be the holder of the proxy to receive such transmission, provided that any such electronic transmission must either set forth or be submitted with information from which it can be determined that the electronic transmission was authorized by the shareholder. Any copy, facsimile telecommunication or other reliable reproduction of the writing or transmission authorizing another person or persons to act as proxy for a shareholder may be substituted or used in lieu of the original writing or transmission for any and all purposes for which the original writing or transmission could be used; provided that such copy, facsimile telecommunication or other reproduction shall be a complete reproduction of the entire original writing or transmission.

ARTICLE IV

BOARD OF DIRECTORS

4.1            Number. The number of directors shall be fixed at any time or from time to time only by the affirmative vote of a majority of the directors then in office (each a “Director” and together the “Directors”), but shall be not less than three, except that whenever there shall be only two shareholders the number of Directors shall be not less than two and whenever there shall be only one shareholder there shall be at least one Director; no decrease in the number of Directors shall shorten the term of any incumbent Director. No Director need be a shareholder of the Corporation.

4.2           Nominations for Director.

(a)            Eligibility for Nomination. Only persons who are nominated in accordance with the following procedures shall be eligible for election as Directors, except as provided in the Articles. Nominations of persons for election to the Board of Directors at a meeting of shareholders may be made at such meeting (a) by or at the direction of the Board of Directors by any nominating committee or person appointed by the Board or (b) by any shareholder of record at the time of giving of notice provided for in this Section 4.2 and who shall continue to be entitled to vote at such meeting and on such election and who timely complies with the notice procedures set forth in this Section 4.2. Nominations by shareholders shall be made only after giving timely notice in writing to the Secretary of the Corporation. In order to be timely given, a shareholder’s notice shall be delivered to or mailed and received at the principal executive offices of the Corporation (a) not less than 95 nor more than 125 days prior to the anniversary date of the immediately preceding annual meeting of shareholders of the Corporation or (b) in the case of a special meeting or if the annual meeting is called for a date (including any change in a date determined by the Board pursuant to Section 3.1) not within 30 days before or after such anniversary date, not later than the close of business on the 10th day following the day on which notice of the date of such meeting was mailed or public disclosure of the date of such meeting was made, whichever first occurs. In no event shall any adjournment or postponement of an annual or special meeting or the public disclosure thereof commence a new time period for the giving of a shareholder’s notice as described above. Such shareholder’s notice to the Secretary shall set forth (a) as to each person whom the shareholder proposes to nominate for election or reelection as a Director, (i) the name, age, business address and residence address of the person, (ii) the principal occupation or employment of the person, (iii) the class and number of all shares of stock of the Corporation, if any, which are beneficially owned by the person (within the meaning of Rule 13d-3 under the Exchange Act), (iv) any other information regarding the nominee as would be required to be included in a proxy statement or other filings required to be filed pursuant to the Proxy Rules, and (v) the consent of each nominee to serve as a Director of the Corporation if so elected; and (b) as to the shareholder giving the notice, (i) the name and record address of the shareholder, (ii) the class and number of all shares of stock of the Corporation held of record, owned beneficially (directly or indirectly) and represented by proxy by such shareholder as of the record date for the meeting (if such date shall then have been made publicly available), as of the date of such notice, and as of each of 60 days prior to the date of such notice and one year prior to the date of such notice, (iii) a representation that the shareholder intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice, (iv) a representation that the shareholder (and any party on whose behalf such shareholder is acting) is qualified at the time of giving such notice to have such individual serve as the nominee of such shareholder (and any party on whose behalf such shareholder is acting) if such individual is elected, accompanied by copies of any notifications or filings with, or orders or other actions by, and governmental authority which are required in order for such shareholder (and any party on whose behalf such shareholder is acting) to be so qualified, (v) a description of all direct and indirect compensation and other material monetary agreements, arrangements or understandings during the past three years between such shareholder and each nominee and any other person or persons (naming such person or persons) pursuant to which the nomination or nominations are to be made by such shareholder, including all information that would be required to be disclosed pursuant to Item 404 of Regulation S-K if the shareholder making the nomination and any beneficial owner on whose behalf the nomination is made or any affiliate or associate thereof or person acting in concert therewith were the “registrant” for purposes of such Item and the proposed nominee were a director or executive officer of such registrant, (vi) a description of any Derivative Position held or beneficially held (directly or indirectly) by such shareholder with respect to stock of the Corporation, (vii) a description of any proxy, contract, arrangement, understanding or relationship between such shareholder and any other person or persons (including their names and addresses) in connection with the nomination or nominations to be made by such shareholder or pursuant to which such shareholder has a right to vote any stock of the Corporation, (viii) a description of any proportionate interest in stock of the Corporation or Derivative Positions with respect to the Corporation held, directly or indirectly, by a general or limited partnership in which such shareholder is a general partner or, directly or indirectly, beneficially owns an interest in such a general partner, and (ix) such other information regarding such shareholder as would be required to be included in a proxy statement or other filings required to be filed pursuant to the Proxy Rules. The Corporation may require any proposed nominee to furnish such other information as may reasonably be required by the Corporation to determine the eligibility of such proposed nominee to serve as Director. In addition, to be effective, the shareholder’s notice must be accompanied by the written consent of the proposed nominee to serve as a director if elected and to be named in the Corporation’s proxy statement and associated proxy card as a nominee of the shareholder. No person shall be eligible for election as a Director unless nominated in accordance with the provisions set forth herein.

(b)            Determination by Presiding Officer. The Chairman of the Board or other presiding officer of the meeting may, if the facts warrant, determine and declare to the meeting that a nomination was not made in accordance with the foregoing procedures, and if such officer should so determine, such officer shall so declare to the meeting and the defective nomination shall be disregarded.

(c)            Inclusion in Corporation’s Proxy Statement. Unless required by law, nothing in this Section 4.2 shall obligate the Corporation or the Board to include in any proxy statement or other stockholder communication distributed on behalf of the Corporation or the Board information with respect to any nominee for director submitted by a shareholder.

4.3           Powers. Except as reserved to the shareholders by law, by the Articles or by these Bylaws, the business of the Corporation shall be managed by the Directors who shall have and may exercise all the powers of the Corporation. In particular, and without limiting the generality of the foregoing, the Directors may at any time issue all or from time to time any part of the unissued capital stock of the Corporation from time to time authorized under the Articles and may determine, subject to any requirements of law, the consideration for which stock is to be issued and the manner of allocating such consideration between capital and surplus. The Board may from time to time declare, and the Corporation may pay, dividends (payable in cash, property or shares of the Corporation’s capital stock) on the Corporation’s outstanding shares of capital stock, subject to applicable law and the Articles.

4.4           Compensation. Unless otherwise restricted by the Articles or these Bylaws, the Board shall have the authority to fix the compensation of Directors, including for service on a committee of the Board, and may be paid either a fixed sum for attendance at each meeting of the Board or other compensation as Director. The Directors may be reimbursed their expenses, if any, of attendance at each meeting of the Board. No such payment shall preclude any Director from serving the Corporation in any other capacity and receiving compensation therefor. Members of committees of the Board may be allowed like compensation and reimbursement of expenses for service on the committee.

4.5           Resignation and Removal. Any Director may resign at any time by delivering a resignation in writing to the Board of Directors, the Chairman of the Board or to the Corporation. Such resignation shall be effective upon receipt unless specified to be effective at some other time. Any Director or Directors or the entire Board of Directors may be removed from office (a) only for Cause (as defined in Section 8.06(f)(2) of the MBCA) by the affirmative vote of a majority of the shares entitled to vote at an election of Directors and (b) only at a shareholder meeting called for the purpose of removing the Director or Directors where the notice of the meeting states that such removal is the purpose or one of the purposes of the meeting. No Director resigning, and (except where a right to receive compensation shall be expressly provided in a duly authorized written agreement with the Corporation) no Director removed, shall have the right to any compensation as such director for any period following such Director’s removal, or any right to damages on account of such removal, whether such Director’s compensation be by the month or by the year or otherwise, unless in the case of a resignation, the Directors, or in case of a removal, the shareholders, shall in their discretion provide for compensation.

4.6           Vacancies. If a vacancy occurs on the Board of Directors, including a vacancy resulting from an increase in the number of Directors, such vacancy shall be filled solely by the affirmative vote of the holders of a majority of the Class B Common Stock until the Voting Threshold Date. After the Voting Threshold Date, any vacancy on the Board of Directors, including a vacancy resulting from an increase in the number of Directors, shall be filled by the vote of a majority of the remaining Directors, although less than a quorum, or by a sole remaining Director, and not by shareholders.

4.7           Committees. The Directors may, by vote of a majority of the Directors then in office, elect from their number one or more committees and delegate to any such committee or committees some or all of the power of the Directors except those which by law, by the Articles or by these Bylaws they are prohibited from delegating. Except as the Directors may otherwise determine, any such committee may make rules for the conduct of its business, but unless otherwise provided by the Directors or such rules, its business shall be conducted as nearly as may be in the same manner as is provided by these Bylaws for the conduct of business by the Directors.

4.8           Regular Meetings. Regular meetings of the Directors may be held without call or notice at such places and at such times as the Directors may from time to time determine, provided that reasonable notice of the first regular meeting following any such determination shall be given to absent Directors. A regular meeting of the Directors may be held without call or notice immediately after and at the same place as the annual meeting of the shareholders.

4.9           Special Meetings. Special meetings of the Directors may be held at any time and at any place designated in the notice of the meeting, when called by the Chairman of the Board, the Chief Executive Officer, or by two or more Directors, notice thereof being given to each Director by the Secretary or an Assistant Secretary, or by the officer or one of the Directors calling the meeting.

4.10         Notice. In addition to the forms of notice permitted by Article V, a written notice of a meeting of the Directors may be given to a Director in person, by mail or express overnight courier addressed to a Director at such Director’s usual or last known business or residence address, or by delivering such notice by electronic transmission directed to such Director at an address given to the Corporation by the Director or otherwise in such manner as the director shall have specified to the Corporation, including by facsimile transmission, electronic mail or posting to an electronic network. Oral notice of a meeting may be given to a Director in person or by telephone. Notice of a meeting need not be given to any Director if a written waiver of notice, executed by such Director before or after the meeting, is filed with the records of the meeting, or to any Director who attends the meeting without protesting prior thereto or at its commencement the lack of notice to such director. Neither notice of a meeting nor a waiver of a notice need specify the purposes of the meeting.

4.11         Quorum. Unless otherwise provided by law, at any meeting of the Directors a majority of the Directors then in office shall constitute a quorum. Any meeting may be adjourned from time to time by a majority of the votes cast upon the question, whether or not a quorum is present, and the meeting may be held as adjourned without further notice.

4.12         Action by Vote. When a quorum is present at any meeting, a majority of the Directors present may take any action, except when a larger vote is required by law, by the Articles or by these Bylaws.

4.13         Action by Writing. Unless the Articles otherwise provide, any action required or permitted to be taken at any meeting of the Directors, including without limitation, the approval of any transaction under Section 8.31(c) of the MBCA, may be taken without a meeting if all the Directors consent to the action in writing or by means of electronic transmission and such written consents are filed with the records of the meetings of the Directors. Such consents shall be treated for all purposes as votes taken at a meeting.

4.14         Presence Through Communications Equipment. Unless otherwise provided by law or by the Articles, members of the Board of Directors may participate in a meeting of such Board by means of a conference telephone or similar communications equipment by means of which all persons participating in the meeting can hear each other at the same time and participation by such means shall constitute presence in person at a meeting.

4.15         Chairman of the Board. The Chairman of the Board of Directors (if there be such an individual appointed) shall, except as the Directors shall otherwise determine, preside at all meetings of the Directors and of the shareholders. The Chairman of the Board shall have the duties and powers specified in these Bylaws and shall have such other duties and powers as may be determined by the Directors. The Chairman of the Board shall be a Director of the Corporation. In the absence (or inability or refusal to act) of the Chairman of the Board of Directors, any Chief Executive Officer shall preside when present at all meetings of the shareholders and the Board of Directors. The powers and duties of the Chairman of the Board of Directors shall not include supervision or control of the preparation of the financial statements of the Corporation (other than through participation as a member of the Board of Directors). The position of Chairman of the Board of Directors and Chief Executive Officer may be held by the same person.

ARTICLE V

MEANS OF GIVING NOTICE

5.1           Notice to Directors. Whenever under applicable law, the Articles or these Bylaws notice is required to be given to any Director, such notice shall be given either (i) in writing and sent by mail, or by a nationally recognized delivery service, (ii) by means of facsimile telecommunication or other form of electronic transmission, or (iii) by oral notice given personally or by telephone. A notice to a Director will be deemed given as follows: (i) if given by hand delivery, orally, or by telephone, when actually received by the Director, (ii) if sent through the United States mail, when deposited in the United States mail, with postage and fees thereon prepaid, addressed to the Director at the Director’s address appearing on the records of the Corporation, (iii) if sent for next day delivery by a nationally recognized overnight delivery service, when deposited with such service, with fees thereon prepaid, addressed to the director at the director’s address appearing on the records of the Corporation, (iv) if sent by facsimile telecommunication, when sent to the facsimile transmission number for such director appearing on the records of the Corporation, (v) if sent by electronic mail, when sent to the electronic mail address for such Director appearing on the records of the Corporation, or (vi) if sent by any other form of electronic transmission, when sent to the address, location or number (as applicable) for such Director appearing on the records of the Corporation.

5.2           Notice to Shareholders. Whenever under applicable law, the Articles or these Bylaws notice is required to be given to any shareholder, such notice may be given (i) in writing and sent either by hand delivery, through the United States mail, or by a nationally recognized overnight delivery service for next day delivery, or (ii) by means of a form of electronic transmission consented to by the shareholder, to the extent permitted by, and subject to the conditions set forth in Section 7.05 of the MBCA. A notice to a shareholder shall be deemed given as follows: (i) if given by hand delivery, when actually received by the shareholder, (ii) if sent through the United States mail, when deposited in the United States mail, with postage and fees thereon prepaid, addressed to the shareholder at the shareholder’s address appearing on the stock ledger of the Corporation, (iii) if sent for next day delivery by a nationally recognized overnight delivery service, when deposited with such service, with fees thereon prepaid, addressed to the shareholder at the shareholder’s address appearing on the stock ledger of the Corporation, and (iv) if given by a form of electronic transmission consented to by the shareholder to whom the notice is given and otherwise meeting the requirements set forth above, (A) if by facsimile transmission, when directed to a number at which the shareholder has consented to receive notice, (B) if by electronic mail, when directed to an electronic mail address at which the shareholder has consented to receive notice, (C) if by a posting on an electronic network together with separate notice to the shareholder of such specified posting, upon the later of (1) such posting and (2) the giving of such separate notice, and (D) if by any other form of electronic transmission, when directed to the shareholder. A shareholder may revoke such shareholder’s consent to receiving notice by means of electronic communication by giving written notice of such revocation to the Corporation. Any such consent shall be deemed revoked if (1) the Corporation is unable to deliver by electronic transmission two consecutive notices given by the Corporation in accordance with such consent and (2) such inability becomes known to the Secretary or an Assistant Secretary or to the Corporation’s transfer agent, or other person responsible for the giving of notice; provided, however, the inadvertent failure to treat such inability as a revocation shall not invalidate any meeting or other action.

5.3           Electronic Transmission. “Electronic transmission” means any form of communication, not directly involving the physical transmission of paper, that creates a record that may be retained, retrieved and reviewed by a recipient thereof, and that may be directly reproduced in paper form by such a recipient through an automated process, including but not limited to transmission by telex, facsimile telecommunication, electronic mail, telegram and cablegram.

5.4           Exceptions to Notice Requirements.

(a)            Whenever notice is required to be given under any provision of this chapter to any shareholder, the notice shall not be required to be given if (a) notice of 2 consecutive annual meetings, and all notices of meetings during the period between the 2 consecutive annual meetings, have been sent to the shareholder at the shareholder's address as shown on the records of the corporation and have been returned undeliverable; or (b) all, but not less than 2, payments of dividends on securities during a 12–month period, or 2 consecutive payments of dividends on securities during a period of more than 12 months, have been sent to the shareholder at the shareholder’s address as shown on the records of the Corporation and have been returned undeliverable.

(b)            If the shareholder shall deliver to the Corporation a written notice setting forth the shareholder's then-current address, the requirement that notice be given to the shareholder shall be reinstated.

(c)            If the Corporation is unable to deliver notice to any shareholder to an address furnished by the shareholder for the purpose and the inability becomes known to the Secretary or an Assistant Secretary of the corporation, the transfer agent or other person responsible for the giving of notice, the Corporation shall take such action as shall be reasonable in the circumstances to inform the shareholder of the inability and to request the shareholder to furnish a new address for the receipt of notices. Attempting to contact the shareholder at such other address, if any, as the corporation may have for the shareholder is deemed reasonable. The Corporation may continue to rely on the address last furnished by the shareholder for notice until it is furnished in writing a new address for notice. The failure of the Corporation to take the action required by this subsection shall not invalidate any meeting or other action.

ARTICLE VI

OFFICERS AND AGENTS

6.1           Enumeration; Qualification.    The officers of the Corporation shall be a President, a Treasurer, a Secretary, and such other officers, if any, as the incorporators at their initial meeting, or the Directors from time to time, may in their discretion elect or appoint. The Corporation may also have such agents, if any, as the incorporators at their initial meeting, or the Directors from time to time, may in their discretion appoint. Any officer may be but none need be a Director or shareholder of the corporation. Any two or more offices may be held by the same person. Any officer may be required by the Directors to give bond for the faithful performance of such officer’s duties to the Corporation in such amount and with such sureties as the Directors may determine. Any number of offices may be held by the same person unless the Articles or these Bylaws otherwise provide. Officers need not be shareholders or residents of the Commonwealth of Massachusetts.

6.2           Powers. Subject to law, to the Articles and to these Bylaws, each officer shall have, in addition to the duties and powers herein set forth, such duties and powers as are commonly incident to such individual’s office and such duties and powers as the Directors may from time to time designate.

6.3           Appointment. The President, the Treasurer, the Secretary and other officers, if any, may be appointed by the Board of Directors at any time.

6.4           Tenure. Except as otherwise provided by law, by the Articles or by these Bylaws, each officer of the Corporation shall hold office until such officer dies, resigns, is removed or becomes disqualified unless a shorter period shall have been specified by the terms of such officer’s appointment. Each agent shall retain authority as an agent at the pleasure of the directors.

6.5            Resignation and Removal. Any officer may resign at any time by delivering a resignation in writing to the President, the Secretary or to a meeting of the Directors. Such resignation shall be effective upon receipt unless specified to be effective at some other time. The Directors may remove (whether or not such individual remains in a different capacity within the Corporation (either as an officer or employee)) any officer elected by them with or without cause at any time. No officer resigning, and (except where a right to receive compensation shall be expressly provided in a duly authorized written agreement with the Corporation) no officer removed, shall have the right to any compensation as such officer for any period following such removal, or any right to damages on account of such removal, whether such officer’s compensation be by the month or by the year or otherwise, unless the Directors in their discretion provide for compensation.

6.6           Vacancies. If the office of any officer becomes vacant, the Directors may elect or appoint a successor by vote of a majority of the Directors present. Each such successor shall hold office until such individual’s successor is chosen and qualified, or in each case until the successor sooner dies, resigns, is removed (whether or not such individual remains in a different capacity within the Corporation (either as an officer or an employee)) or becomes disqualified. Any vacancy occurring in any office appointed by any Chief Executive Officer or President may be filled by any Chief Executive Officer, or President, as the case may be, unless the Board of Directors then determines that such office shall thereupon be elected by the Board of Directors, in which case the Board of Directors shall elect such officer.

6.7           President. The President of the Corporation shall, subject to the control of the Directors, have general charge and supervision of the business of the Corporation and, if the Chairman of the Board is unable to do so pursuant to Section 4.15 of these Bylaws, preside at all meetings of the shareholders and of the Directors, unless the Board of Directors shall otherwise determine. Except as the Directors may otherwise determine, the Corporation’s Chief Executive Officer, if any, shall also be the Corporation’s President.

6.8           Vice Presidents. Any Vice President(s) shall have the duties and powers specified in these Bylaws and such other duties and powers as may be determined by the Directors.

6.9           Treasurer and Assistant Treasurers. The Treasurer shall have the duties and powers specified in these Bylaws and shall have such other duties and powers as may be designated from time to time by the Directors. Any Assistant Treasurer(s) shall have such duties and powers as shall be designated from time to time by the Directors.

6.10         Secretary and Assistant Secretaries. The Secretary shall record all proceedings of the shareholders in a book or series of books to be kept therefor, which book or books shall be kept at the principal office of the Corporation or at the office of its transfer agent or of its Secretary and shall be open at all reasonable times to the inspection of any shareholder. In the absence of the Secretary from any meeting of shareholders, an Assistant Secretary, or if there be none or such Assistant Secretary is absent, a temporary Secretary chosen at the meeting, shall record the proceedings thereof in the aforesaid book. Unless a transfer agent has been appointed, the Secretary shall keep or cause to be kept the stock and transfer records of the Corporation, which shall contain the names and record addresses of all shareholders and the amount of stock held by each. The Secretary shall keep a true record of the proceedings of all meetings of the Directors and in the Secretary’s absence from any such meeting an Assistant Secretary, or if there be none or such Assistant Secretary is absent, a temporary Secretary chosen at the meeting, shall record the proceedings thereof. The Secretary shall also have such other duties and powers as may be designated from time to time by the Directors. Any Assistant Secretary shall have such other duties and powers as shall be designated from time to time by the directors.

6.11         Chief Financial Officer. The Chief Financial Officer shall perform all duties commonly incident to that office (including, without limitation, the care and custody of the funds and securities of the Corporation, which from time to time may come into the Chief Financial Officer’s hands and the deposit of the funds of the Corporation in such banks or trust companies as the Board, any Chief Executive Officer or the President may authorize).

6.12         Other Officers. The Board of Directors may delegate the power to appoint such other officers and agents, and may also remove such officers and agents or delegate the power to remove same, as it shall from time to time deem necessary or desirable.

ARTICLE VII

CAPITAL STOCK

7.1           Number and Par Value. The total number of shares and the par value, if any, of each class of stock which the Corporation is authorized to issue shall be as stated in the Articles.

7.2           Stock Certificates. The Board of Directors may provide by resolution or resolutions that some or all of any or all classes or series of the Corporation’s stock shall be uncertificated shares. Any such resolution shall not apply to shares represented by a certificate until such certificate is surrendered to the Corporation. Every holder of shares of the Corporation represented by certificates shall be entitled to a certificate stating the number and the class and the designation of the series, if any, of the shares held by such shareholder, in such form as shall, in conformity to law, be prescribed from time to time by the directors. Such certificate shall be signed by the President or a Vice President and by the Treasurer or an Assistant Treasurer. Such signatures may be facsimiles. In case any officer who has signed or whose facsimile signature has been placed on such certificate shall have ceased to be such officer before such certificate is issued, it may be issued by the Corporation with the same effect as if such individual were such officer at the time of its issue. Each certificate for shares of stock which are subject to any restriction on transfer pursuant to the Articles, these Bylaws, applicable securities laws or any agreement among any number of shareholders or among such holders and the Corporation shall have conspicuously noted on the face or back of the certificate either the full text of the restriction or a statement of the existence of such restriction.

7.3           Multiple Classes of Stock. If the Corporation shall be authorized to issue more than one class of stock or more than one series of any class, the Corporation shall (a) cause the powers, designations, preferences and relative, participating, optional or other special rights of each class of stock or series thereof and the qualifications, limitations or restrictions of such preferences and/or rights to be set forth in full or summarized on the face or back of any certificate that the Corporation issues to represent shares of such class or series of stock or (b) in the case of uncertificated shares, within a reasonable time after the issuance or transfer of such shares, send to the registered owner thereof a written notice containing the information required to be set forth on certificates as specified in clause (a) above; provided, however, that, except as otherwise provided by applicable law, in lieu of the foregoing requirements, there may be set forth on the face or back of such certificate or, in the case of uncertificated shares, on such written notice a statement that the Corporation will furnish without charge to each shareholder who so requests the powers, designations, preferences and relative, participating, optional or other special rights of each class of stock or series thereof and the qualifications, limitations or restrictions of such preferences or rights.

7.4           Loss of Certificates. In the case of the alleged loss or destruction or the mutilation of a certificate of stock, a duplicate certificate may be issued in place thereof, upon such conditions as the Directors may prescribe.

ARTICLE VIII

TRANSFER OF SHARES OF STOCK

8.1           Transfer on Books. Subject to the restrictions, if any, stated or noted on the stock certificates, shares of stock may be transferred on the books of the Corporation by the surrender to the Corporation or its transfer agent of the certificate therefor properly endorsed or accompanied by a written assignment and power of attorney properly executed, with necessary transfer stamps affixed, and with such proof of the authenticity of signature as the directors or the transfer agent of the Corporation may reasonably require. Except as may otherwise be required by law, by the Articles or by these Bylaws, the Corporation shall be entitled to treat the record holder of stock as shown on its books as the owner of such stock for all purposes, including the payment of dividends and the right to receive notice and to vote with respect thereto, regardless of any transfer, pledge or other disposition of such stock until the shares have been transferred on the books of the Corporation in accordance with the requirements of these Bylaws. It shall be the duty of each shareholder to notify the Corporation of such shareholder’s address.

8.2           Record Date and Closing Transfer Books. The Directors may fix in advance a time, which shall not be more than 70 days before the date of any meeting of shareholders or the date for the payment of any dividend or making of any distribution to shareholders or the last day on which the consent or dissent of shareholders may be effectively expressed for any purpose, as the record date for determining the shareholders having the right to notice of and to vote at such meeting and any adjournment thereof or the right to receive such dividend or distribution or the right to give such consent or dissent, and in such case only shareholders of record on such record date shall have such right, notwithstanding any transfer of stock on the books of the Corporation after the record date; or without fixing such record date the Directors may for any of such purposes close the transfer books for all or any part of such period. If no record date is fixed and the transfer books are not closed:

(a)            The record date for determining shareholders having the right to notice of and to vote at a meeting of shareholders shall be at the close of business on the date next preceding the date on which notice is given; and

(b)            The record date for determining shareholders for any other purpose shall be at the close of business on the day on which the Board of Directors acts with respect thereto.

ARTICLE IX

CORPORATE SEAL

9.1           Corporate Seal. The Corporation may adopt a corporate seal in a form approved by the Board of Directors. The Corporation shall not be required to use the corporate seal and the lack of the corporate seal shall not affect an otherwise valid contract or other instrument executed by the Corporation.

ARTICLE X

EXECUTION OF PAPERS

10.1         Execution. Except as the Directors may generally or in particular cases authorize the execution thereof in some other manner, all deeds, leases, transfers, contracts, bonds, notes, checks, drafts and other obligations made, accepted or endorsed by the Corporation shall be signed by the President, Chief Executive Officer, Chief Financial Officer, or by one of the Vice Presidents or by the Treasurer.

ARTICLE XI

FISCAL YEAR

11.1            Fiscal Year. The fiscal year of the Corporation shall end on December 31.

ARTICLE XII

AMENDMENTS

12.1         Amendment. These Bylaws may be altered, amended or repealed at any annual or special meeting of the shareholders called for the purpose, of which the notice shall specify the subject matter of the proposed alteration, amendment or repeal or the sections to be affected thereby, by vote of the shareholders, provided that any such action will require (a) until the Voting Threshold Date, the affirmative vote of the holders of at least a majority of the outstanding shares of Common Stock entitled to vote thereon and (b) from and after the Voting Threshold Date, the affirmative vote of the holders of at least two-thirds of the outstanding shares of Common Stock entitled to vote thereon. In furtherance and not in limitation of the foregoing, the Board of Directors is expressly authorized to alter, amend or repeal these Bylaws by vote of a majority of the Directors then in office, except that the Directors shall not take any action which provides for indemnification of Directors nor any action to amend this Article XII, and except that the Directors shall not take any action unless permitted by law. Any Bylaw so altered, amended or repealed by the Directors may be further altered or amended or reinstated by the shareholders in the above manner.

Adopted and in effect as of [ ], 2024

EXHIBIT C

Sponsor Support Agreement

(See Exhibit 10.1 to the Current Report on Form 8-K of Coliseum Acquisition Corp., filed with the SEC on June 26, 2024)

C-1

EXHIBIT D

Company Support Agreement

(See Exhibit 10.2 to the Current Report on Form 8-K of Coliseum Acquisition Corp., filed with the SEC on June 26, 2024)

D-1

EXHIBIT E

Form of Lock-Up Agreement

(See Exhibit 10.4 to the Current Report on Form 8-K of Coliseum Acquisition Corp., filed with the SEC on June 26, 2024)

E-1

EXHIBIT F

Form of Registration Rights Agreement

(See Exhibit 10.5 to the Current Report on Form 8-K of Coliseum Acquisition Corp., filed with the SEC on June 26, 2024)

F-1

EXHIBIT G

Form of Warrant Assumption Agreement

(See Exhibit 10.3 to the Current Report on Form 8-K of Coliseum Acquisition Corp., filed with the SEC on June 26, 2024)

G-1